EXHIBIT 4.4

AMENDED AND RESTATED MEZZANINE LOAN AND SECURITY AGREEMENT
(THIRD MEZZANINE)

Dated as of March 19, 2008

Among

FCP MEZZCO BORROWER III, LLC

as Mezzanine Borrower

and

GERMAN AMERICAN CAPITAL CORPORATION

and

JPMORGAN CHASE BANK, N.A.,

on behalf of the holders of the Mezzanine Notes,

as Mezzanine Lender

		2.5.9	Control	62
		2.5.10	Insolvency	62
		2.5.11	Master Lease and Individual Property Subleases	62
		2.5.12	Equity Contribution	62
		2.5.13	Existing Indebtedness	62
		2.5.14	Ground Lease and Fee Mortgagee Estoppels	63
		2.5.15	Equity and Real Property Transfer Documents	63
		2.5.16	No Competing Financing	63
		2.5.17	Approvals	63
		2.5.18	Searches	64
	2.6	[Reserved]		64

III.	CASH MANAGEMENT			64
	3.1	Cash Management		64
		3.1.1	Establishment of Accounts	64
		3.1.2	Pledge of Account Collateral (Third Mezzanine)	65
		3.1.3	Maintenance of Collateral Accounts	65
		3.1.4	Eligible Accounts	66
		3.1.5	Deposits into Sub-Accounts	66
		3.1.6	Monthly Funding	66
		3.1.7	Cash Management Bank (Third Mezzanine)	68
		3.1.8	Mezzanine Borrower’s Account Representations, Warranties and Covenants	69
		3.1.9	Account Collateral (Third Mezzanine) and Remedies	69
		3.1.10	Transfers and Other Liens	70
		3.1.11	Reasonable Care	70
		3.1.12	Mezzanine Lender’s Liability	71
		3.1.13	Continuing Security Interest	71
		3.1.14	Distributions	71

IV.	REPRESENTATIONS AND WARRANTIES			72
	4.1	Mezzanine Borrower Representations		72
		4.1.1	Organization	72
		4.1.2	Proceedings	72
		4.1.3	No Conflicts	73
		4.1.4	Litigation	73
		4.1.5	Agreements	73
		4.1.6	Title to Property and Assets	74
		4.1.7	No Bankruptcy Filing	75
		4.1.8	Full and Accurate Disclosure	75
		4.1.9	Ownership Interests	75
		4.1.10	No Plan Assets	75
		4.1.11	Compliance	76
		4.1.12	Financial Information	76
		4.1.13	Condemnation	76
		4.1.14	Federal Reserve Regulations	77
		4.1.15	Utilities and Public Access	77

		4.1.16	Not a Foreign Person	77
		4.1.17	Setoff, Etc	77
		4.1.18	Representations and Warranties in the Loan Documents (Mortgage)	77
		4.1.19	Representations and Warranties in the Senior Mezzanine Loan Documents	78
		4.1.20	Enforceability	78
		4.1.21	Reserved	78
		4.1.22	Insurance	78
		4.1.23	Use of Property	78
		4.1.24	Certificate of Occupancy; Licenses	78
		4.1.25	Flood Zone	78
		4.1.26	Physical Condition	79
		4.1.27	Boundaries	79
		4.1.28	Subleases	79
		4.1.29	Filing and Recording Taxes	79
		4.1.30	Single Purpose Entity/Separateness	80
		4.1.31	Reserved	80
		4.1.32	Illegal Activity	80
		4.1.33	No Change in Facts or Circumstances; Disclosure	80
		4.1.34	Reserved	80
		4.1.35	Tax Filings	80
		4.1.36	Solvency/Fraudulent Conveyance	81
		4.1.37	Investment Company Act	81
		4.1.38	Interest Rate Cap Agreement (Third Mezzanine)	81
		4.1.39	Labor	81
		4.1.40	Brokers	81
		4.1.41	No Other Debt	82
		4.1.42	Taxpayer Identification Number	82
		4.1.43	Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws	82
		4.1.44	Merger Agreement	82
		4.1.45	Rights of First Refusal or First Offer to Lease or Purchase	82
	4.2	Survival of Representations		82
	4.3	Mezzanine Borrower’s Knowledge		83

V.	MEZZANINE BORROWER COVENANTS			83
	5.1	Affirmative Covenants		83
		5.1.1	Performance by Mezzanine Borrower	83
		5.1.2	Existence; Compliance with Legal Requirements; Insurance	83
		5.1.3	Litigation	84
		5.1.4	Single Purpose Entity	84
		5.1.5	Consents	85
		5.1.6	Access to Property	86
		5.1.7	Notice of Default	86
		5.1.8	Cooperate in Legal Proceedings	86
		5.1.9	Reserved	86

		5.1.10	Insurance	86
		5.1.11	Further Assurances; Separate Notes; Loan Resizing	87
		5.1.12	Mortgage Taxes	88
		5.1.13	Operation	88
		5.1.14	Business and Operations	88
		5.1.15	Title to the Collateral	88
		5.1.16	Costs of Enforcement	89
		5.1.17	Estoppel Statements	89
		5.1.18	Loan Proceeds	89
		5.1.19	No Joint Assessment	89
		5.1.20	No Further Encumbrances	90
		5.1.21	Loan (Mortgage) Covenants	90
		5.1.22	Master Lease	91
		5.1.23	Senior Mezzanine Loan Covenants	91
	5.2	Negative Covenants		93
		5.2.1	Incur Debt	94
		5.2.2	Encumbrances	94
		5.2.3	Engage in Different Business	94
		5.2.4	Make Advances	94
		5.2.5	Subdivision	94
		5.2.6	Commingle	94
		5.2.7	Guarantee Obligations	95
		5.2.8	Transfer Assets	95
		5.2.9	Amend Organizational Documents	95
		5.2.10	Dissolve	95
		5.2.11	Bankruptcy	95
		5.2.12	ERISA	95
		5.2.13	Distributions	95
		5.2.14	Modify Mezzanine Account Agreement	95
		5.2.15	Zoning Reclassification	95
		5.2.16	Change of Principal Place of Business	96
		5.2.17	Debt Cancellation	96
		5.2.18	Misapplication of Funds	96
		5.2.19	Single-Purpose Entity	96

VI.	INSURANCE; CASUALTY; CONDEMNATION; RESTORATION			96
	6.1	Insurance Coverage Requirements		96
		6.1.1	Insurance Proceeds	96
		6.1.2	Restoration of Property	97
		6.1.3	Compliance	97
	6.2	Condemnation		97
	6.3	Certificates		98

VII.	IMPOSITIONS, OTHER CHARGES, LIENS AND OTHER ITEMS			98
	7.1	Mortgage Borrower and Senior Mezzanine Borrowers to Pay Impositions and Other Charges		98
	7.2	No Liens		99

	7.3	Contest		100

VIII.	TRANSFERS, INDEBTEDNESS AND SUBORDINATE LIENS			101
	8.1	General Restriction on Transfers		101
	8.2	Sale of Building Equipment		101
	8.3	Immaterial Transfers and Easements, etc.		101
	8.4	Reserved		102
	8.5	Permitted Equity Transfers		102
	8.6	Deliveries to Mezzanine Lender		103
	8.7	Loan Assumption		103
	8.8	Subleases		104
		8.8.1	Master Lease and Existing Subleases	104
		8.8.2	Leasing Conditions	104
		8.8.3	Delivery of New Sublease or Sublease Modification	105
		8.8.4	Sublease Amendments	105
		8.8.5	Security Deposits	105
		8.8.6	No Default Under Subleases	105

IX.	INTEREST RATE CAP AGREEMENT (THIRD MEZZANINE)			106
	9.1	Interest Rate Cap Agreement (Third Mezzanine)		106
	9.2	Pledge and Collateral Assignment		106
	9.3	Covenants		106
	9.4	Powers of Mezzanine Borrower Prior to an Event of Default		108
	9.5	Representations and Warranties		108
	9.6	Payments		109
	9.7	Remedies		109
	9.8	Sales of Rate Cap Collateral (Third Mezzanine)		111
	9.9	Public Sales Not Possible		112
	9.10	Receipt of Sale Proceeds		112
	9.11	Replacement Interest Rate Cap Agreement (Third Mezzanine)		112

X.	MAINTENANCE OF PROPERTY; ALTERATIONS			112
	10.1	Maintenance of Property		112
	10.2	Conditions to Alteration		112
	10.3	Costs of Alteration		113

XI.	BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION			114
	11.1	Books and Records		114
	11.2	Financial Statements		115
		11.2.1	Monthly Reports	115
		11.2.2	Quarterly Reports	115
		11.2.3	Annual Reports	116
		11.2.4	Disclosure Restrictions	116
		11.2.5	Capital Expenditures Summaries	117
		11.2.6	Master Lease	117
		11.2.7	Annual Budget; Operating Agreement Annual Budgets	117

		11.2.8	Other Information	117
		11.2.9	Proprietary Information	118

XII.	ENVIRONMENTAL MATTERS			118
	12.1	Representations		118
	12.2	Covenants		119
		12.2.1	Compliance with Environmental Laws	119
		12.2.2	Notices Regarding Environmental Events	119
		12.2.3	Other Notices	119
	12.3	Environmental Reports		119
	12.4	Environmental Indemnification		120
	12.5	Recourse Nature of Certain Indemnifications		121

XIII.	THE OPERATING AGREEMENTS			121
	13.1	Operating Agreement Representations, Warranties		121
	13.2	Cure by Mezzanine Lender		123
	13.3	Option to Renew or Extend the Ground Lease		123
	13.4	Operating Agreement Covenants		123
		13.4.1	Waiver of Interest In New Ground Lease	123
		13.4.2	No Election to Terminate	123
		13.4.3	Notice Prior to Rejection	124
		13.4.4	Mezzanine Lender Right to Perform	124
		13.4.5	Mezzanine Lender Attorney in Fact	124
		13.4.6	Payment of Sums Due Under Operating Agreements	125
		13.4.7	Performance of Covenants	125
		13.4.8	[Reserved	125
		13.4.9	No Modification or Termination	125
		13.4.10	Notices of Default	125
		13.4.11	Delivery of Information	126
		13.4.12	No Subordination	126
		13.4.13	Further Assurances	126
		13.4.14	Estoppel Certificates	126
		13.4.15	Common Area/Common Elements Insurance	126
	13.5	Mezzanine Lender Right to Participate		126
	13.6	No Liability		127

XIV.	RESERVED			127

XV.	ASSIGNMENTS AND PARTICIPATIONS			127
	15.1	Assignment and Acceptance		127
	15.2	Effect of Assignment and Acceptance		127
	15.3	Content		128
	15.4	Register		128
	15.5	Substitute Mezzanine Notes		128
	15.6	Participations		129
	15.7	Disclosure of Information		129
	15.8	Security Interest in Favor of Federal Reserve Bank		130

XVI.	RESERVED			130

XVII.	DEFAULTS			130
	17.1	Event of Default		130
	17.2	Remedies		136
	17.3	Remedies Cumulative; Waivers		137
	17.4	Costs of Collection		138

XVIII.	SPECIAL PROVISIONS			138
	18.1	Exculpation		138
		18.1.1	Exculpated Parties	138
		18.1.2	Carveouts From Non-Recourse Limitations	139
	18.2	Pro Rata Share		141

XIX.	MISCELLANEOUS			141
	19.1	Survival		141
	19.2	Mezzanine Lender’s Discretion		142
	19.3	Governing Law		142
	19.4	Modification; Waiver in Writing		143
	19.5	Delay Not a Waiver		143
	19.6	Notices		143
	19.7	Trial By Jury		146
	19.8	Headings		146
	19.9	Severability		146
	19.10	Preferences		146
	19.11	Waiver of Notice		146
	19.12	Expenses; Indemnity		147
	19.13	Exhibits and Schedules Incorporated		149
	19.14	Offsets, Counterclaims and Defenses		149
	19.15	Liability of Assignees of Mezzanine Lender		149
	19.16	No Joint Venture or Partnership; No Third Party Beneficiaries		150
	19.17	Publicity		150
	19.18	Waiver of Marshalling of Assets		150
	19.19	Waiver of Counterclaim and other Actions		150
	19.20	Conflict; Construction of Documents; Reliance		151
	19.21	Prior Agreements		151
	19.22	Counterparts		151
	19.23	Direction of Mortgage Borrower with Respect to the Property		151

EXHIBITS AND SCHEDULES

EXHIBIT A	INTENTIONALLY DELETED
EXHIBIT B	INTENTIONALLY DELETED
EXHIBIT C	INTENTIONALLY DELETED
EXHIBIT D	FORM OF ACKNOWLEDGEMENT
EXHIBIT E	INTENTIONALLY DELETED
EXHIBIT F	FORM OF MASTER LEASE
EXHIBIT G	INTENTIONALLY DELETED
EXHIBIT H	FORM OF GROUND LESSOR ESTOPPEL CERTIFICATE
EXHIBIT I	INTENTIONALLY DELETED
EXHIBIT J	INTENTIONALLY DELETED
EXHIBIT K	MEZZANINE BORROWER ORGANIZATIONAL STRUCTURE
EXHIBIT L	INTEREST RATE CAP AGREEMENT (THIRD MEZZANINE)
EXHIBIT M	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT N	INTENTIONALLY DELETED
EXHIBIT O	INTENTIONALLY DELETED
EXHIBIT P	INTENTIONALLY DELETED
EXHIBIT Q	RATE CAP COUNTERPARTY ACKNOWLEDGMENT
EXHIBIT R	INTENTIONALLY DELETED
EXHIBIT S	INTENTIONALLY DELETED
EXHIBIT T	INTENTIONALLY DELETED
EXHIBIT U	FORM OF MEMBER POWER
EXHIBIT V	PERMITTED SETTLEMENT AMOUNTS

SCHEDULE I	EXISTING SUBLEASES; MATERIAL SUBLEASES; DEFAULTS OR PREPAID RENT UNDER SUBLEASES; SUBLEASING STANDARDS
SCHEDULE II	LITIGATION SCHEDULE
SCHEDULE III	DEFERRED MAINTENANCE AND REMEDIATION
SCHEDULE IV	UNIMPROVED PARCELS
SCHEDULE 4.1.11	COMPLIANCE
SCHEDULE VI	RIGHTS OF FIRST REFUSAL OR RIGHTS OF FIRST OFFER (OR OTHER RIGHTS OR OPTIONS) TO LEASE OR PURCHASE INDIVIDUAL PROPERTIES
SCHEDULE VII	EXISTING MATTERS OF RECORD
SCHEDULE VIII	RESERVED
SCHEDULE IX	INTERIM SUCCESSOR PRINCIPAL CONTROL PERSONS

AMENDED AND RESTATED MEZZANINE LOAN AND SECURITY AGREEMENT (THIRD MEZZANINE)

THIS AMENDED AND RESTATED MEZZANINE LOAN AND SECURITY AGREEMENT dated as of March 19, 2008 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among FCP MEZZCO BORROWER III, LLC, a Delaware limited liability company (“Mezzanine Borrower”) having an office at 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135, GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation (“GACC” and together with its successors and assigns, “Mezzanine Noteholder I”), having an address at 60 Wall Street, New York, New York 10005, and JPMORGAN CHASE BANK, N.A., a national banking association, having an address at 270 Park Avenue, New York, New York 10017 (“JPMC” and together with its successors and assigns, “Mezzanine Noteholder II”) (Mezzanine Noteholder I and Mezzanine Noteholder II, individually or collectively as the context indicates, “Mezzanine Lender”).

RECITALS:

WHEREAS, Mezzanine Borrower and Mezzanine Lender entered into a Mezzanine Loan and Security Agreement, dated as of November 7, 2007 (the “Original Agreement”) pursuant to which Mezzanine Lender made a loan in the original principal amount of $125,000,000 (the “Original Loan”) to Mezzanine Borrower;

WHEREAS, Mortgage Lender (as hereinafter defined), Senior Mezzanine Lenders (as hereinafter defined), Mezzanine Lender and Current Junior Mezzanine Lender (as hereinafter defined) have determined to decrease the principal amount of the Loan (Mortgage) (as hereinafter defined) and correspondingly increase the principal amounts of the Senior Mezzanine Loans (as hereinafter defined), the Original Loan and the Junior Mezzanine Loans (as hereinafter defined);

WHEREAS, in order to implement such resizing, Mortgage Borrower (as hereinafter defined) shall delegate and transfer its obligations in respect of a portion of the Loan (Mortgage) to each of Senior Mezzanine Borrowers (as hereinafter defined), Mezzanine Borrower and the Current Junior Mezzanine Borrower (as hereinafter defined), each of Senior Mezzanine Borrowers, Mezzanine Borrower and the Current Junior Mezzanine Borrower will assume the obligations of the Mortgage Borrower as to each such delegated portion of the Loan (Mortgage), the Mortgage Lender will novate the obligations of Mortgage Borrower so as to exonerate Mortgage Borrower from any obligation to Mortgage Lender in respect of the delegated portions of the Loan (Mortgage) and each of Senior Mezzanine Lenders, Mezzanine Lender and the Current Junior Mezzanine Lender shall agree that the portion of the Loan (Mortgage) assumed by each of the Senior Mezzanine Borrowers, Mezzanine Borrower and the Current Junior Mezzanine Borrower, respectively, shall be treated for all purposes as an obligation of the applicable Senior Mezzanine Borrower, Mezzanine Borrower or the Current Junior Mezzanine Borrower under its respective mezzanine loan agreement;

WHEREAS, in order to implement such resizing, the parties desire to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby amend and restate the Original Agreement in its entirety and covenant, agree, represent and warrant as follows:

I.              DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1           Definitions.  For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“80% Trigger Approval Period” shall mean any period (a) commencing on the Payment Date following the conclusion of any two (2) consecutive Fiscal Quarters for which the LCR is less than 80% of Closing Date LCR and (b) ending on the day immediately preceding the Payment Date following the conclusion of any two (2) consecutive Fiscal Quarters for which the LCR exceeds 80% of Closing Date LCR, provided that no Noticed Default or Event of Default is then continuing and that Mezzanine Borrower shall then have delivered an Officer’s Certificate certifying to the best of the signer’s actual knowledge without investigation that as of the date of such Officer’s Certificate no Default or Event of Default exists, and, for avoidance of doubt, subject to resumption of the 80% Trigger Approval Period upon any subsequent occurrence of the conditions set forth in clause (a) above.

“90% Cash Sweep Period” shall mean any period (a) commencing on the Payment Date following the conclusion of any two (2) consecutive Fiscal Quarters for which the LCR is less than 90% of Closing Date LCR and (b) ending on the day immediately preceding the Payment Date following the conclusion of any two (2) consecutive Fiscal Quarters for which the LCR exceeds 90% of Closing Date LCR, provided that no Noticed Default or Event of Default is then continuing and that Mezzanine Borrower shall then have delivered an Officer’s Certificate certifying to the best of the signer’s actual knowledge without investigation that as of the date of such Officer’s Certificate no Default or Event of Default exists, and, for avoidance of doubt, subject to resumption of the 90% Cash Sweep Period upon any subsequent occurrence of the conditions set forth in clause (a) above.

“Account Collateral (Third Mezzanine)” shall have the meaning set forth in Section 3.1.2.

“Acknowledgment” shall mean the Acknowledgment, dated on or about the Closing Date made by Counterparty, or as applicable, Approved Counterparty in the form of Exhibit Q.

“Actually Known by the Mezzanine Lender to the Contrary” shall mean the actual receipt, prior to the Closing Date, by Todd Sammann and Michael Mesard of an email, fax, memorandum, letter or other written statement from any of Mezzanine Borrower, Sponsor, or Mezzanine Lender’s counsel expressly disclosing to Mezzanine Lender a state of facts contrary to a representation made by Mezzanine Borrower in Section 4.1.

“Additional Non-Consolidation Opinion” shall have the meaning set forth in Section 4.1.30(b).

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common control with, or any general partner or managing member in, such specified Person.  An Affiliate of a Person includes, without limitation, (i) any officer or director of such Person, (ii) any record or beneficial owner of more than 20% (or solely for purposes of the definition of “Independent Purchaser” herein, 10%) of any class of ownership interests of such Person and (iii) any Affiliate of the foregoing.

“Aggregate Appraised Value” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Agreement” shall have the meaning set forth in the Preamble hereof.

“Aliante Financing” shall have the meaning set forth in Section 2.5.13.

“Allocated Loan Amount” shall mean with respect to each Individual Property, the designated “Mezzanine Allocated Loan Amount” allocated to the Loan and applicable to such Individual Property as set forth in the Loan Agreement (Mortgage).

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Amendment Effective Date” means March 19, 2008.

“Annual Budget” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Appraisals” shall mean the FIRREA appraisals conducted in 2007 by Cushman & Wakefield on or prior to the Closing Date which establish the master leased fee or ground leasehold value of each Individual Property.

“Appraised Value” shall mean, for an Individual Property, the value of such Individual Property as determined by the Appraisal for such Individual Property.

“Approved Bank” shall mean a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “A” and a minimum short-term unsecured debt rating of at least “A-1” by each of the Rating Agencies, or if any such bank or other financial institution is not rated by all the Rating Agencies, then a minimum long-term rating of at least “A” and a minimum short-term unsecured debt rating of at least “A-1,” or their respective equivalents, by two of the Rating Agencies, but in any event one of the two Rating Agencies shall be S&P, it being understood that the A and A-1 benchmark ratings and other benchmark ratings in this Agreement are intended to be the ratings, or the equivalent of ratings, issued by S&P.

“Approved Counterparty” shall mean a bank or other financial institution which has (a) either (i) a long-term unsecured debt rating of “A+” or higher by S&P or (ii) if the long-term unsecured debt rating is “A” or lower by S&P, a short-term rating of not less than “A-1” from S&P; (b) a long-term unsecured debt rating of not less than “Aa3” by Moody’s; and (c) if the counterparty is rated by Fitch, either a long-term unsecured debt rating of not less than “A” from Fitch or a short-term unsecured debt rating of not less than “F-1” from Fitch.

“Architect” shall mean an architect, engineer or construction consultant selected by Mortgage Borrower (which can be an employee of Mortgage Borrower or an Affiliate), licensed to practice in the relevant State, if required by the laws of such State, and has at least five (5) years of architectural or construction management experience and which is approved by Mezzanine Lender, which approval shall not be unreasonably withheld, delayed or conditioned.

“Asset-Specific Proprietary Information” shall have the meaning set forth in Section 11.2.9(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by Mezzanine Lender and an assignee, and accepted by Mezzanine Lender in accordance with Article XV and in substantially the form of Exhibit M or such other form customarily used by Mezzanine Lender in connection with the participation or syndication of mortgage loans at the time of such assignment.

“Assignment of Leases Counterpart” shall have the meaning set forth in Section 2.3.5(d).

“Assigned Landlord Lien” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Bankruptcy Code” shall mean Title 11, U.S.C.A., as amended from time to time and any successor statute thereto.

“Borrower Party” shall mean any of Mezzanine Borrower, Mortgage Borrower, Senior Mezzanine Borrowers, Junior Mezzanine Borrowers and Guarantors.

“Building Equipment” shall have the meaning set forth in the Security Instruments, collectively.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York or in the state in which Servicer is located are not open for business.  When used with respect to an Interest Determination Date, Business Day shall mean any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

“Cash” shall mean the legal tender of the United States of America.

“Cash and Cash Equivalents” shall mean any one or a combination of the following: (i) Cash, and (ii) U.S. Government Obligations.

“Cash Equity Contribution” shall have the meaning set forth in Section 2.5.12.

“Cash Management Bank (Third Mezzanine)” shall mean any Approved Bank acting as Cash Management Bank under the Mezzanine Account Agreement or other financial institution approved by the Mezzanine Lender.  The Cash Management Bank (Mortgage) may serve as the Cash Management Bank (Third Mezzanine) so long as it is a party to the Mezzanine Account Agreement.

“Cash Management Bank (Mortgage)” shall mean the “Cash Management Bank” as defined in the Loan Agreement (Mortgage).

“Certificate” shall mean the certificate evidencing the Ownership Interests.

“Close Affiliate” shall mean with respect to any Person (the “First Person”) any other Person (each, a “Second Person”) which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in both the First Person and the Second Person.

“Closing Date” shall mean November 7, 2007.

“Closing Date LCR” shall mean a ratio of 1.28:1.

“Closing Date LTV” shall mean 79.7%.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean collectively (i) all of the Pledged Collateral and all proceeds thereof, (ii) all Receipts of the Second Mezzanine Borrower, (iii) any stock certificates or other certificates, membership interest certificates or instruments evidencing any of the foregoing property described in clauses (i) and (ii) above, (iv) the Rate Cap Collateral, (Third Mezzanine), (v) the Account Collateral (Third Mezzanine) and (vi) all other rights appurtenant to the property described in clauses (i) through (v) above.

“Collateral Accounts (Third Mezzanine)” shall have the meaning set forth in Section 3.1.1.

“Collateral Agent” means German American Capital Corporation in its capacity as collateral agent acting on behalf of Mezzanine Lender.

“Combined Allocated Loan Amount” shall mean with respect to each Individual Property, the aggregate portions of the Loan, the Mortgage Loan, the Senior Mezzanine Loans, and the Junior Mezzanine Loans allocated to such Individual Property that is set forth in the Loan Agreement (Mortgage).

Combined Loans” shall mean the Mortgage Loan, the Senior Mezzanine Loans, the Loan and the Junior Mezzanine Loans, collectively

“Combined Principal Amount” shall mean the sum of each “Principal Amount” as defined in each of the Loan Agreement (Mortgage), the Senior Mezzanine Loan Agreements, this Agreement, and the Junior Mezzanine Loan Agreements.

“Combined Release Price” shall mean the product of (a) the Combined Allocated Loan Amount for the Release Property and (b) the applicable Combined Release Price Percentage(s), minus, if applicable, the principal amount of any prepayment of the Combined Loans paid from Proceeds derived from a casualty, other damage or injury or Taking affecting such Release Property.

“Combined Release Price Percentage” shall mean, as of any Release Date, (a) if the Release Property is the Individual Property commonly known as “Red Rock”, (i) 120% if the transferee of such Release Property is a bona fide Independent Purchaser of such Individual Property, and (ii) otherwise, 135%; and (b) if the Release Property is any other Individual Property, the percentage applicable to the range of the aggregate of the Combined Allocated Loan Amounts of the Individual Properties subject to a Security Instrument that would be outstanding immediately following such Release, as set forth in the following table:

Range of Outstanding Aggregate Combined Allocated Loan Amounts Following Release	Combined Release Price Percentage
From $2,475,000,000 to and including $2,103,750,000	100%
Less than $2,103,750,000 to and including $1,732,500,000	110%
Less than $1,732,500,000 to $0.00	120%

To the extent the Combined Allocated Loan Amount of an Individual Property to be released, when added to the Combined Allocated Loan Amount of previously (or simultaneously) released Individual Properties, would exceed a benchmark set forth under the “Range of Outstanding Aggregate Combined Allocated Loan Amounts Following Release” column, such excess Combined Allocated Loan Amount (but only such excess) shall be subject to the higher Combined Release Price Percentage set forth in the second column.  For example, if a release would result in an aggregate Combined Allocated Loan Amount which exceeded the first benchmark by $10 million, the $10 million would bear a 110% Combined Release Price Percentage, and the remainder a 100% Combined Release Price Percentage.

“Contemplated Transactions” shall mean, collectively, (i) the transactions consummated pursuant to the Merger Agreement, including but not limited to the acquisition of Station Casinos, Inc. by the Guarantors and the various equity transfers in connection with the related restructuring, (ii) the merger of FCP MezzCo Parent Merger Sub, LLC into FCP MezzCo Parent, LLC, (iii) Mortgage Borrower’s acquisition of the Property from subsidiaries of Master Lessee and the various equity transfers and merger related to such acquisition, (iv) the leasing or subleasing of the Property from Mortgage Borrower to Master Lessee pursuant to the Master Lease, (v) the execution and delivery of the Mortgage Loan Documents, the Senior Mezzanine Loan Documents, the Mezzanine Loan Documents, and Junior Mezzanine Loan Documents, Mortgage Borrower’s, Senior Mezzanine Borrower’s, Mezzanine Borrower’s and Junior Mezzanine Borrower’s performance thereunder, the recordation of the Security Instruments, the filing of the UCC financing statements evidencing the Pledge, and the exercise of any remedies by Mortgage Lender, any Senior Mezzanine Lender, Mezzanine Lender or any Junior Mezzanine

Lender, and (vi) following Mortgage Lender’s or its designee’s succession in title to any Property, the transfer of any such Property by Mortgage Lender or such designee.

“Control” shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise (provided that the granting of major decision veto rights including, without limitation, with respect to decisions regarding the sale of material assets, the incurrence or refinancing of debt, the institution of insolvency, bankruptcy or other proceedings with respect to debtor protection, and the merger, consolidation, liquidation or dissolution of such Person in favor of a Person shall not be deemed to constitute “Control”), together with (ii) the ownership, direct or indirect, of no less than 51% of the voting securities of such Person, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement (Third Mezzanine), JPMorgan Chase Bank, N.A., and with respect to any Replacement Interest Rate Cap Agreement (Third Mezzanine), any substitute Approved Counterparty.

“Counterparty Opinion” shall have the meaning set forth in Section 9.3(g).

“Current Junior Mezzanine Borrower” shall mean Fourth Mezzanine Borrower.

“Current Junior Mezzanine Lender” shall mean Fourth Mezzanine Lender.

“Debt” shall mean, with respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services; (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations or liabilities of such Person arising under letters of credit, credit facilities or other acceptance facilities; (e) obligations of such Person under any guarantees or other agreement to become secondarily liable for any obligation of any other Person, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (f) obligations of such Person secured by any Lien on any property of such Person, whether or not the obligations have been assumed by such Person; or (g) obligations of such Person under any interest rate or currency exchange agreement.

“Debt Service (Third Mezzanine)” shall mean, with respect to any particular period of time, scheduled interest payments under the Mezzanine Notes.

“Default” shall mean the occurrence of any event hereunder or under any other Mezzanine Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall have the meaning set forth in the Mezzanine Notes.

“Disqualified Transferee” shall mean any proposed transferee that, (i) has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Mezzanine Lender in its sole discretion) to have substantial business or other affiliations with an organized crime figure, or (ii) has been found by a court of competent jurisdiction or other Governmental Authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder.

“Eligible Account” shall mean (i) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit such as or similar to Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity or (ii) a segregated account maintained at an Approved Bank. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Environmental Certificate” shall have the meaning set forth in Section 12.2.2.

“Environmental Claim” shall mean the meaning set forth in the Loan Agreement (Mortgage).

“Environmental Event” shall have the meaning set forth in Section 12.2.2.

“Environmental Law” shall mean any federal, state or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to the protection of human health from any environmental hazards (as relating to exposure to such environmental hazards), or the environment, or any Hazardous Materials, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells.  Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time:  (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. §9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2061 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349; 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. §4321); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. §1101 et seq.).

“Environmental Reports” shall have the meaning set forth in Section 12.1.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 17.1(a).

“Excess Cash Flow” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Excess Proceeds” shall have the meaning set forth in Section 2.3.1.

“Excluded Personal Property” shall mean, collectively, (a) all of the personal property of Master Lessee (including, without limitation, all inventory and equipment, but excluding any items that constitute fixtures), and (b) any personal property of Tenants under Subleases. For purposes of this definition, the terms “inventory,” “equipment” and “fixtures” shall have the meaning set forth in the Uniform Commercial Code in effect in the State of New York, except that the term “fixtures” shall specifically include, but not be limited to, and the terms “inventory” and “equipment” shall specifically exclude, all HVAC equipment, elevators, escalators and lighting together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing.

“Exculpated Parties” shall have the meaning set forth in Section 18.1.1.

“Excusable Delay” shall mean a delay due to strikes, lockouts, inability to procure materials, power failure, acts of God, governmental restrictions, enemy or terrorist action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the Borrower Party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of any Borrower Party.

“Executive Office Capital Lease” shall have the meaning provided in Section 2.5.13.

“Existing Indebtedness” shall have the meaning provided in Section 2.5.13.

“Existing Matters of Record” shall mean the Liens set forth on Schedule VII.

“Existing Notes” shall have the meaning provided in Section 2.5.13.

“Family Trust” shall mean, with respect to an individual, any trust or entity owned, controlled by or established for the benefit of, or the estate of, such individual or that individual’s spouse or lineal descendants (including adopted children and their lineal descendants).

“Fee Letter” shall mean that certain fee letter dated October 15, 2007 among Sponsor, FP, GACC, JPMC, and Deutsche Bank AG, New York Branch.

“Fee Mortgagee Estoppel Certificate” shall mean an executed estoppel letter from any mortgagee of, or beneficiary of a deed of trust granted by, a Fee Owner encumbering the fee simple estate related to the applicable Ground Lease Property, which estoppel letter shall be in the form attached as Exhibit H-1.

“Fee Owner” shall mean, collectively, the owner of the fee simple estate relating to each Ground Lease Property.

“Fertitta Brothers” shall mean Frank J. Fertitta III and Lorenzo J. Fertitta.

“FF&E” shall have the meaning set forth in the Master Lease.

“First Mezzanine Borrower” shall mean FCP MezzCo Borrower I, LLC, a Delaware limited liability company.

“First Mezzanine Lender” shall mean the holders of the First Mezzanine Loan.

“First Mezzanine Loan” shall mean a $200,000,000 mezzanine loan, comprised of (x) that certain $150,000,000 mezzanine loan, made by First Mezzanine Lender to First Mezzanine Borrower and (y) the assumption by First Mezzanine Borrower pursuant to the First Mezzanine Loan Documents of $50,000,000 in principal amount initially borrowed by Mortgage Borrower.

“First Mezzanine Loan Documents” shall mean the documents evidencing and securing the First Mezzanine Loan, as may be modified, amended, extended, supplemented, restated or replaced from time to time.

“First Mezzanine Notes” shall mean that certain Amended and Restated First Mezzanine Note A-1 in the principal amount of $125,000,000 dated as of March 19, 2008, from First Mezzanine Borrower to Mezzanine Noteholder I, and that certain Amended and Restated First Mezzanine Note A-2 in the principal amount of $75,000,000 dated as of March 19, 2008, from First Mezzanine Borrower to Mezzanine Noteholder II, as the same may be amended, restated, replaced, supplemented, substituted, severed, or otherwise modified from time to time.

“Fiscal Quarter” shall mean each quarter within a Fiscal Year.

“Fiscal Year” shall mean the calendar year during each year of the term of the Loan or the portion of any such 12-month period falling within the term of the Loan in the event that such a 12-month period occurs partially before or after, or partially during, the term of the Loan, or such other 12-month fiscal accounting period as Mezzanine Borrower may establish from time to time.

“Fitch” shall mean Fitch Ratings Inc.

“Fourth Mezzanine Borrower” shall mean FCP Mezzco Borrower IV, LLC, a Delaware limited liability Company.

“Fourth Mezzanine Lender” shall mean the holders of the Fourth Mezzanine Loan.

“Fourth Mezzanine Loan” shall mean the assumption by Fourth Mezzanine Borrower pursuant to the Fourth Mezzanine Loan Documents of $150,000,000 in principal amount initially borrowed by Mortgage Borrower.

“Fourth Mezzanine Loan Documents” shall mean the documents evidencing and securing the Fourth Mezzanine Loan, as may be modified, amended, extended, supplemented, restated or replaced from time to time.

“Fourth Mezzanine Notes” shall mean that certain Fourth Mezzanine Note A-1-a in the principal amount of $46,875,000 dated as of March 19, 2008, from Fourth Mezzanine Borrower to Mezzanine Noteholder I, that certain Fourth Mezzanine Note A-1-b in the principal amount of $46,875,000 dated as of March 19, 2008, from Fourth Mezzanine Borrower to Mezzanine Noteholder I, that certain Fourth Mezzanine Note A-2-a in the principal amount of $28,125,000 dated as of March 19, 2008, from Fourth Mezzanine Borrower to Mezzanine Noteholder II, and that certain Fourth Mezzanine Note A-2-b in the principal amount of $28,125,000 dated as of March 19, 2008, from Fourth Mezzanine Borrower to Mezzanine Noteholder II, as the same may be amended, restated, replaced, supplemented, substituted, severed, or otherwise modified from time to time.

“FP” shall mean Fertitta Partners LLC, a Nevada limited liability company.

“Funding Letter Agreement” shall mean that certain letter agreement, dated as of November 7, 2007, between Mortgage Borrower and Mortgage Lender with respect to conditions precedent to funding the Loan, the Mortgage Loan, the Senior Mezzanine Loans and the Junior Mezzanine Loans.

“GAAP” shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession as of the Closing Date, to the extent such principles are applicable to the facts and circumstances on the date of determination.

“Gaming Authority” shall mean those federal, state and local governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction, including within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and applicable local authorities.

“Gaming Laws” shall mean those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction applicable to the Property and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in the Chapter 463 of the Nevada Revised Statutes, and the regulations of the Nevada Gaming Commission and Nevada State Gaming Control Board promulgated thereunder, as amended from time to time.

“Go Dark” shall mean, with respect to any Individual Property, if such Individual Property is not open for business to the public, unless such closure (i) is a result of a Taking of or casualty or other damage or injury to such Individual Property or some other Excusable Delay or (ii) is in connection with an Alteration permitted hereunder (and provided that not more than one Individual Property may be closed in connection with an Alteration at any one time unless such concurrent closure is expressly pre-approved by Mezzanine Lender in writing or is unavoidable in order for Mortgage Borrower, Master Lessee or Tenant, to comply with Legal Requirements) and, in either such case, the period of closure does not in any event exceed (A) solely with respect to a closure due to casualty for which business interruption insurance proceeds are payable to Master Lessee (or Mortgage Borrower or Mortgage Lender) under the policy of business interruption insurance maintained by Master Lessee pursuant to the terms of the Master Lease, the period of time for which such business interruption insurance proceeds are payable, or (B) as to any other closure, thirty (30) consecutive days, provided that if in connection with a Material Alteration, Mezzanine Borrower shall have caused Mortgage Borrower to disclose to Mezzanine Lender that the Material Alteration will require the affected Individual Property to be closed to the public for a specified period exceeding thirty (30) consecutive days and Mezzanine Lender shall have approved such Material Alteration, the Individual Property may be closed to the public for such specified period of closure without being deemed to have “Gone Dark.”

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Ground Lease Property” shall mean, collectively, each Individual Property of which Mortgage Borrower is a tenant under a Ground Lease.

“Ground Leases” shall have the meaning provided in the Security Instruments, collectively.

“Ground Lessor Estoppel Certificate” shall mean an executed estoppel letter from a Fee Owner in the form attached as Exhibit H.

“Ground Rent” shall mean the aggregate amount of all rent and other amounts payable by the Mortgage Borrower pursuant to the Ground Leases.

“Guarantors” shall mean Holdco, FP and VoteCo.

“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law.  Without limiting the generality of the foregoing, the term shall mean and include:

(i)                    “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder; excluding, however, common maintenance and cleaning products regularly found at properties with a standard of operation and maintenance comparable to the Property;

(ii)                   “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder;

(iii)                  “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder; and

(iv)                  “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder.

“Holdco” shall mean FCP Holding, Inc., a Nevada corporation.

“Holding Account” shall mean the “Holding Account” and various sub-accounts to the Holding Account established pursuant to the Loan Agreement (Mortgage) as in effect on the date hereof.

“Impositions” shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the Closing Date and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property and/or any Rents (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Mezzanine Borrower, any Senior Mezzanine Borrower, or Mortgage Borrower (including all income, franchise, single business or other taxes imposed on Mezzanine Borrower, any Senior Mezzanine Borrower, or Mortgage Borrower for the privilege of doing business in the jurisdiction in which the Property is located), (b) the Property, or any other collateral delivered or pledged to Mortgage Lender, any Senior Mezzanine Lender, or Mezzanine Lender in connection with the Mortgage Loan, any Senior Mezzanine Loan, or Loan, or any part thereof, or any Rents or Receipts therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of all or any part thereof.  Nothing contained in this Agreement shall be construed to require Mezzanine Borrower, any Senior Mezzanine Borrower, or Mortgage Borrower to pay any tax, assessment, levy or charge imposed on (i) Master Lessee, (ii) any Tenant or (iii) Mortgage Lender, any Senior Mezzanine Lender, or Mezzanine Lender in the nature of a capital levy, estate, inheritance, succession, income or net revenue tax.

“Improvements” shall have the meaning set forth in the Security Instruments, collectively.

“Increased Costs” shall have the meaning set forth in Section 2.4.1.

“Indebtedness” shall mean, at any given time, the Principal Amount, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Mezzanine Lender pursuant hereto, under the Mezzanine Notes or in accordance with the other Mezzanine Loan Documents and all other amounts, sums and expenses paid by or payable to Mezzanine Lender hereunder or pursuant to the Mezzanine Notes or the other Mezzanine Loan Documents.

“Indemnified Parties” shall have the meaning set forth in Section 19.12(b).

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in any Borrower

Party or in any Affiliate of any Borrower Party, (ii) is not connected with any Borrower Party or any Affiliate of any Borrower Party as an officer, employee, promoter, underwriter, trustee, partner, member, manager, director or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Accountant” shall mean a firm of nationally recognized, certified public accountants which is Independent and which is selected by Mortgage Borrower, any Senior Mezzanine Borrower, or Mezzanine Borrower, as applicable, and reasonably acceptable to Mezzanine Lender.

“Independent Director,” “Independent Manager,” or “Independent Member” shall mean a Person who is not and will not be while serving, and has not been in the five (5) years preceding the Closing Date, (i) a member (other than an Independent Member), manager (other than an Independent Manager), director (other than an Independent Director), officer, employee, attorney, or counsel of Mezzanine Borrower or its Affiliates (provided that Mezzanine Borrower may have the same Independent Directors, Independent Managers or Independent Members as Mortgage Borrower, any Senior Mezzanine Borrower, or any Junior Mezzanine Borrower), (ii) a customer, supplier or other Person who derives more than 1% of its purchases or revenues from its activities with Mezzanine Borrower or its Affiliates, (iii) a direct or indirect legal or beneficial owner in any entity referred to in (i) or (ii) above or any of its Affiliates, (iv) a member of the immediate family of any member, manager, officer, director, employee, attorney, customer, supplier or other Person referred to in (i), (ii) or (iii) above, or (v) a person Controlling or under the common Control of anyone listed in (i) through (iv) above.  A Person that otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Director or Independent Manager or Independent Member if such individual is at the time of initial appointment, or at any time while serving as such, is an Independent Director or Independent Manager or Independent Member, as applicable, of a Single Purpose Entity affiliated with Mezzanine Borrower.

“Independent Purchaser” shall mean a Person who is not: (i) a Person having any direct financial interest or any material indirect financial interest in any Borrower Party or in any Affiliate of any Borrower Party, (ii) a Person connected with any Borrower Party or any Affiliate of any Borrower Party as an officer, employee, promoter, underwriter, trustee, partner, member, manager, director or person performing similar functions, (iii) Frank J. Fertitta, Lorenzo J. Fertitta or Thomas J. Barrack, Jr. (each, “Key Person”), a member of the immediate family of any Key Person, or a Person in which a Key Person or any Key Person’s immediate family member has a direct or indirect interest, (iv) a member of the immediate family of a Person who is defined in (i) or (ii) above, or (v) a Person Controlling, Controlled by or under the common Control of anyone listed in (i) through (iv) above.

“Individual Property” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Individual Property Sublease” shall mean the Sublease of an Individual Property from Master Lessee to the subsidiary of Master Lessee that operates the Individual Property (the “Individual Property Sublessee”.  There shall be an Individual Property Sublease for each Individual Property.

“Insurance Requirements” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Intercreditor Agreement” shall mean an intercreditor, recognition and standstill agreement among Mezzanine Lender, Senior Mezzanine Lenders, the Junior Mezzanine Lenders, and Mortgage Lender.

“Interest Determination Date” shall have the meaning set forth in the Mezzanine Notes.

“Interest Period” shall have the meaning set forth in the Mezzanine Notes.

“Interest Rate Cap Agreement (Third Mezzanine)” shall mean the Confirmation and Agreement (together with the confirmation and schedules relating thereto) between the Counterparty and Mezzanine Borrower, obtained by Mezzanine Borrower and collaterally assigned to Mezzanine Lender pursuant to this Agreement, as amended from time to time with the prior written approval of Mezzanine Lender.  After delivery of a Replacement Interest Rate Cap Agreement (Third Mezzanine) to Mezzanine Lender, the term “Interest Rate Cap Agreement (Third Mezzanine)” shall be deemed to mean such Replacement Interest Rate Cap Agreement (Third Mezzanine).  The Interest Rate Cap Agreement (Third Mezzanine) shall be governed by the laws of the State of New York and shall contain each of the following:

(a)               Notional Amount.  The notional amount of the Interest Rate Cap Agreement (Third Mezzanine) shall be equal to the Principal Amount, which may be reduced from time to time in amounts equal to any prepayment of the principal of the Loan made in accordance with Section 5(b) of the Mezzanine Notes;

(b)               Remaining Term.  The remaining term of the Interest Rate Cap Agreement (Third Mezzanine) shall at all times extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the Mezzanine Loan Documents;

(c)               Parties.  The Interest Rate Cap Agreement (Third Mezzanine) shall be issued by the Counterparty to Mezzanine Borrower and shall be pledged to Mezzanine Lender by Mezzanine Borrower in accordance with this Agreement;

(d)               Payment Stream.  The Counterparty under the Interest Rate Cap Agreement (Third Mezzanine) shall be obligated to make a stream of payments, directly to the Mezzanine Account (whether or not an Event of Default has occurred) from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement (Third Mezzanine) multiplied by (ii) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the Strike Price;

(e)               Acknowledgment.  The Counterparty under the Interest Rate Cap Agreement (Third Mezzanine) shall execute and deliver the Acknowledgment; and

(f)                Other.  The Interest Rate Cap Agreement (Third Mezzanine) shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects reasonably satisfactory in form and substance to Mezzanine Lender.

“Interest Rate Swap Agreement” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Junior Mezzanine Borrowers” shall mean, collectively, Fourth Mezzanine Borrower and such other mezzanine borrowers party to the Junior Mezzanine Loans, as the context may require.

“Junior Mezzanine Lender” shall mean, collectively, Fourth Mezzanine Lender and such other mezzanine lenders party to the Junior Mezzanine Loans.

“Junior Mezzanine Loan Agreement” shall mean a Mezzanine Loan and Security Agreement entered into between a Junior Mezzanine Borrower, as borrower, and a Junior Mezzanine Lender, as lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Junior Mezzanine Loan Documents” shall mean, collectively, the Fourth Mezzanine Loan Documents and such other mezzanine loan documents created and entered into pursuant to Section 5.1.11(b), as the context may require.

“Junior Mezzanine Loans” shall mean, collectively, the Fourth Mezzanine Loan and such other mezzanine loans junior to this Loan as may be created pursuant to Section 5.1.11(b).

“Junior Mezzanine Notes” shall mean, collectively, the Fourth Mezzanine Notes and such other mezzanine notes created and entered into pursuant to Section 5.1.11(b), as the context may require.

“Junior Mezzanine Release Price” shall mean the product of (a) the “Mezzanine Allocated Loan Amount” for each Junior Mezzanine Loan with respect to the Release Property as set forth in the Loan Agreement (Mortgage); and (b) the applicable Combined Release Price Percentage(s), minus, if applicable, the principal amount of any prepayment of such Junior Mezzanine Loan paid from Proceeds derived from a casualty, other damage or injury or Taking affecting such Release Property.

“Land” shall have the meaning set forth in the Security Instruments, collectively.

“Land Loan” shall mean indebtedness incurred pursuant to a senior secured delayed-draw term loan in an aggregate amount not to exceed $250 million that was entered into on February 7, 2008.

“Late Payment Charge” shall have the meaning set forth in Section 2.2.3.

“LCR” shall mean a ratio, as determined by Mortgage Lender for the applicable period, in which:

(a)           the numerator is Portfolio Four-Wall EBITDAR, applied consistently, as determined by Mortgage Lender based on Master Lessee’s four most recent quarterly financial statements with respect to the Property prepared and delivered to Mezzanine Lender in accordance with Section 11.2.2, for the trailing twelve (12) month period immediately prior to the applicable calculation date; and

(b)           the denominator is the aggregate amount of Master Lease Base Rent payable under the Master Lease for the twelve calendar months immediately prior to the applicable calculation date, provided that for the twelve-month period following the Closing Date, LCR shall be calculated based on the Master Lease Base Rent payable under the Master Lease from the Closing Date through the full calendar month preceding the calculation date, with such sum annualized to determine the Master Lease Base Rent for a full twelve month period.

“Leasehold Estate” means the estate in the Property created by each Ground Lease.

“Legal Requirements” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit (either an evergreen letter of credit or one which does not expire until at least sixty (60) days after the Maturity Date (the LC Expiration Date)), in favor of Mortgage Lender and entitling Mortgage Lender to draw thereon in New York, New York, based solely on a statement executed by an officer or authorized signatory of Mortgage Lender and issued by an Approved Bank.  If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) the Letter of Credit is due to expire prior to the LC Expiration Date, Mortgage Lender shall have the right immediately to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Agreement, unless Mortgage Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, twenty (20) days after Mortgage Lender delivers written notice to Mezzanine Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, at least twenty (20) days prior to the expiration date of said Letter of Credit.

“LIBOR” shall have the meaning set forth in the Mezzanine Notes.

“LIBOR Margin” shall have the meaning set forth in the Mezzanine Notes.

“LIBOR Rate” shall have the meaning set forth in the Mezzanine Notes.

“License” shall have the meaning set forth in Section 4.1.24.

“License and Reservation Service Agreement” shall mean the License and Reservation Service Agreement regarding the branding rights, reservation system and primary customer data base, by and between Mortgage Borrower and Master Lessee, dated as of November 7, 2007.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Mortgage Borrower, Senior Mezzanine Borrowers, Mezzanine Borrower, Junior Mezzanine Borrowers, the Collateral, the Senior Mezzanine Collateral, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean this $150,000,000 mezzanine loan, comprised of (x) the loan in the principal amount of $125,000,000 made by Mezzanine Lender to Mezzanine Borrower pursuant to this Agreement and (y) the assumption by Mezzanine Borrower pursuant to the Mezzanine Loan Documents of $25,000,000 in principal amount initially borrowed by Mortgage Borrower.

“Loan Agreement (Mortgage)” shall mean the Amended and Restated Loan and Security Agreement, dated as of the Amendment Effective Date, between FCP PROPCO, LLC, a Delaware limited liability company, as borrower, and GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation and JPMORGAN CHASE BANK, N.A., a national banking association, collectively as the initial lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Documents (Mortgage)” or “Mortgage Loan Documents” shall mean, collectively, the Loan Agreement (Mortgage), the Mortgage Notes, the Security Instruments, the Assignment of Leases (as defined in the Loan Agreement (Mortgage)), the Assignment of Licenses (as defined in the Loan Agreement (Mortgage), the Ground Lessor Estoppel Certificate, the Master Lease, the Fee Mortgage Estoppel Certificate, SNDA, the Account Agreement, the Recourse Guaranty and all other documents executed and/or delivered by Mortgage Borrower, Master Lessee or Guarantor to Mortgage Lender in connection with the Loan (Mortgage), and in connection with any Property Substitution, including any opinion certificates or other certifications or representations delivered by or on behalf of Mortgage Borrower, or any Affiliate of Borrower, to Mortgage Lender.

“Loan (Mortgage)” or “Mortgage Loan” shall mean the loan in the amount of $1,800,000,000 made by Mortgage Lender to Mortgage Borrower pursuant to the Loan Agreement (Mortgage).

“LTV Ratio” shall mean the ratio, expressed as a percentage, of the Combined Principal Amount as of the date of determination, to the Aggregate Appraised Value as of the date of determination.

“Master Lease” shall mean that certain Master Lease Agreement for the Property by and between Mortgage Borrower, as lessor, and Master Lessee, as lessee, dated as of November 7, 2007, as more particularly described in Section 5.1.22.

“Master Lessee” shall mean Station Casinos, Inc., a Nevada corporation and “Master Lessee Parties” shall mean the Master Lessee and each Individual Property Sublessee.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (i) the Property taken as a whole, (ii) the use, operation, or value of any Individual Property, (iii) the business, profits, operations or financial condition of Mortgage Borrower, Senior Mezzanine Borrowers or Mezzanine Borrower, or (iv) the ability of Mezzanine Borrower to repay the principal and/or interest of the Loan as it becomes due or to satisfy any of Mezzanine Borrower’s material obligations under the Mezzanine Loan Documents (v) the ability of Mortgage Borrower or any Senior Mezzanine Borrower to repay principal and interest of the Loan (Mortgage) or any Senior Mezzanine Loan as it becomes due or satisfy any of Mortgage Borrower’s obligations under the Loan Documents (Mortgage) or any Senior Mezzanine

Borrower’s obligations under its respective Senior Mezzanine Loan, or (vi) the Collateral or Senior Mezzanine Collateral, taken as a whole.

“Material Alteration” shall mean any Alteration which, when aggregated with all related Alterations, involves costs estimated by Master Lessee (which costs shall be reasonably acceptable to Mezzanine Borrower and Mezzanine Lender) to be incurred in implementing the Alterations exceeding $50 million.

“Material Alteration Collateralization Threshold” shall mean $100 million.

“Material Sublease” shall mean: (i) each Individual Property Sublease; (ii) any Sublease to a single Tenant covering 10,000 square feet or more of rentable area of any Individual Property; and (iii) the Material Subleases (including all amendments and supplements thereto) designated as such on Schedule I attached hereto and made a part hereof.

“Maturity Date” shall have the meaning set forth in the Mezzanine Notes.

“Maturity Date Payment” shall have the meaning set forth in the Mezzanine Notes.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Mezzanine Notes and as provided for herein or the other Mezzanine Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member Power” shall mean the member/stock power executed by Mezzanine Borrower and substantially in the form of Exhibit U.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among Station Casinos, Inc., Fertitta Colony Partners LLC and FCP Acquisition Sub, dated as of February 23, 2007, as amended.

“Merger Representations and Warranties” shall mean the representations and warranties made by Master Lessee in the Merger Agreement that are material to the interests of Mezzanine Lender and that, if breached (but for the application of clause (z) in the lead-in to Article IV of the Merger Agreement), would allow Sponsor to terminate its obligations under the Merger Agreement.

“Mezzanine Account” shall have the meaning set forth in Section 3.1.1.

“Mezzanine Account Agreement” shall mean the Account and Control Agreement (Third Mezzanine), dated as of November 7, 2007, among Collateral Agent, Mezzanine Borrower and Cash Management Bank.

“Mezzanine Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Mezzanine Debt Service Reserve Account” shall have the meaning set forth in Section 3.1.1(a).

“Mezzanine Lender” shall have the meaning set forth in the first paragraph of this Agreement.

“Mezzanine Loan Default Revocation Notice” shall mean a notice from Mezzanine Lender that an Event of Default which has occurred under the Mezzanine Loan Documents is no longer continuing.

“Mezzanine Loan Default Notice” shall mean a notice from Mezzanine Lender that an Event of Default has occurred and is continuing under the Mezzanine Loan Documents.

“Mezzanine Loan Documents” shall mean, collectively, this Agreement, the Mezzanine Notes, the Mezzanine Account Agreement, the Recourse Guaranty (Mezzanine), the Pledge, the Omnibus Amendment, and any and all other agreements, instruments or documents executed by Mezzanine Borrower (or any of its Affiliates) in connection with the amendment and restatement of the Original Agreement or evidencing, securing or delivered in connection with the Loan and the transactions contemplated thereby, including, without limitation, any certificates or representations delivered by or on behalf of Mezzanine Borrower or any Affiliate of Mezzanine Borrower.

“Mezzanine Noteholder I” is defined in the first paragraph of this Agreement.

“Mezzanine Noteholder II” is defined in the first paragraph of this Agreement.

“Mezzanine Notes” shall mean, collectively, (a) that certain Amended and Restated Third Mezzanine Note A-1-a, dated as of March 19, 2008, made by Mezzanine Borrower, as maker, in favor of Mezzanine Noteholder I, as payee, in the principal amount of $55,312,500, (b) that certain Amended and Restated Third Mezzanine Note A-1-b, dated as of March 19, 2008 made by Mezzanine Borrower, as maker, in favor of Mezzanine Noteholder I, as payee, in the principal amount of $38,437,500, (c) that certain Amended and Restated Third Mezzanine Note A-2-a, dated as of March 19, 2008, made by Mezzanine Borrower, as maker, in favor of Mezzanine Noteholder II, as payee, in the principal amount of $33,187,500, and (d) that certain Amended and Restated Third Mezzanine Note A-2-b, dated as of March 19, 2008 made by Mezzanine Borrower, as maker, in favor of Mezzanine Noteholder II, as payee, in the principal amount of $23,062,500, as the same may be amended, restated, replaced, supplemented, substituted, severed, or otherwise modified from time to time.

“Mezzanine Release Price” shall mean the product of (a) the Allocated Loan Amount with respect to the Release Property; and (b) the applicable Combined Release Price Percentage(s), minus, if applicable, the principal amount of any prepayment of the Loan paid from Proceeds derived from a casualty, other damage or injury or Taking affecting such Release Property.

“Mortgage Borrower” shall have the meaning ascribed to the term “Borrower” in the Loan Agreement (Mortgage).

“Mortgage Default” shall have the meaning ascribed to the term “Default” in the Loan Agreement (Mortgage).

“Mortgage Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Loan Agreement (Mortgage).

“Mortgage Lender” shall have the meaning ascribed to the term “Lender” in the Loan Agreement (Mortgage).

“Mortgage Notes” shall have the meaning ascribed to “Notes” in the Loan Agreement (Mortgage).

“Mortgage Release Price” shall mean the product of (a) the “Allocated Loan Amount” of the Mortgage Loan with respect to the Release Property as set forth in the Loan Agreement (Mortgage); and (b) the applicable Combined Release Price Percentage(s), minus, if applicable, the principal amount of any prepayment of the Mortgage Loan paid from Proceeds derived from a casualty, other damage or injury or Taking affecting such Release Property.

“New Property Owner” shall have the meaning set forth in Section 8.7.

“New Sublease” shall have the meaning set forth in Section 8.8.2.

“Non-Consolidation Opinion” shall have the meaning provided in Section 2.5.4(a).

“Non-Contravention Opinion” shall have the meaning provided in Section 2.5.4(d).

“Non-Disqualification Opinion”  shall mean an opinion of outside tax counsel reasonably acceptable to the Mortgage Lender or the Rating Agencies to whom such opinion is addressed that a contemplated action will neither cause any trust formed as a Real Estate Mortgage Investment Conduit (a “REMIC”) pursuant to a Securitization to fail to qualify as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code at any time that any “regular interests” in the REMIC are outstanding nor cause a “prohibited transaction” tax (within the meaning of Section 860F(a)(2) of the Code) or “prohibited contribution” tax (within the meaning of Section 860G(d) of the Code) to be imposed on any such REMIC.

“Noticed Default” shall mean any Default as to which Mezzanine Borrower has received written notice.

“Obligations (First Mezzanine)” shall mean all indebtedness, obligations and liabilities of First Mezzanine Borrower to First Mezzanine Lender, under the First Mezzanine Loan Agreement or any of the other First Mezzanine Loan Documents or in respect of the First Mezzanine Loan or the First Mezzanine Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

“Obligations (Junior Mezzanine)” shall mean the “Obligations (Fourth Mezzanine)” as defined in the applicable Junior Mezzanine Loan Agreement, and the “Obligations” of any other

Junior Mezzanine Borrower to its Junior Mezzanine Lender, as defined in the applicable Junior Mezzanine Loan Agreement.

“Obligations (Second Mezzanine)” shall mean all indebtedness, obligations and liabilities of Second Mezzanine Borrower to Second Mezzanine Lender, under the Second Mezzanine Loan Agreement or any of the other Second Mezzanine Loan Documents or in respect of the Second Mezzanine Loan or the Mezzanine Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

“Obligations (Senior Mezzanine)” shall mean the Obligations (First Mezzanine) and Obligations (Second Mezzanine).

“Obligations (Mortgage)” shall have meaning set forth in the recitals of the Security Instruments.

“Obligations (Third Mezzanine)” shall mean all indebtedness, obligations and liabilities of Mezzanine Borrower to Mezzanine Lender, under this Agreement or any of the other Mezzanine Loan Documents or in respect of the Loan or the Mezzanine Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Officer’s Certificate” shall mean a certificate executed by an authorized signatory of Mezzanine Borrower that is familiar with the financial condition of Mortgage Borrower and Mezzanine Borrower and the operation of the Property, or, in the case of Officer’s Certificates required under Section 11, the principal officer of Mezzanine Borrower (as designated in its organizational documents).

“Omnibus Amendment” shall mean that certain Omnibus Amendment to Collateral Loan Documents (Third Mezzanine), dated as of the Amendment Effective Date, by and among Mezzanine Borrower, Mezzanine Lender and Second Mezzanine Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Operating Agreements” shall mean, collectively, the Master Lease, the Material Subleases, and the Ground Leases.

“Opinion of Counsel” shall mean an opinion of counsel of a law firm selected by Mezzanine Borrower and reasonably acceptable to Mezzanine Lender, which opinion of counsel shall include (without limitation) opinions re due formation, due authorization, due execution, enforceability and 10b-5 negative assurances.

“Other Charges” shall mean, collectively, maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof by any Governmental Authority, other than those required to be paid by a Tenant pursuant to its respective Sublease.

“Other Taxes” shall have the meaning set forth in Section 2.4.3.

“Ownership Interests” shall mean all of the equity interests in Second Mezzanine Borrower.

“Payment Date” shall have the meaning set forth in the Mezzanine Notes.

“Permitted Debt” shall mean, (i) in the case of the Mortgage Borrower, the Mortgage Notes and the other obligations, indebtedness and liabilities specifically provided for in any Mortgage Loan Document and secured by the Loan Agreement (Mortgage), the Security Instruments and the other Loan Documents (Mortgage) and any Interest Rate Protection Agreements (as defined in the Loan Agreement (Mortgage) including any obligations under the Interest Rate Protection Agreements); (ii) in the case of each Senior Mezzanine Borrower, the applicable Senior Mezzanine Notes executed by such Senior Mezzanine Borrower and the other obligations, indebtedness and liabilities specifically permitted in the Senior Mezzanine Loan Documents executed by such Senior Mezzanine Borrower, (iii) in the case of the Mezzanine Borrower, the Mezzanine Notes and the other obligations, indebtedness and liabilities specifically provided for in any Mezzanine Loan Document and secured by this Agreement, the Pledge, or the other Mezzanine Loan Documents; and (iv) in the case of each Junior Mezzanine Borrower, the applicable Junior Mezzanine Notes executed by such Junior Mezzanine Borrower and the other obligations, indebtedness and liabilities specifically permitted in the Junior Mezzanine Loan Documents executed by such Junior Mezzanine Borrower.  In no event shall Mezzanine Borrower, Mortgage Borrower, any Senior Mezzanine Borrower, or any Junior Mezzanine Borrower be permitted under this provision to enter into a note (other than the Mortgage Notes and the other Loan Documents (Mortgage), the Mezzanine Notes and the other Mezzanine Loan Documents, the Senior Mezzanine Notes and the other Senior Mezzanine Loan Documents or the Junior Mezzanine Notes and the other Junior Mezzanine Loan Documents, as applicable) or other instrument for borrowed money.

“Permitted Encumbrances” shall mean collectively, (a) the Liens and security interests created or permitted by the Loan Documents (Mortgage), (b) all Liens, encumbrances and other matters disclosed in the Title Policies, (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent (d) Liens arising after the Closing Date which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Article VII hereof; (e) in the case of Liens arising after the Closing Date, statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising by operation of law, which are incurred in the ordinary course of business or in connection with any Alteration permitted hereunder for sums which are not delinquent or are being contested in good faith in accordance with Article VII hereof; (f) easements, rights-of-way, restrictions and other similar charges or non-monetary encumbrances against real property which would not individually or in the aggregate be reasonably likely to have a Material Adverse

Effect; (g) any judgment Lien provided that the judgment it secures shall have been discharged of record or the execution thereof stayed pending appeal within 30 days after the entry thereof or within 30 days after the expiration of any stay, as applicable; (h) any matters that would be disclosed by an accurate survey of an Individual Property other than the Surveys, provided that in the case of Substitute Properties, the survey-related coverage under the Title Policies is provided with respect to such Substitute Properties; (i) any of the Existing Matters of Record, provided that (1) the amounts secured by such Liens have been paid in full, or, in the case of an existing contested lien is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Article VII hereof and (2) such Liens are insured over in the Title Policies in a manner satisfactory to Mezzanine Lender, whether such insurance is made available in consideration of payment, bonding or indemnity by Mortgage Borrower (but without limiting Mezzanine Borrower’s obligations under Article VII with respect to the existing contested lien and provided that any such indemnity or other consideration shall be in a form reasonably satisfactory to Mezzanine Lender); (j) the Owner’s Title Policy Loss Payment Direction Letter; (k) any Sublease permitted under Section 8.8.2 below; and (l) such other Liens as Mezzanine Lender may approve in writing in Mezzanine Lender’s sole discretion.

“Permitted Encumbrances (Senior Mezzanine)” means collectively, the Liens and security interests created pursuant to the Senior Mezzanine Loan Documents.

“Permitted Encumbrances (Third Mezzanine)” means, collectively, the Liens and security interests created pursuant to this Agreement, the Pledge, and the other Mezzanine Loan Documents.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan” shall have the meaning set forth in Section 4.1.10(a).

“Pledge” shall mean that certain Pledge and Security Agreement (Third Mezzanine), dated as of November 7, 2007, from Mezzanine Borrower to Collateral Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Pledge (Senior Mezzanine)” shall mean, with respect to any Senior Mezzanine Loan Agreement, the “Pledge” as defined in such Senior Mezzanine Loan Agreement.

“Pledged Collateral” shall have the meaning set forth in the Pledge.

“PML” shall mean probable maximum loss.

“Portfolio Four-Wall EBITDAR” shall mean earnings from hotel and casino operations at the Property before interest expense/income, taxes, depreciation and amortization, any rental expense on real property (other than ground rent), distribution expense, direct and allocated corporate overhead expense, regional office allocation, royalty charges from affiliates and restructuring expense plus any non-cash charges/less any non-cash income, including but not limited to losses on sales of assets and non cash compensation expense.

“Portfolio MAE” shall mean a material adverse effect on the Property taken as a whole, or the operations, business or condition (financial or otherwise) of Mortgage Borrower, taken as a whole.

“Prepayment Fee” shall have the meaning set forth in the Mezzanine Notes.

“Principal Amount” shall mean, collectively, the aggregate “Principal Amount” under each of the Mezzanine Notes, as such term is defined in each of the Mezzanine Notes.

“Principal Control Persons” shall mean (a) one or more affiliates of Colony Capital, LLC (or, subject to such Persons being licensed as and when required in accordance with applicable Gaming Laws, its five most senior executive officers, including, without limitation, Thomas J. Barrack, Jr.’s successor as Chief Executive Officer of Colony Capital, LLC), (b) Frank J. Fertitta III, (c) Lorenzo J. Fertitta, (d) Thomas J. Barrack, Jr., (e) any other Person expressly agreed to in writing by Mezzanine Lender, in Mezzanine Lender’s reasonable discretion, to be a Principal Control Person, and (f) in the event that both Fertitta Brothers are deceased or incapacitated, one of the Persons identified on Schedule IX designated by Mezzanine Borrower (subject to compliance with applicable Gaming Laws and provided that the Person so designated shall not be a Disqualified Transferee) as a Principal Control Person in lieu of the Fertitta Brothers.

“Principal Investors” shall mean (a) one or more Affiliates of Colony Capital, LLC, (b) Frank J. Fertitta III, his Affiliates, personal investment vehicles, spouse, lineal descendants (including adopted children and their lineal descendants) and any trust or entity owned, controlled by or established for the benefit of, or the estate of, any of the foregoing, (c) Lorenzo J. Fertitta, his Affiliates, personal investment vehicles, spouse, lineal descendants (including adopted children and their lineal descendants) and any trust or entity owned, controlled by or established for the benefit of, or the estate of, any of the foregoing, (d) Blake and Delise Sartini, their Affiliates, personal investment vehicles, lineal descendants (including adopted children and their lineal descendants) and any trust or entity owned, controlled by or established for the benefit of, or the estate of, any of the foregoing, and (e) Thomas J. Barrack, Jr., his Affiliates, personal investment vehicles, spouse, lineal descendants (including adopted children and their lineal descendants) and any trust or entity owned, controlled by or established for the benefit of, or the estate of, any of the foregoing.  For purposes of this definition, the term “Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect Common Control with, or any general partner or managing member in, such specified Person.

“Pro Rata Share” shall mean, with respect to each Mezzanine Lender, the ratio of such Mezzanine Lender’s interest in the amount of the Loan to the aggregate amount of the Loan.  As of the date hereof, the Pro Rata Share applicable to Mezzanine Noteholder I is sixty-two and one-half percent (62.5%) and the Pro Rata Share applicable to Mezzanine Noteholder II is thirty-seven and one-half percent (37.5%).

“Proceeds” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Prohibited Person” means any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States or America.

“Property” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Property Specific Representations” shall mean the representations and warranties of Mezzanine Borrower set forth in Sections 4.1.4 (with respect to the Property only), 4.1.6, 4.1.11, 4.1.13, 4.1.15, 4.1.23, 4.1.24, 4.1.25, 4.1.26, 4.1.27, 4.1.29, 4.1.39, 4.1.45, and 12.1 with respect to the Property.

“Proprietary Information” shall have the meaning set forth in Section 11.2.9(a).

“Proscribed Assignee” shall mean Highland Capital Partners.

“Protective Advances” shall mean sums advanced by Mezzanine Lender for the purposes of payment of items reasonably necessary to protect the Collateral, the Senior Mezzanine Collateral, or the Property.

“Purchase and Sale Agreement” shall mean that certain Amended and Restated Purchase and Sale Agreement, dated as of October 31, 2007, by and among Charleston Station LLC, Boulder Station, Inc., Palace Station Hotel & Casino, Inc., and Sunset Station, Inc., collectively as sellers, FCP Newco, LLC, and the other parties thereto, as assigned by FCP NewCo, LLC to Mortgage Borrower on or approximately on the Closing Date.

“PZR” shall mean The Planning Zoning Resource Corporation.

“Qualified Transferee” shall mean any entity that, together with its Close Affiliates, (i) is experienced in owning and/or operating properties similar to the Property, (ii) (a) has a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $500 Million and (b) immediately prior to such transfer, controls real estate equity assets of at least $2 Billion, and (iii) is not a Disqualified Transferee.

“Rate Cap Collateral (Third Mezzanine)” shall have the meaning set forth in Section 9.2.

“Rating Agencies” shall mean (a) prior to a Securitization, each of S&P, Moody’s and Fitch and any other nationally-recognized statistical rating agency which has been approved by Mortgage Lender and (b) after a Securitization has occurred, each such Rating Agency which has rated the Securities in the Securitization.

“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion which may be satisfied by a Rating Agency declining to review the matter in question without adverse impact on the Securities.  In the event that, at any given time, no such Securities shall have been issued and are then outstanding, then the term

Rating Agency Confirmation shall be deemed instead to require the written approval of Mortgage Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation if any such Securities were outstanding.

“Real Property” shall mean, collectively, the Land, the Improvements and the Appurtenances (as defined in the Security Instruments, collectively).

“Receipts” shall mean with respect to any Person, the declaration or payment of any cash, cash flow, dividend or distribution on or in respect of any member’s or partner’s interest, shares of any class of capital stock or other beneficial interest of such Person; the proceeds of any purchase, redemption, exchange or other retirement of any member’s or partner’s interest, shares of any class of capital stock or other beneficial interest of such Person, directly or indirectly; the return of capital by such Person to its members, shareholders or partners as such; or any other distribution of any nature whatsoever on or in respect of any member’s or partner’s interest, shares of any class of capital stock or other beneficial interest of such Person.

“Recourse Guaranty (Mezzanine)” shall mean that certain Guaranty of Recourse Obligations of Mezzanine Borrower, dated as of November 7, 2007, by Guarantors in favor of Mezzanine Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Register” shall have the meaning set forth in Section 15.4.

“Regulatory Change” shall mean any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to Mezzanine Lender, or any Person Controlling Mezzanine Lender or to a class of banks or companies Controlling banks of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof.

“Release” shall have the meaning provided in Section 2.3.4.

“Release Date” shall have the meaning provided in Section 2.3.4(a).

“Release Instruments” shall have the meaning provided in Section 2.3.4(c).

“Release Property” shall have the meaning provided in Section 2.3.4.

“Rents” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Replaced Property” shall have the meaning provided in Section 2.3.5(a).

“Replacement Interest Rate Cap Agreement (Third Mezzanine)” shall mean collectively, one or more interest rate cap agreements from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement (Third Mezzanine), except that (i) the same shall be effective as of (A) in connection with a replacement following a downgrade, withdrawal or qualification of Counterparty, the date required in Section 9.3(c) or

(B) in connection with a replacement related to an extension of the Maturity Date, the date required in Section 5(a)(ii) of the Mezzanine Notes, and (ii) the notional amount shall be the Principal Amount then outstanding; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement (Third Mezzanine) shall be such interest rate cap agreement approved in writing by Mezzanine Lender.

“Requesting Parties” shall have the meaning set forth in Section 11.2.9(b).

“Revolving/Term Credit Facility” shall mean that certain Credit Agreement, dated as of November 7, 2007, among Station Casinos, Inc., as borrower, Deutsche Bank Trust Company Americas, as administrative agent, Deutsche Bank Securities Inc. and J. P. Morgan Securities Inc., as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A., as syndication agent, and the other lenders party thereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and any refinancing thereof.

“Revolving/Term Credit Facility Lien” shall have the meaning provided in Section 8.5(b)(iv).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Second Mezzanine Borrower” shall mean FCP MezzCo Borrower II, LLC, a Delaware limited liability company.

“Second Mezzanine Lender” shall mean the holders of the Second Mezzanine Loan.

“Second Mezzanine Loan” shall mean a $175,000,000 mezzanine loan, comprised of (x) that certain $150,000,000 loan, made by Second Mezzanine Lender to Second Mezzanine Borrower, and (y) the assumption by Second Mezzanine Borrower pursuant to the Second Mezzanine Loan Documents of $25,000,000 in principal amount initially borrowed by Mortgage Borrower.

“Second Mezzanine Loan Documents” shall mean the documents evidencing and securing the Second Mezzanine Loan, as may be modified, amended, extended, supplemented, restated or replaced from time to time.

“Second Mezzanine Notes” shall mean, collectively, (a) that certain Amended and Restated Second Mezzanine Note A-1, dated as of March 19, 2008, from Second Mezzanine Borrower to Mezzanine Noteholder I in the principal amount of $109,375,000 and (b) that certain Amended and Restated Second Mezzanine Note A-2, dated as of March 19, 2008, made by Second Mezzanine Borrower to Mezzanine Noteholder II, in the principal amount of $65,625,000, as the same may be amended, restated, replaced, supplemented, substituted, severed, or otherwise modified from time to time, as the same may be amended, restated, replaced, supplemented, substituted, severed, or otherwise modified from time to time.

“Securities”  shall have the meaning set forth in the Loan Agreement (Mortgage).

“Securitization” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Security Instrument” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Senior Mezzanine Borrowers” shall mean, collectively, First Mezzanine Borrower and Second Mezzanine Borrower, as the context may require.

“Senior Mezzanine Collateral” shall mean, with respect to any Senior Mezzanine Loan Agreement, the “Collateral” as defined in such Senior Mezzanine Loan Agreement.

“Senior Mezzanine Default” shall mean, with respect to any Senior Mezzanine Loan Agreement, a “Default” as defined in such Senior Mezzanine Loan Agreement.

“Senior Mezzanine Event of Default” shall mean, with respect to any Senior Mezzanine Loan Agreement, an “Event of Default” as defined in such Senior Mezzanine Loan Agreement.

“Senior Mezzanine Lenders” shall mean, collectively, First Mezzanine Lender and the Second Mezzanine Lender, as the context may require.

“Senior Mezzanine Loan Agreement” shall mean a Mezzanine Loan and Security Agreement entered into between a Senior Mezzanine Borrower, as borrower, and a Senior Mezzanine Lender, as lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Senior Mezzanine Loan Documents” shall mean, collectively, the First Mezzanine Loan Documents and the Second Mezzanine Loan Documents, as the context may require.

“Senior Mezzanine Loans” shall mean, collectively, the First Mezzanine Loan and the Second Mezzanine Loan.

“Senior Mezzanine Notes” shall mean, collectively, the First Mezzanine Notes and the Second Mezzanine Notes, as the context may require.

“Senior Mezzanine Ownership Interests” shall mean, with respect to any Senior Mezzanine Loan Agreement, “Ownership Interests” as defined in such Senior Mezzanine Loan Agreement.

“Senior Mezzanine Release Price” shall mean the product of (a) the “Mezzanine Allocated Loan Amount” for each Senior Mezzanine Loan with respect to the Release Property as set forth in the Loan Agreement (Mortgage); and (b) the applicable Combined Release Price Percentage(s), minus, if applicable, the principal amount of any prepayment of such Senior Mezzanine Loan paid from Proceeds derived from a casualty, other damage or injury or Taking affecting such Release Property.

“Servicer” shall mean such Person designated in writing with an address for such Person by Mezzanine Lender, in its sole discretion, to act as Mezzanine Lender’s agent hereunder with such powers as are specifically delegated to the Servicer by Mezzanine Lender, whether pursuant to the terms of this Agreement, the Mezzanine Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto.

“Single Purpose Entity” shall mean a Person, other than an individual, which (i) is formed or organized solely for the purpose of acquiring, owning, holding, developing, using, operating and financing, directly, or, in the case of Mezzanine Borrower, any Senior Mezzanine Borrower, or any Junior Mezzanine Borrower, indirectly, an ownership interest in the Property, (ii) does not engage in any business unrelated to the Property (or in the case of Mezzanine Borrower, any Senior Mezzanine Borrower, or any Junior Mezzanine Borrower, its subsidiary) and the ownership, development, use, operation and financing thereof, (iii) has not and will not have any assets other than those related to its interest in the Property (or in the case of Mezzanine Borrower, any Senior Mezzanine Borrower, or any Junior Mezzanine Borrower, its subsidiary) or the operation, management and financing thereof or any indebtedness other than the Permitted Debt (as applicable), (iv) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, (v) holds itself out as being a Person, separate and apart from any other Person, (vi) does not and will not commingle its funds or assets with those of any other Person, (vii) conducts its own business in its own name; (viii) maintains separate financial statements, (ix) pays its own liabilities out of its own funds, (x) observes all partnership, corporate or limited liability company formalities, as applicable, (xi) pays the salaries of its own employees, if any, and maintains a sufficient number of employees, if any, in light of its contemplated business operations, (xii) does not guarantee or otherwise obligate itself with respect to the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, (xiii) does not acquire obligations or securities of its partners, members or shareholders, (xiv) allocates fairly and reasonably shared expenses, including, without limitation, any overhead for shared office space, if any, (xv) uses separate stationery, invoices, and checks, (xvi) maintains an arms-length relationship with its Affiliates, (xvii) does not and will not pledge its assets for the benefit of any other Person (except as permitted pursuant to the Mortgage Loan, any Senior Mezzanine Loan, the Loan or any Junior Mezzanine Loan, as applicable) or make any loans or advances to any other Person, (xviii) does and will continue to use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity, (xix) maintains adequate capital in light of its contemplated business operations, and (xx) files its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pays any taxes so required to be paid under applicable law, and (xx) has not and will not engage in, seek, or consent to the dissolution, winding up, liquidation, consolidation or merger and except as otherwise permitted in this Agreement, has not and will not engage in, seek or consent to any asset sale, transfer of partnership, membership or shareholder interests, or amendments of its partnership or operating agreement, certificate of incorporation, articles of organization or other organizational document.  In addition, if such Person is a partnership, (1) all general partners of such Person shall be Single Purpose Entities; and (2) if such Person has more than one general partner, then the organizational documents shall provide that such Person shall continue (and not dissolve) for so long as a solvent general partner exists.  In addition, if such Person is a corporation, then, at all times: (a) such Person shall have at least two (2) Independent Directors and (b) the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote.  In addition, if such Person is a limited liability company, (a) such Person shall have at least two (2) Independent Managers, Independent Directors or Independent Members, (b) if such Person is managed by a board of managers or directors, the board of managers or directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers or directors unless all of the managers or directors, including the Independent Managers or Independent Directors, shall have participated in such vote, (c) if such Person is not managed by a board of managers or directors, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote, (d) each managing member shall be a Single Purpose Entity and (e) its articles of organization, certificate of formation and/or operating agreement, as applicable, shall provide that until all of the Indebtedness and Obligations (Mortgage), Obligations (Senior Mezzanine), Obligations (Third Mezzanine), or Obligations (Junior Mezzanine), as applicable, are paid in full such entity will not dissolve.  In addition, the organizational documents of such Person shall provide that such Person (1) without the unanimous consent of all of the partners, directors or members, as applicable, shall not with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial interest (a) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official for the benefit of the creditors of such Person or all or any portion of such Person’s properties, or (b) petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (2) has and will maintain its books, records, resolutions and agreements as official records, (3) has held and will hold its assets in its own name, (4) has not and will not identify its partners, members or shareholders, or any affiliates of any of them as a division or part of it, and (5) except as provided in the Mortgage Loan Documents, Senior Mezzanine Loan Documents, Mezzanine Loan Documents or Junior Mezzanine Loan Documents, as applicable, has not and will not enter into or be a party to any transaction with its partners, members, shareholders, or its Affiliates except in the ordinary course of business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with a third party.

“Special Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the Closing Date as result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Mezzanine Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Mezzanine Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Mezzanine Lender is organized or maintains a lending office.

“SPE Entity” shall mean the Mortgage Borrower, the Senior Mezzanine Borrowers, the Mezzanine Borrower and any Junior Mezzanine Borrower.

“Sponsor” shall mean Fertitta Colony Partners LLC, a Nevada limited liability company.

“State” shall mean, with respect to each Individual Property, the State in which such Individual Property or any part thereof is located.

“Strike Price” shall mean  5.77%.

“Sub-Account(s)” shall have the meaning set forth in Section 3.1.1.

“Sublease” shall mean any lease (other than the Ground Leases or the Master Lease), sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted by the Mortgage Borrower or the Master Lessee a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Sublease Modification” shall have the meaning set forth in Section 8.8.2.

“Subleasing Standards” shall mean the standards set forth on Schedule I attached hereto and made a part hereof.

“Substitute Property” shall have the meaning provided in Section 2.3.5(a).

“Substitute Property Mortgage Spreader Agreement” shall have the meaning provided in Section 2.3.5(a).

“Substitution” shall have the meaning provided in Section 2.3.5(a).

“Substitution Date” shall have the meaning provided in Section 2.3.5(c).

“Substitution Due Diligence Package” shall have the meaning provided in Section 2.3.5(c).

“Substitution Notice” shall have the meaning provided in Section 2.3.5(c).

“Survey” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Taking” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Tenant” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Title Company” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Title Policies” shall have the meaning set forth in the Loan Agreement (Mortgage).

“Transfer” shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, lease, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, lease, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.

“True Lease Opinion” shall have the meaning provided in Section 2.5.4(b).

“True Sale Opinion” shall have the meaning provided in Section 2.5.4(c).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“UCC Financing Statement” shall have the meaning provided in Section 2.3.5(d)(xiii)(3).

“Unimproved Parcels” shall mean (a) those portions of the Property identified on Schedule IV attached hereto and made a part hereof and (b) any undeveloped portion of an Individual Property as to which Mezzanine Lender has reasonably determined (x) that such portion is not required for the primary intended use of such Individual Property, and (y) that neither the release of such portion nor the intended use of such portion following such release will adversely affect either the “as leased” appraised value or the net operating income of the remaining portion of such Individual Property.

“U.S. Government Obligations” shall have the meaning set forth in the Loan Agreement (Mortgage).

“VoteCo” shall mean FCP VoteCo, LLC, a Nevada limited liability company.

1.2           Principles of Construction.  All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any other Mezzanine Loan Document or in any certificate or other document made or delivered pursuant thereto.  Any capitalized term used herein but not otherwise defined shall have the meaning ascribed to it in the Loan Agreement (Mortgage).  All uses of the word “including” shall mean including, without limitation unless the context shall indicate otherwise.  Unless otherwise specified, the words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.            GENERAL TERMS

2.1           Loan; Disbursement to Mezzanine Borrower.

2.1.1        The Loan.  Subject to and upon the terms and conditions set forth herein, each Mezzanine Lender has made, on a several (but not joint) basis, its Pro Rata Share of the Loan, and Mezzanine Borrower has accepted the Loan.

2.1.2        Disbursement to Mezzanine Borrower.  Mezzanine Borrower has requested and received only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.  Mezzanine Borrower acknowledges and agrees that the full proceeds of the Loan have been disbursed by Mezzanine Lender to Mezzanine Borrower as of the Closing Date.

2.1.3        The Mezzanine Notes, Pledge and Mezzanine Loan Documents.  The Loan shall be evidenced by the Mezzanine Notes and secured by this Agreement, the Pledge, and the other Mezzanine Loan Documents.

2.1.4        Use of Proceeds.  Mezzanine Borrower shall use the proceeds of the Loan to make a contribution to Mortgage Borrower and cause Mortgage Borrower to (a) acquire the Property, (b) pay all past-due operating expenses, if any, in respect of the Property, (c) fund any working capital requirements of the Property, (d) make deposits into the Sub-Accounts as required under the Loan Agreement (Mortgage), (e) pay costs and expenses incurred in connection with the closing of the Loan, (f) distribute to its parent entities and (g) retain and/or distribute the balance, if any.

2.2           Interest; Loan Payments; Late Payment Charge.

2.2.1        Payment of Principal and Interest.

(i)            Except as set forth in Section 2.2.1(ii), interest shall accrue on the Principal Amount as set forth in the Mezzanine Notes.

(ii)           Upon the occurrence and during the continuance of an Event of Default and from and after the Maturity Date if the entire Principal Amount is not repaid on the Maturity Date, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate calculated from the date such payment was due without regard to any grace or cure periods contained herein.  Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Indebtedness (or that portion thereof that is then due).  To the extent permitted by applicable law, interest at the Default Rate shall be added to the Indebtedness, shall itself accrue interest at the same rate as the Loan and shall be secured by this Agreement, and the Pledge.  This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness, nor as a waiver of any other right or remedy accruing to Mezzanine Lender by reason of the occurrence of any Event of Default, and Mezzanine Lender retains its rights under the Mezzanine Notes to accelerate and to continue to demand payment of the Indebtedness upon the happening of any Event of Default.

2.2.2        Method and Place of Payment.

(a)               On each Payment Date, Mezzanine Borrower shall pay to Mezzanine Lender interest accruing pursuant to the Mezzanine Notes for the entire Interest Period during which said Payment Date shall occur.

(b)               All amounts advanced by Mezzanine Lender pursuant to the applicable provisions of the Mezzanine Loan Documents, other than the Principal Amount, together with any interest at the Default Rate or other charges as provided therein, shall be due and payable hereunder as provided in the Mezzanine Loan Documents.  In the event any such advance or charge is not so repaid by Mezzanine Borrower, Mezzanine Lender may, at its option, first apply any payments received under the Mezzanine Notes to repay such advances, together with any interest thereon, or other charges as provided in the Mezzanine Loan Documents, and the balance, if any, shall be applied in payment of any installment of interest or principal then due and payable.

(c)               The Maturity Date Payment shall be due and payable in full on the Maturity Date.

2.2.3        Late Payment Charge.  If any principal, interest or any other sums due under the Mezzanine Loan Documents (other than the outstanding Principal Amount due and payable on the Maturity Date) is not paid by Mezzanine Borrower on or prior to the date on which it is due, Mezzanine Borrower shall pay to Mezzanine Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the Maximum Legal Rate (the “Late Payment Charge”) in order to defray the expense incurred by Mezzanine Lender in handling and processing such delinquent payment and to compensate Mezzanine Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by this Agreement, the Pledge, and the other Mezzanine Loan Documents to the extent permitted by applicable law.

2.2.4        Usury Savings.  This Agreement and the Notes are subject to the express condition that at no time shall Mezzanine Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Mezzanine Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Mezzanine Loan Documents, Mezzanine Borrower is at any time required or obligated to pay interest on the principal balance due under the Mezzanine Notes at a rate in excess of the Maximum Legal Rate, then the LIBOR Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due under the Mezzanine Notes.  All sums paid or agreed to be paid to Mezzanine Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.3           Prepayments.  No prepayments of the Indebtedness shall be permitted except as set forth in this Section 2.3 and Section 4 of the Mezzanine Notes.  If Mezzanine Borrower tenders payment of any part of the Indebtedness other than in accordance with Sections 2.3.1, 2.3.2 or 2.3.4, (a) such payment may be made only on the next occurring Payment Date together with all unpaid interest thereon as calculated through the end of the Interest Period during which such Payment Date occurs (even if such period extends beyond such Payment Date and calculated as if such payment had not been made on such Payment Date), and (b) Mezzanine Borrower shall pay, in addition to the Indebtedness, an amount equal to the Prepayment Fee and all other fees and sums payable hereunder or under the Mezzanine Loan Documents.

2.3.1        Mandatory Prepayments.  If there shall occur a casualty or Taking in respect of the Property and as a result thereof the Loan (Mortgage) and each of the Senior Mezzanine Loans are prepaid in whole or in part, then, to the extent that there shall be excess proceeds or awards available following the application of the proceeds or awards to reconstruct or repair the Property or to the payment of all or any portion of the Loan (Mortgage) pursuant to the terms of the Loan Documents (Mortgage) and the Senior Mezzanine Loans pursuant to the terms of the Senior Mezzanine Loan Documents, (“Excess Proceeds”), Mezzanine Borrower shall repay the Mezzanine Notes, or a portion thereof, in the amount of such available Excess Proceeds (excluding that portion used to pay any Prepayment Fee) in accordance with Section 4(b) of the Mezzanine Notes.  All Excess Proceeds shall be deposited directly into the Mezzanine Account.

2.3.2        Prepayments After Event of Default; Application of Amounts Paid.  If, following an Event of Default, Mezzanine Lender shall accelerate the Indebtedness and Mezzanine Borrower thereafter tenders payment of all or any part of the Indebtedness, or if all or any portion of the Indebtedness is recovered by Mezzanine Lender after such Event of Default, (a) such payment may be made only on the next occurring Payment Date together with all unpaid interest thereon as calculated through the end of the Interest Period during which such Payment Date occurs (even if such period extends beyond such Payment Date and calculated as if such payment had not been made on such Payment Date), and all other fees and sums payable hereunder or under the Mezzanine Loan Documents, including without limitation, interest that has accrued at the Default Rate, and any Late Payment Charges), (b) such payment shall be deemed a voluntary prepayment by Mezzanine Borrower, and (c) Mezzanine Borrower shall pay, in addition to the Indebtedness, an amount equal to the Prepayment Fee.

2.3.3        Release of Collateral upon Repayment of Loan in Full.  Mezzanine Lender shall, upon the written request of Mezzanine Borrower, upon payment in full of the Principal Amount and interest on the Loan and all other amounts due and payable under the Mezzanine Loan Documents in accordance with the terms and provisions of the Mezzanine Notes and this Agreement, release the Lien of (i) this Agreement upon the Account Collateral (Third Mezzanine) and the Rate Cap Collateral (Third Mezzanine) and, (ii) the Pledge.  In such event, Mezzanine Borrower shall submit to Mezzanine Lender, not less than ten (10) Business Days prior to the date of such release or assignment, a release of lien, for such property for execution by Mezzanine Lender.  Such release or assignment, as applicable, shall be in a form appropriate in each jurisdiction in which the Collateral is located and satisfactory to Mezzanine Lender in its reasonable discretion.  In addition, Mezzanine Borrower shall provide all other documentation Mezzanine Lender reasonably requires to be delivered by Mezzanine Borrower in connection with such release or assignment, as applicable.

2.3.4        Release of Individual Properties.  In the event Mortgage Borrower requests the release of any Individual Property or Properties from the Lien under the Loan Documents (Mortgage) or to otherwise convey such Individual Property or Properties to another Person, subject to satisfaction of each of the conditions set forth below, Mezzanine Lender shall consent to such release and conveyance and authorize (i) Mortgage Borrower to effect the release of such Individual Property or Individual Properties (a “Release” and each Individual Property subject to a Release, a “Release Property”) from the Lien of the applicable Security Instrument and related Loan Documents (Mortgage) (or to the extent so requested by Mezzanine Borrower, assign the Lien of the applicable Security Instrument to a new lender without representation, warranty or recourse) and to concurrently therewith convey the Release Property to a Person other than Mortgage Borrower, Mezzanine Borrower, any Senior Mezzanine Borrower, or any other SPE Entity (each release and conveyance under this Section 2.3.4 or Section 2.3.5, a “Property Release”), (ii) a reduction in the notional amounts of the Interest Rate Protection Agreement, the Interest Rate Cap Agreement (Third Mezzanine), and/or the interest rate cap agreements required pursuant to the Junior Mezzanine Loan Documents, all in proportion to the reduction of the principal amounts thereof as required under the Loan Documents (Mortgage), Senior Mezzanine Loan Documents, Mezzanine Loan Documents, and Junior Mezzanine Loan Documents, as applicable, (iii) the Cash Management Bank (Mortgage) to return to Mortgage Borrower any Excess Account Collateral subject to and in accordance with Section 2.3.7 of the Loan Agreement (Mortgage) except to the extent otherwise provided in such Section, (iv) Mortgage Borrower to comply with Section 2.3.8 of the Loan Agreement (Mortgage) with regard to adjusting the ongoing reserve requirements thereunder, and (v) a reduction in the Master Lease Base Rent in an amount, which shall equal the product of (x) the initial Master Lease Base Rent multiplied by (y) a fraction, the numerator of which is the Combined Allocated Loan Amount for the Release Property, and the denominator of which is the original Combined Principal Amount, and (vi) Mezzanine Borrower to cause Mortgage Borrower to enter into an amendment to the Master Lease with Master Lessee (A) to effect such authorized reduction in the Master Lease Base Rent, (B) to cause such Release Property to be released from the Master Lease, (C) to terminate the Master Lease with respect to such Release Property as of the date that such Release Property is released from the Lien of the applicable Security Instrument and related Loan Documents (Mortgage), (D) to amend the legal description of the “Leased Property” (as defined in the Master Lease) to delete the Release Property, and (E) make such other amendments consistent with the release of the Release Property from the Leased Property.:

(a)                                  Mezzanine Borrower delivers a written notice (a “Property Release Notice”) to Mezzanine Lender of its desire to effect such Property Release no later than thirty (30) days prior to the date of such desired Property Release, and setting forth the Business Day (the “Release Date”) on which Mezzanine Borrower desires that Mortgage Lender release its interest in such Release Property.

(b)                                 Each of the Mortgage Lender, each Senior Mezzanine Lender, Mezzanine Lender and each Junior Mezzanine Lender shall have received all prepayment fees required to be paid to them under the Loan Documents (Mortgage), Senior Mezzanine Loan Documents, Mezzanine Loan Documents, and Junior Mezzanine Loan Documents, as applicable, and the Mezzanine Lender shall have received the full Mezzanine Release Price and evidence that the Mortgage Lender has received the full Mortgage Release Price, each Senior Mezzanine Lender has received the full Senior Mezzanine Release Price, and each Junior Mezzanine Lender has received its full applicable Junior Mezzanine Release Price.  Interest payable under the Mortgage Notes, Senior Mezzanine Notes, Mezzanine Notes and Junior Mezzanine Notes shall be calculated through the end of the Interest Period in which such payment is made on the applicable principal amount (even if such period extends beyond such Payment Date and calculated as if such payment had not been made on such Payment Date (i.e. without a deduction for the portion of the Principal Amount included in the Release Price)).

(c)               Mortgage Borrower shall submit to Mortgage Lender (with a copy to Mezzanine Lender), concurrently with the Property Release Notice (except that Mortgage Borrower may deliver the release of Liens hereinafter described to Mortgage Lender and Mezzanine Lender after delivery of the Property Release Notice so long as such delivery is made prior to the tenth (10th ) Business Day preceding the applicable Release Date), a release of Liens (and related Loan Documents (Mortgage) for each applicable Release Property (for execution by Mortgage Lender) in a form appropriate in the State and otherwise satisfactory to Mortgage Lender in its reasonable discretion and all other documentation Mezzanine Lender reasonably require to be delivered by Mortgage Borrower or Mezzanine Borrower in connection with such Property Release (collectively, “Release Instruments”) for each applicable Release Property together with an Officer’s Certificate certifying that (i) the Release Instruments are, or will be when delivered, in compliance with all Legal Requirements, (ii) the release to be effected will not violate the terms of this Agreement, (iii) the release to be effected will not impair or otherwise adversely affect the Liens, security interests and other rights of Mortgage Lender under the Loan Documents (Mortgage) not being released (or as to the Individual Properties subject to the Mezzanine Loan Documents not being released) or the Mezzanine Lender’s Lien on the Collateral or the Senior Mezzanine Lenders’ Lien on the Senior Mezzanine Collateral; and (iv) the requirement described in paragraph (d) below is satisfied in connection with such Property Release (together with calculations and supporting documentation demonstrating the same in reasonable detail).

(d)               With respect to any Property Release, after giving effect to such Property Release, the LCR as of the Release Date for all of the Individual Properties then remaining subject to the Liens of the Security Instruments shall not be less than the greater of (A) the Closing Date LCR and (B) 65% of the LCR for the Individual Properties subject to the Liens of the Security Instruments immediately prior to the Release Date.

(e)               No Default or Event of Default shall have occurred and then be continuing on the date on which Mezzanine Borrower delivers the Property Release Notice and on the Release Date.

(f)                The Release Property is simultaneously transferred to a party other than Mezzanine Borrower, or any other SPE Entity.

(g)               Mezzanine Borrower causes Mortgage Borrower to execute and deliver such other instruments, certificates, opinions of counsel and documentation as Mezzanine Lender and the Rating Agencies shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Mortgage Lender by the Loan Documents (Mortgage), including any amendments, modifications or supplements to any of the Loan Documents (Mortgage) and partial release endorsements to the existing Title Policies, as applicable.

(h)               Mezzanine Borrower shall pay (or cause Mortgage Borrower to pay) for any and all reasonable out-of-pocket costs and expenses incurred in connection with any proposed Property Release, including (with respect to Mezzanine Borrower) Mezzanine Lender’s reasonable attorneys’ fees and disbursements and (with respect to Mortgage Borrower) all title insurance premiums for any endorsements to any existing Title Policies reasonably required by Mortgage Lender in connection with such proposed release.

(i)                Prior to the Release Date, Mezzanine Borrower shall deliver to Mezzanine Lender evidence reasonably satisfactory to Mezzanine Lender that all amounts owing to any parties in connection with the transaction relating to the proposed Property Release have been paid in full, or will simultaneously be paid in full on the Release Date or adequate reserves therefor are established by Mezzanine Borrower (or, as applicable Mortgage Borrower) in cash with respect to contingent or other liabilities that may arise out of such transaction and for which Mortgage Borrower and Mezzanine Borrower are not adequately indemnified or insured against as reasonably determined by Mezzanine Lender.

(j)                As a condition precedent to a Release but not as a direct covenant of the Mezzanine Borrower, on the Release Date, Mortgage Borrower, each Senior Mezzanine Borrower, and each Junior Mezzanine Borrower shall have paid to Mortgage Lender, each Senior Mezzanine Lender and each Junior Mezzanine Lender, as applicable, the Mortgage Release Price, the applicable Senior Mezzanine Release Price, and the applicable Junior Mezzanine Release Price and any other sums required to be paid under Section 2.3.4 of the Loan Agreement (Mortgage), each Senior Mezzanine Loan Agreement, and each Junior Mezzanine Loan Agreement, as applicable.  This Section 2.3.4(j) shall not create a debtor-creditor relationship between Mezzanine Borrower and any Junior Mezzanine Lender, Senior Mezzanine Lender or Mortgage Lender.

(k)               In the event Mezzanine Lender has approved in writing a right of first refusal or purchase option with respect to the subject Release Property, the transfer of the Release Property in connection with the Property Release shall comply in all respects with the terms and conditions of any such rights of first refusal or purchase options, as such terms and conditions have been approved by Mezzanine Lender.

2.3.5        Substitution of Properties.

(a)               Generally.  Mezzanine Borrower may cause Mortgage Borrower, subject to the conditions in this Section 2.3.5, substitute one or more properties (each a “Substitute Property”) for an existing Individual Property (each a “Replaced Property”) (each release and substitution a “Substitution”); provided, however, such right of Substitution shall be limited to Individual Properties whose aggregate Allocated Loan Amounts in respect of the Mortgage Loan as set forth in the Loan Agreement (Mortgage) represent not greater than twenty percent (20%) of the Loan Amount (as defined in the Loan Agreement (Mortgage)).  From and after the Substitution of a Substitute Property in accordance herewith, such Substitute Property shall thereafter be deemed a Property, and shall have the Allocated Loan Amount and Combined Allocated Loan Amount applicable to the Replaced Property.  Concurrently with the completion of all steps necessary to effect a Substitution as provided in this Section 2.3.5, Mezzanine Lender shall permit Mortgage Lender to release such Replaced Property from the Lien of the applicable

Security Instrument and related Loan Documents (Mortgage) and convey the Replaced Property to a Person other than Mortgage Borrower or another SPE Entity.  In the event of a Substitution, the Mortgage Notes shall remain in full force and effect, and the Lien of the applicable Security Instrument shall be spread to encumber the Substitute Property (each a “Substitute Property Mortgage Spreader Agreement”).

(b)               Certain Requirements.  All Substitute Properties shall comply with this Section 2.3.5.  To qualify as a Substitute Property, a property must, as of the Substitution Date (in addition to the other criteria set forth in this Section 2.3.5):

(i)            be subject to the Master Lease;

(ii)           be a property as to which Mortgage Borrower will hold insurable fee title or a valid and subsisting leasehold interest free and clear of any Lien or other encumbrance except for Permitted Encumbrances (excluding those described in clauses (b), (d), (e) and (i) of the definition of Permitted Encumbrances) and exceptions not materially impairing the value of such property, and have an appraised value at least equal to the Appraised Value of the Replaced Property;

(iii)          be free and clear, as evidenced by the environmental report referred to in paragraph (c) below, of Hazardous Substances requiring  remediation or other action under any Environmental Law the presence of which violates Environmental Laws (with the exception of any immaterial remediation, as determined by Mezzanine Lender in its sole discretion) and be in material compliance with all Environmental Laws;

(iv)          be of a similar use and quality to the other Individual Properties (as reasonably determined by Mezzanine Lender applying the standards of a prudent commercial mezzanine loan lender);

(v)           be in good repair and condition, as evidenced by the engineering report referred to in clause (c) below;

(vi)          if the Substitute Property is ground leased (such that Mortgage Borrower will hold a leasehold interest rather than fee title), the ground lease shall be financeable and otherwise in form and substance reasonably acceptable to Mezzanine Lender, including, without limitation, rent payment and other material financial obligations and providing for the recordation of a memorandum of lease in the applicable real property records; and

(vii)         be in compliance, in all material respects, with Legal Requirements and Insurance Requirements, as evidenced by diligence items required to be provided in paragraph (c) below.

(c)               Diligence Process. The Mezzanine Borrower shall submit to the Mezzanine Lender written notice (a “Substitution Notice”) setting forth the Business Day no earlier than thirty (30) days after the date of such Substitution Notice on which Mezzanine Borrower desires to effect such Substitution (the “Substitution Date”), together with the following materials (the “Substitution Due Diligence Package”) relating to the proposed Substitute Property: (i) a description of the proposed Substitute Property sufficient to obtain a Title Policy for such proposed Substitute Property, (ii) three years of historical cash flow operating statements, if available, (iii) true, complete and correct copies of any Material Subleases affecting the proposed Substitute Property, (iv) a map and site plan, including an existing Survey of the proposed Substitute Property dated not more than six (6) months prior to such submission, (v) a copy of the proposed amendment to the Master Lease and Master Lease SNDA and the License and Reservation Service Agreement to include the proposed Substitute Property, (vi) copies of all permits, licenses and approvals required with respect to operation of the proposed Substitute Property, (vii) a Phase I environmental assessment report, conducted under the ASTM International Standard Practice for Environmental Site Assessments:  Phase I Environmental Site Assessment Process E1527-05, issued by a recognized environmental consultant, (viii) copies of all condominium documents and ground leases, if any, (ix) an engineer’s inspection report, (x) ground lessor, fee mortgagee, condominium association and tenant (under Material Subleases) estoppel certificates and tenant (under Material Subleases) Non-Disturbance Agreements, in each case in the forms attached hereto and including such variations that are either immaterial or are reasonably acceptable to Mezzanine Lender, as applicable, together with any consents required with respect to the Contemplated Transactions, (xi) a commitment from the Title Company with respect to the issuance of a Title Policy, together with copies of all exceptions referenced therein and a copy of the recorded memorandum of ground lease if such Substitute Property will be a Ground Lease Property, (xii) upon the reasonable request of the Mezzanine Lender, a PML study, (xiii) a FIRREA appraisal conducted by Cushman & Wakefield (or another Independent appraiser reasonably acceptable to Mezzanine Lender), (xiv) if such proposed Substitute Property is not then owned by the Mortgage Borrower or its Affiliate, a duly executed copy of the purchase and sale agreement for such proposed Substitute Property and copies of all proposed documentation transferring title to the proposed Substitute Property to Mortgage Borrower including any interim transfers to its Affiliates, (xv) a copy of the flood certification, (xvi) either (A) a letter or other evidence with respect to the proposed Substitute Property from the appropriate Governmental Authorities concerning compliance with applicable zoning and building laws, (B) an ALTA 3.1 zoning endorsement for the Title Policy or (C) a zoning report prepared by PZR indicating that the proposed Substitute Property is in material compliance with applicable zoning and building laws, (xvii) a copy of the valid permanent certificate of occupancy (if required by applicable law), (xviii) calculations of the LTV Ratio and LCR both before and after the proposed Substitution, (xix) evidence reasonably satisfactory to Mezzanine Lender and its insurance consultant of insurance policies covering the proposed Substitute Property satisfying all of the requirements of Article VI, and (xx) UCC, bankruptcy, state and federal tax lien, litigation and judgment searches conducted by a search firm reasonably acceptable to the Mezzanine Lender with respect to the title holder of such proposed Substitute Property on the date immediately prior to acquisition thereof by Mortgage Borrower, in each of the locations reasonably specified by the Mezzanine Lender and not revealing any Liens other than Permitted Encumbrances.  In addition, Mezzanine Borrower shall permit the Mezzanine Lender at all reasonable times and upon reasonable prior notice to make an inspection of such proposed Substitute Property.  Mezzanine Lender shall confirm Mezzanine Borrower’s compliance with this paragraph (c) with respect to each proposed Substitute Property within thirty (30) days after Mezzanine Lender’s receipt of the complete applicable Substitution Due Diligence Package and Mezzanine Lender’s failure to so confirm or deny Mezzanine Borrower’s compliance within such thirty (30) day period shall be deemed compliance by

Mezzanine Borrower with this paragraph (c), provided that this sentence appears in bold capital letters in the Substitution Notice accompanying the Substitution Due Diligence Package.

(d)               Additional Conditions Precedent.  In addition to the conditions in paragraphs (a), (b) and (c) above, each Substitution shall be subject to the satisfaction of the following conditions precedent:

(i)            Rating Agency Confirmation; Rating Agency Requirements.  For any Substitution made after a Securitization, Mortgage Lender’s receipt (with a copy to Mezzanine Lender) of a Rating Agency Confirmation and Mortgage Borrower’s satisfaction of such other conditions as may be required by the Rating Agencies, including any such conditions as may relate to any applicable Ground Lease;

(ii)           Release Conditions.  Mezzanine Borrower’s compliance with the condition set forth in Section 2.3.4(c), (e), (f), (g) and (k) with respect to the release of the Replaced Property;

(iii)          Financial and Other Tests.

(1)           LCR.  After giving effect to such Substitution, as of the Substitution Date the LCR for all of the Individual Properties then remaining subject to the Liens of the Security Instruments (i.e., including the Substitute Property and excluding the Replaced Property), shall not be less than the greater of (A) the Closing Date LCR and (B) the LCR for the Individual Properties subject to the Liens of the Security Instruments immediately prior to the Substitution Date;

(2)           LTV Ratio.  After giving effect to such Substitution, as of the Substitution Date the LTV Ratio for all of the Properties then remaining subject to the Liens of the Security Instruments (i.e. including the Substitute Property and excluding the Replaced Property), shall not be more than the Closing Date LTV.

(3)           EBITDAR.  The earnings from hotel and casino operations at the Property before interest expense/income, taxes, depreciation and amortization, any rental expense on real property (other than ground rent), distribution expense, direct and allocated corporate overhead expense, regional office allocation, royalty charges from affiliates and restructuring expense plus any non-cash charges/less any non-cash income, including but not limited to losses on sales of assets and non cash compensation expense (as evidenced by the financial statements and information provided to Mezzanine Lender by Mezzanine Borrower pursuant to clause (c) of this Section 2.3.5), during each of the three 12-month periods prior to the Substitution Date shall not have materially declined or during the prior 12-month period, evidence a material downward trend (as reasonably determined by Mezzanine Lender, applying the standards of a prudent commercial mezzanine loan lender) over such three (3) year period.

(4)           Geographic Diversity.  The proposed Substitution does not cause (A) more than two Individual Properties to be within a three (3) mile radius of each other or (B) any two Individual Properties to be within a three (3) mile radius of each other having aggregate Combined Allocated Loan Amounts in excess of forty percent (40%) of the Combined Principal Amount.

(iv)          Lender’s Costs and Expenses.  Mezzanine Borrower shall pay for any and all reasonable out-of-pocket costs and expenses of Mezzanine Lender incurred in connection with any proposed Substitution, including Mezzanine Lender’s reasonable attorneys’ fees and disbursements.  Each Senior Mezzanine Borrower shall pay for any and all reasonable out-of-pocket costs and expenses of its Senior Mezzanine Lender incurred in connection with any proposed Substitution, including its Senior Mezzanine Lender’s reasonable attorneys fees and disbursements.  Mortgage Borrower shall pay for any and all reasonable out-of-pocket costs and expenses of Mortgage Lender incurred in connection with any proposed Substitution, including all title insurance premiums for any endorsements to any existing Title Policies reasonably required by Mortgage Lender in connection with such proposed Substitution, title premiums, mortgage recording taxes, transfer taxes and recording fees;

(v)           Transaction Costs.  Mezzanine Borrower shall deliver to Mezzanine Lender evidence reasonably satisfactory to Mezzanine Lender that all amounts owing to any parties in connection with the transactions relating to the proposed Substitution have been paid in full, or will simultaneously be paid in full on the Substitution Date or adequate reserves therefor are established by Mezzanine Borrower (or Mortgage Borrower) in cash with respect to contingent or other liabilities that may arise out of such transaction and for which Mezzanine Borrower (or Mortgage Borrower) is not adequately indemnified or insured against as reasonably determined by Mezzanine Lender;

(vi)          Opinions of Counsel.  Delivery to Mezzanine Lender of the following favorable original Opinions of Counsel or updates thereto in connection with the Substitute Property similar in form and substance to the opinions which were delivered on the Closing Date in connection with the Replaced Property, reasonably satisfactory to Mezzanine Lender and addressed to the Mezzanine Lender on behalf of the holders of the Mezzanine Notes: (a) if requested by the Rating Agencies, a True Lease Opinion and a Non-Consolidation Opinion, (b) a local counsel enforceability opinion as to matters governed by local law, (c) an enforceability opinion under New York law, (d) an opinion to the effect that each of Mortgage Borrower, Master Lessee and Guarantor is duly organized and validly existing under the laws of the state of its formation and is qualified or licensed to do business in each jurisdiction where the nature of its business in which it is engaged makes such qualification or licensing necessary and (e) an opinion to the effect that the Loan Documents (Mortgage) or amendments thereto have been duly authorized, executed and delivered by Mortgage Borrower, Master Lessee and Guarantor and are the valid and binding obligations and agreements of such party, enforceable in accordance with their terms, in each case with the same exceptions as made on Closing Date;

(vii)         No Event of Default.  No Event of Default shall have occurred and then be continuing on the date on which Mezzanine Borrower delivers the Substitution Notice and on the Substitution Date;

(viii)        Accuracy of Representations and Warranties.  The representations and warranties set forth in the Mezzanine Loan Documents shall be true and correct as to the Substitute Property on the Substitution Date in all material respects (subject to any additional items set forth on updated exhibits and schedules hereto provided by Mezzanine Borrower which do not violate the provisions of the Mezzanine Loan Documents and are not reasonably likely to have a Material Adverse Effect with respect to such Substitute Property);

(ix)           Officer’s Certificate.  Delivery to Mezzanine Lender of an Officer’s Certificate certifying to the truth and accuracy of the statements in clauses (vii) and (viii);

(x)            Non-Disqualification Opinion.  Delivery of a Non-Disqualification Opinion;

(xi)           Organizational Documents.  If required by the Rating Agencies, delivery of original updated organizational documents of each of the Mortgage Borrower, Senior Mezzanine Borrowers, Mezzanine Borrower, Junior Mezzanine Borrowers, Master Lessee, Guarantors and Sponsor, including, but not limited to a current certificate of good standing.  If the Substitute Property is located in a State not previously covered by the Security Instruments, evidence of Mortgage Borrower’s and Master Lessee’s qualification to do business in the State where the Substitute Property is located.  Delivery of appropriate evidence of the authorization of the Mortgage Borrower, Master Lessee and Guarantors approving the execution, delivery and performance of the Mortgage Loan Documents or amendments thereto being executed and delivered in connection with the Substitution, duly adopted by the Mortgage Borrower, Master Lessee and Guarantors as applicable and accompanied by an Officer’s Certificate stating that such authorizations have not been altered or repealed and are in full force and effect, and certifying as to the names of the Persons authorized to sign on behalf of such parties, together with the true signatures of each such Person;

(xii)          Insurance Certificates.  Delivery of the insurance certificates with respect to the Substitute Property required under the Loan Agreement (Mortgage); and

(xiii)         Loan Documents.  Delivery of originals of the following Mortgage Loan Documents or amendments thereto:

 (1)                               a Substitute Property Mortgage Spreader Agreement, duly executed and acknowledged by Mortgage Borrower;

 (2)                               a first priority Assignment of Master Lease, Subleases, Rents and Security Deposits, from Borrower, as assignor, to Mortgage Lender, as assignee, assigning to Mortgage Lender all of Mortgage Borrower’s interest in and to the Master Lease, the Subleases, Rents and Security Deposits as security for the Mortgage Loan with respect to the Substitute Property, or a counterpart original of the Assignment of Leases, modified as necessary, duly executed and acknowledged by Mortgage Borrower (the “Assignment of Leases Counterpart”);

 (3)                               UCC financing statements (Form UCC-1) (or other forms required in any jurisdiction), covering all fixtures, Building Equipment and other personal property (other than the Excluded Personal Property), and all proceeds thereof, naming Mortgage Borrower as debtor and Mortgage Lender as secured party (collectively, the “UCC Financing Statements”; together with the Assignment of Leases Counterpart and the Substitute Property Mortgage Spreader Agreement, the “Security Documents”);

 (4)                               the Title Policy or endorsements to the Title Policies, as applicable, issued by the Title Company in an amount equal to 125% of the Allocated Loan Amount for the Substitute Property (or, if the Title Company issues a tie-in endorsement between the Title Policy for the Substitute Property and the Title Policies for the other Individual Properties in form and substance reasonably acceptable to Mezzanine Lender, in an amount equal to 100% of the Allocated Loan Amount for the Substitute Property), reflecting the addition of each such Substitute Property and containing such affirmative coverage similar in form and substance to the affirmative coverage provided in connection with the Replaced Property, insuring that the Substitute Property Mortgage Spreader Agreement creates a valid first lien on Borrower’s fee or leasehold title in the Substitute Property subject to the Permitted Encumbrances, and insuring the perfected first priority interest of Mortgage Lender pursuant to the Substitute Property Mortgage Spreader Agreement, together with any title insurance premiums, fees or charges due in connection therewith, and the Mezzanine Borrower shall cause Mortgage Borrower to cooperate with the Mortgage Lender and execute such further instruments and documents and perform such further acts as the Mezzanine Lender or the Title Company shall reasonably request to carry out the creation and perfection of the liens and security interests contemplated by the Security Documents and the release, discharge and removal of any encumbrances required for the issuance of the Title Policy;

(5)           an amendment to the Master Lease and to the Master Lease SNDA incorporating the Substitute Property and eliminating the Replaced Property;

(6)           updates to any Exhibits and Schedules to the Mortgage Loan Documents as applicable without disclosing matters inconsistent with the requirements of this Section 2.3.5; and

(7)           a Confirmation of Guaranty in customary form duly executed and delivered by Guarantors, adding the Substitute Property to and affirming their obligations under the Recourse Guaranty.

(xiv)        Senior Mezzanine Loan Deliveries.  The Senior Mezzanine Lenders shall have received all deliveries required under Section 2.3.5 of the Senior Mezzanine Loan Agreements, including, but not limited to, insurance certificates naming Senior Mezzanine Lenders with respect to the Substitute Property, a copy of the owner’s title insurance policy and related mezzanine endorsement (if available in such State) and copies of the Substitution Due Diligence Package and all final deliveries to Mortgage Lender under this Section 2.3.5.

(xv)         Junior Mezzanine Loan Deliveries.  The Junior Mezzanine Lenders shall have received all deliveries required under Section 2.3.5 of the Junior Mezzanine Loan Agreements, including, but not limited to, insurance certificates naming Junior Mezzanine Lenders with respect to the Substitute Property, a copy of the owner’s title insurance policy and related mezzanine endorsement (if available in such State) and copies of the Substitution Due Diligence Package and all final deliveries to Mortgage Lender under this Section 2.3.5.

(xvi)        Additional Deliveries.  Mezzanine Lender shall have received such other deliveries reasonably requested by Mezzanine Lender, provided such requests are customary and are consistent with the deliveries required with respect to the Individual Properties on the Closing Date.

2.3.6        Provisions Relating to Individual Properties That Go Dark.

(a)               Mezzanine Borrower shall not permit Mortgage Borrower to allow, permit or suffer any Individual Property to Go Dark.  If an Individual Property shall Go Dark, it shall be an Event of Default hereunder unless, within 30 days of such Individual Property Going Dark, Mezzanine Borrower shall cause Mortgage Borrower to:

(i)            cause such Individual Property to reopen for business to the public; or

(ii)           cause such Individual Property to be released from the lien of the applicable Security Instrument in accordance with Section 2.3.4 hereof; or

(iii)          provide a Substitute Property, to be subject to the lien of the Security Instrument, in accordance with Section 2.3.5 hereof to the extent permitted under such Section, to replace such Individual Property.

(b)           If any Individual Property shall Go Dark, Mezzanine Borrower will cause Mortgage Borrower to promptly send written notice thereof to Mezzanine Lender.  If an Individual Property shall Go Dark, the Master Lessee shall nonetheless be required to make into the Holding Account without reduction the full Master Lease Rent payment as and when required under the Master Lease and the Master Lease Rent Payment Direction Letter with respect to all Individual Properties.

2.3.7        Excess Account Collateral.  Upon the occurrence of any Property Release, provided no 90% Cash Sweep Period exists and no Event of Default has occurred and is continuing, Mezzanine Lender shall promptly perform an analysis of the Account Collateral (Third Mezzanine) in order to reasonably determine the amount of the Account Collateral (Third Mezzanine) (including, but not limited to, Proceeds) attributable to the Release Property (the “Excess Account Collateral”), and shall promptly instruct Cash Management Bank to return to Mezzanine Borrower the Excess Account Collateral, if any, except to the extent that Mezzanine Lender reasonably determines that a shortfall exists in any Sub-Account with respect to the Property other than the Release Property.

2.3.8        Reserve Requirements.  Upon the occurrence of a Property Release, provided no Event of Default has occurred and is continuing, Mezzanine Borrower shall cause Mortgage Borrower to promptly prepare a revised estimate of Impositions and Other Charges, insurance premiums, Ground Rent and Master Lease Rent with respect to the remaining Properties in accordance with Sections 16.1, 16.2 and 16.3, as applicable of the Loan Agreement (Mortgage), and shall promptly provide Mezzanine Lender and Cash Management Bank (Mortgage) with notice of the revised Monthly Tax Reserve Amount, Monthly Insurance Reserve Amount and Monthly Ground Rent Amount.

2.3.9        Release of Unimproved Parcels.  Subject to satisfaction of each of the conditions set forth below with respect to any Unimproved Parcel, at the request of Mezzanine Borrower, Mezzanine Lender shall consent to the release such Unimproved Parcel from the Lien of the applicable Security Instrument and related Loan Documents (Mortgage) and concurrent conveyance of such Unimproved Parcel to a Person other than Mortgage Borrower or another SPE Entity, without the payment of any Release Price:

(a)               Mezzanine Borrower delivers a written notice to Mezzanine Lender (i) identifying the Unimproved Parcel to be released and the date on which Mezzanine Borrower desires the release to be effective, which date shall not be less than thirty (30) days from the date of Mezzanine Borrower’s delivery of notice, and (ii) specifying the intended use of the Unimproved Parcel, which shall not be inconsistent with the use of the portion of the related Individual Property that shall remain subject to the Lien of the applicable Security Instrument.  For the avoidance of doubt, the erecting, maintaining and operating of residential apartment or condominium complexes on Unimproved Parcels after their release shall not be deemed to be inconsistent with the use of the related Individual Property.

(b)               No Noticed Default or Event of Default shall exist and be continuing on the date Mezzanine Borrower delivers its notice to Lender or on the date on which the release of the Unimproved Parcel is to become effective, and on each such date Mezzanine Borrower shall have delivered an Officer’s Certificate certifying to the best of the signer’s actual knowledge without investigation that as of such date no Default or Event of Default exists.

(c)               Each of the Unimproved Parcel and the remainder of the related Individual Property shall constitute separate tax lots and comply with all applicable Legal Requirements, including all zoning and subdivision laws, and including, without limitation, applicable requirements for parking following the intended development of each such Unimproved Parcel.

(d)               The release of the Unimproved Parcel shall not impair, other than to a de minimis extent, any access to or use of the remaining portion of the related Individual Property.

(e)               Mezzanine Borrower shall cause Mortgage Borrower to submit to Mortgage Lender (with a copy to Mezzanine Lender), concurrently with its request for release, Release Instruments for the Unimproved Parcel together with an Officer’s Certificate certifying that (i) the Release Instruments are in compliance with all Legal Requirements, (ii) the release and conveyance to be effected will not violate the terms of this Agreement, (iii) the release to be effected will not impair or otherwise adversely affect the Liens, security interests and other rights of Mortgage Lender under the Loan Documents (Mortgage) not being released (or as to the Property subject to the Loan Documents (Mortgage) not being released) nor adversely affect Mezzanine Lender’s Lien on the Collateral or the Senior Mezzanine Lenders’ Lien on the Senior Mezzanine Collateral and (iv) the requirements described in the other clauses of this Section 2.3.9 have been satisfied in connection with the release and conveyance of the Unimproved Parcel (together with calculations and supporting documentation demonstrating the same in reasonable detail).

(f)                On the date of release of the Unimproved Parcel, the Unimproved Parcel is simultaneously transferred to a party other than Mortgage Borrower or any other SPE Entity.

(g)               Mortgage Borrower executes and delivers such other instruments, certificates, opinions of counsel and documentation as Mezzanine Lender and the Rating Agencies shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Mortgage Lender by the Loan Documents (Mortgage), including any amendments, modifications or supplements to any of the Loan Documents (Mortgage) and partial release endorsements to the existing Title Policies.

(h)               Mezzanine Borrower shall pay for any and all reasonable out-of-pocket costs and expenses incurred by Mezzanine Lender, and cause Mortgage Borrower to pay for any and all reasonable out-of-pocket costs and expenses incurred by Mortgage Lender in connection with any proposed release and conveyance of an Unimproved Parcel, including, with respect to Mezzanine Borrower, Mezzanine Lender’s reasonable attorneys’ fees and disbursements and with respect to Mortgage Borrower, all title insurance premiums for any endorsements to any existing Title Policies reasonably required by Mezzanine Lender in connection with such proposed release.

(i)                Mezzanine Borrower shall cause a Non-Disqualification Opinion with respect to such release to be delivered to Mortgage Lender (with a copy to Mezzanine Lender) and the Rating Agencies.

2.4           Regulatory Change; Taxes.

2.4.1        Increased Costs.  If as a result of any Regulatory Change or compliance of Mezzanine Lender therewith, the basis of taxation of payments to Mezzanine Lender or any company Controlling Mezzanine Lender of the principal of or interest on the Loan is changed or Mezzanine Lender or the company Controlling Mezzanine Lender shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of Mezzanine Lender or the company Controlling Mezzanine Lender); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Mezzanine Lender or any company Controlling Mezzanine Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to LIBOR-based interest rates is imposed on Mezzanine Lender or any company Controlling Mezzanine Lender and Mezzanine Lender determines that, by reason thereof, the cost to Mezzanine Lender or any company Controlling Mezzanine Lender of making, maintaining or extending the Loan to Mezzanine Borrower is increased, or any amount receivable by Mezzanine Lender or any company Controlling Mezzanine Lender hereunder in respect of any portion of the Loan to Mezzanine Borrower is reduced, in each case by an amount deemed by Mezzanine Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Mezzanine Lender shall provide notice thereof to Mezzanine Borrower and Mezzanine Borrower agrees that it will pay to Mezzanine Lender upon Mezzanine Lender’s written request such additional amount or amounts as will compensate Mezzanine Lender or any company Controlling Mezzanine Lender for such Increased Costs to the extent Mezzanine Lender determines that such Increased Costs are allocable to the Loan.  If Mezzanine Lender requests compensation under this Section 2.4.1, Mezzanine Borrower may, by notice to Mezzanine Lender, require that Mezzanine Lender furnish to Mezzanine Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.  In the event that Mezzanine Borrower is required to pay any Increased Costs in accordance with the terms hereof, Mezzanine Borrower shall have the right to prepay the Principal Amount (together with all accrued but unpaid interest thereon calculated through the end of the then current Interest Period) without the imposition of any Prepayment Fee.  Mezzanine Borrower shall have up to ninety (90) days following the later to occur of (1) Mezzanine Lender furnishing a statement setting forth the basis for requesting compensation for Increased Costs if requested by Mezzanine Borrower and (2) receipt from Mezzanine Lender of notice of the Increased Costs to make such prepayment, provided until such prepayment is paid in full (including all accrued but unpaid interest thereon calculated through the end of the then current Interest Period), Mezzanine Borrower shall pay to Mezzanine Lender upon Mezzanine Lender’s written request such additional amount or amounts as will compensate Mezzanine Lender or any company Controlling Mezzanine Lender for Increased Costs incurred in the interim to the extent Mezzanine Lender determines that such Increased Costs are allocable to the Loan.

2.4.2        Special Taxes.  Mezzanine Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes.  If Mezzanine Borrower shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Mezzanine Loan Document to Mezzanine Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4.2) Mezzanine Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Mezzanine Borrower shall make such deductions, and (iii) Mezzanine Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Notwithstanding anything to the contrary contained in this Section 2.4, Mezzanine Borrower shall not be liable for any amounts as a result of withholding for Special Taxes or additional costs incurred as a result of the assignment of all or any portion of the Loan by Mezzanine Lender.

2.4.3        Other Taxes.  In addition, Mezzanine Borrower agrees to pay (or cause Mortgage Borrower to pay) any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Mezzanine Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).

2.4.4        Indemnity.  Mezzanine Borrower shall indemnify Mezzanine Lender for the full amount of Special Taxes (unless Mezzanine Borrower shall not be liable therefore as provided in Section 2.4.2) and Other Taxes (including any Special Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.4.4) paid by Mezzanine Lender and any liability (including penalties, interest, and reasonable out-of-pocket expenses) arising therefrom or with respect thereto, whether or not such Special Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within thirty (30) days after the date Mezzanine Lender makes written demand therefor.

2.4.5        Change of Office.  To the extent that changing the jurisdiction of Mezzanine Lender’s applicable office would have the effect of minimizing Special Taxes, Other Taxes or Increased Costs, Mezzanine Lender shall use reasonable efforts to make such a change, provided that same would not otherwise be disadvantageous to Mezzanine Lender.

2.4.6        Survival.  Without prejudice to the survival of any other agreement of Mezzanine Borrower hereunder, the agreements and obligations of Mezzanine Borrower contained in this Section 2.4 shall survive the payment in full of principal and interest hereunder, and the termination of this Agreement.

2.5           Conditions Precedent to Closing.  The following conditions precedent to the obligation of Mezzanine Lender to make the Loan hereunder were either fulfilled by, or on behalf of, Mezzanine Borrower or waived by Mezzanine Lender as of the Closing Date; provided, however, that unless a condition precedent expressly survived the Closing Date pursuant to a separate agreement, by funding the Loan and filing UCC financing statements relating to the Pledge, Mezzanine Lender is deemed to have waived any such conditions not theretofore fulfilled or satisfied; and provided that the funding of the Loan was further subject to the terms and conditions set forth in the Funding Letter Agreement:

2.5.1        Representations and Warranties; Compliance with Conditions.  The representations and warranties of Mezzanine Borrower contained in this Agreement and the other Mezzanine Loan Documents, and the Merger Representations and Warranties, shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default, Event of Default, Mortgage Default, Mortgage Event of Default, Senior Mezzanine Default or Senior Mezzanine Event of Default shall have occurred and be continuing; and Mezzanine Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Mezzanine Loan Document on its part to be observed or performed.  Notwithstanding the foregoing, (i) the breach or failure of a Property Specific Representation shall not constitute the failure to satisfy the condition precedent set forth in this Section 2.5.1 unless such breach or failure would result in a “Material Adverse Effect on the Company” (as such phrase is defined in the Merger Agreement), (ii) in the event of the breach or failure of a Property Specific Representation that results in a Portfolio MAE, Mezzanine Lender may require Mezzanine Borrower to effect a Mezzanine Lender-Initiated Substitution.

2.5.2        Delivery of Mezzanine Loan Documents; Title Policies; Reports; Leases.

(a)               Mezzanine Loan Documents.  Mezzanine Lender shall have received an original copy of this Agreement, the Mezzanine Notes, the Pledge, and all of the other Mezzanine Loan Documents, in each case, duly executed (and to the extent required, acknowledged) and delivered on behalf of Mezzanine Borrower and any other parties thereto.

(b)               Certificates; Perfection of Lien.  Mezzanine Lender shall have received originals of the Certificates together with a Member Power endorsed in blank.  The Pledge, and the other Mezzanine Loan Documents shall constitute valid, perfected, and enforceable first priority Liens upon the Collateral, in favor of Mezzanine Lender, subject only to the Permitted Encumbrances (Third Mezzanine).

(c)               Interest Rate Cap Agreement (Third Mezzanine).  Mezzanine Lender shall have received the original Interest Rate Cap Agreement (Third Mezzanine) which shall be in form and substance satisfactory to Mezzanine Lender and a counterpart of the Acknowledgment executed and delivered by the Counterparty;

(d)               Mezzanine Account Agreement.  Mezzanine Lender shall have received the original of the Mezzanine Account Agreement executed by each of Cash Management Bank and Mezzanine Borrower;

(e)               Intercreditor Agreements.  Mezzanine Lender shall have received the Intercreditor Agreement.

(f)                UCC Financing Statements.  Mezzanine Lender shall have received evidence that the UCC financing statements relating to the Pledge and this Agreement have been delivered to the Mezzanine Lender for filing in the applicable jurisdictions.

(g)               Title Insurance.

(i)            Mezzanine Lender shall have received a copy of the Title Policies or a marked-up and signed commitment having the force and effect of a title policy, marked “paid” by an authorized representatives of the Title Company) issued by the Title Company with respect to the Loan (Mortgage) and dated as of the Closing Date, with a mezzanine loan endorsement in favor of Mezzanine Lender, it successors and assigns, dated as of the Closing Date and reinsurance and direct access agreements in form and substance acceptable to Mezzanine Lender. Mezzanine Lender shall also have received evidence that all premiums in respect of the Title Policies have been paid; and

(ii)           Mezzanine Lender shall have received evidence of Mortgage Borrower’s ownership of the Property in the form of owner’s title policies insuring Mortgage Borrower’s title to the Property, which title policies shall be in form and substance, and issued by a title insurance company (with appropriate reinsurance or coinsurance), reasonably satisfactory to Mortgage Lender.  Mezzanine Lender shall also have received a letter from Mortgage Borrower to the Mezzanine Lender and countersigned by the Title Companies, directing the Title Company to make certain loss payments under certain of Mortgage Borrower’s owner’s title insurance policies to Mezzanine Lender as more particularly set forth therein.

(iii)          Mezzanine Lender shall have received a “UCC 9” title policy in favor of Mezzanine Lender, its successors and assigns, dated as of the Closing Date with such mezzanine endorsements in favor of Lender as Mezzanine Lender reasonably requires, in form and substance acceptable to Mezzanine Lender.  Mezzanine Lender also shall have received evidence that all premiums in respect of the “UCC Plus” title policy have been paid.

(h)               Survey.  Mezzanine Lender shall have received a current Survey for the Property, containing the survey certification required by the Loan Agreement (Mortgage);

(i)                Insurance.  Mezzanine Lender shall have received valid certificates of insurance for the policies of insurance required by the Loan Agreement (Mortgage) naming Mezzanine Lender as an additional insured (as applicable) and containing a cross liability/severability endorsement, satisfactory to Mezzanine Lender in its sole discretion, and evidence of the payment of all insurance premiums currently due and payable for the existing policy period;

(j)                Environmental Reports.  Mezzanine Lender shall have received an Environmental Report in respect of the Property from a firm, and in form and substance, reasonably satisfactory to Mezzanine Lender;

(k)               Encumbrances.  Mezzanine Borrower shall have taken or caused to be taken such actions in such a manner so that Mezzanine Lender has a valid and perfected first Lien as of the Closing Date on the Collateral.

(l)                Loan Documents (Mortgage).  Mezzanine Lender shall have received true and correct copies of all Loan Documents (Mortgage), each of which shall be reasonably satisfactory to Mezzanine Lender.

(m)              Senior Mezzanine Loan Documents.  Mezzanine Lender shall have received true and correct copies of all Senior Mezzanine Loan Documents, each of which shall be reasonably satisfactory to Mezzanine Lender.

(n)               Pledgor Acknowledgments.  Mezzanine Lender shall have received an original of the acknowledgment in the form of Exhibit D executed by each of Third Mezzanine Borrower and Second Mezzanine Borrower and dated as of the Closing Date, and Mezzanine Lender shall have received satisfactory evidence thereof.

2.5.3        Delivery of Organizational Documents.  On or before the Closing Date, Mezzanine Borrower shall deliver, or cause to be delivered, to Mezzanine Lender copies, certified by an Officer’s Certificate, of all organizational documentation related to Mezzanine Borrower, Sponsor, each SPE Entity, each Guarantor, Master Lessee, Mortgage Borrower, Senior Mezzanine Borrowers, and the Junior Mezzanine Borrowers as have been requested by Mezzanine Lender and/or the formation, structure, existence, good standing and/or qualification to do business of Mezzanine Borrower, Sponsor, each SPE Entity, each Guarantor, Master Lessee, Mortgage Borrower, Senior Mezzanine Borrowers, and the Junior Mezzanine Borrowers as Mezzanine Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Mezzanine Lender.  Each of the organizational documents of any SPE Entity shall contain single purpose entity provisions reasonably approved by Mezzanine Lender prior to the date hereof.

2.5.4        Counsel Opinions.

(a)           Mezzanine Lender shall have received or Mezzanine Borrower shall have delivered into escrow (for release to Mezzanine Lender concurrently with the delivery of the Security Instruments to the Title Company for recording) a non-consolidation opinion in a form reasonably satisfactory to the Mezzanine Lender (the “Non-Consolidation Opinion”).

(b)           Mezzanine Lender shall have received or Mezzanine Borrower shall have delivered into escrow (for release to Lender concurrently with the delivery of the Pledge to the Title Company for recording) a true lease opinion with respect to the Master Lease in form and substance reasonably satisfactory to the Mezzanine Lender (the “True Lease Opinion”).

(c)           Mezzanine Lender shall have received or Mezzanine Borrower shall have delivered into escrow (for release to Mezzanine Lender concurrently with the delivery of the Pledge to the Title Company for recording) a true sale opinion with respect to the Transfer of the entities owning the Property to Mortgage Borrower in form and substance reasonably satisfactory to the Lender (the “True Sale Opinion”).

(d)               Mezzanine Lender shall have received or Mezzanine Borrower shall have delivered into escrow (for release to Mezzanine Lender concurrently with the delivery of the Pledge to the Title Company for recording) a non-contravention opinion with respect to the Transfer of the entities owning the Property to Mortgage Borrower in form and substance reasonably satisfactory to the Lender (the “Non-Contravention Opinion”).

(e)               [Reserved]

(f)                Mezzanine Lender shall have received or Mezzanine Borrower shall have delivered into escrow (for release to Mezzanine Lender concurrently with the delivery of the Pledge to the Title Company) (i) the Opinion of Counsel in such form and substance reasonably satisfactory to the Mezzanine Lender; (ii) a copy of the “Opinion of Counsel” delivered to Senior Mezzanine Lenders pursuant to the Senior Mezzanine Loan Agreements, and (iii) a copy of the “Opinion of Counsel” delivered to Mortgage Lender pursuant to the Loan Agreement (Mortgage).

(g)               Mezzanine Lender shall have received from Counterparty the Counterparty Opinion in such form approved by the Mezzanine Lender.

2.5.5        Consummation of the Merger.  Mezzanine Borrower shall have delivered to Mezzanine Lender a true, correct and complete copy of the Merger Agreement.  The merger transactions contemplated by the Merger Agreement shall have been consummated in accordance with the Merger Agreement, and all conditions precedent to such consummation, as set forth in the Merger Agreement, shall, as of the consummation of the merger transactions, have been satisfied (and would have been satisfied, without taking into consideration the application of the last paragraph of Section 6.1 of the Merger Agreement) or (subject to the following clause) waived, provided that no item requiring the consent of the Parent (as defined in the Merger Agreement), including pursuant to Section 6.1 of the Merger Agreement, that is material to the interest of Mezzanine Lender shall have been given and no condition material to the interests of the Mezzanine Lender shall have been waived except, in ease such case, with the prior written consent of Mezzanine Lender (which Mezzanine Lender shall not unreasonably withhold or delay).

2.5.6        Payments.  All payments, deposits or escrows, if any, required to be made or established by Mezzanine Borrower under this Agreement, the Mezzanine Notes and the other Mezzanine Loan Documents on or before the Closing Date shall have been paid.

2.5.7        Transaction Costs.  Mezzanine Borrower shall have paid or reimbursed Mezzanine Lender for all title insurance premiums, recording and filing fees, costs of Environmental Reports, seismic reports, zoning reports, searches, flood certifications, appraisals and other reports, the reasonable fees and costs of Mezzanine Lender’s counsel and all other reasonable third party out-of-pocket expenses incurred in connection with the origination of the Loan; and Mezzanine Borrower shall have paid the fees due to Mezzanine Lender pursuant to the Fee Letter.

2.5.8        Material Adverse Effect.  Subject to the qualification contained in the preamble to Article IV of the Merger Agreement, other than clause (z) thereof, since December 31, 2005,

there not having occurred a “Material Adverse Effect on the Company” (as defined in the Merger Agreement).

2.5.9        Control.  After giving effect to the consummation of the transactions contemplated by the Merger Agreement, the Principal Investors, collectively, shall beneficially own and control, with unrestricted voting power, at least seventy percent (70%) of the voting equity of each Person constituting a Guarantor pursuant to arrangements consistent with the arrangements previously disclosed to Mezzanine Lender.

2.5.10      Insolvency.  None of Mezzanine Borrower, Senior Mezzanine Borrowers or Mortgage Borrower or any of their constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

2.5.11      Master Lease and Individual Property Subleases. Mezzanine Lender shall have received a copy of the duly executed Master Lease and each Individual Property Sublease, each in form consistent with the forms attached hereto (with respect to the Master Lease) or to the Purchase and Sale Agreement (with respect to the Individual Property Subleases) and otherwise reasonably acceptable to Mezzanine Lender and acceptable to the Rating Agencies and acceptable to the Title Company.

2.5.12      Equity Contribution.  Holdco and FP collectively shall have received as equity contributions an aggregate amount equal to at least 32.5% of the total consideration payable under the Merger Agreement (a portion of which may be in the form of rollover equity provided by Frank Fertitta III, Lorenzo Fertitta and certain others) (plus such additional amount as the Principal Investors and their co-investors shall elect to contribute in their sole discretion), and (x) Holdco shall have contributed (or cause to be contributed) as a common equity contribution proceeds of such equity contribution received to Mortgage Borrower in an amount not less than $550 million (the “Cash Equity Contribution”) and (y) Holdco and FP shall have applied, or caused to be applied, all proceeds of such equity contributions other than the Cash Equity Contribution to finance the consummation of the Contemplated Transactions.

2.5.13      Existing Indebtedness.  After giving effect to the consummation of the Contemplated Transactions, (a) Master Lessee and its subsidiaries shall have no outstanding preferred equity or indebtedness, except for (i) indebtedness incurred pursuant to (A) the 6 1/2% Senior Subordinated Notes due 2014, the 6 7/8% Senior Subordinated Notes due 2016, the 6% Senior Notes due 2012, the 6 5/8% Senior Subordinated Notes due 2018 and the 7.75% Senior Notes due 2016 (the “Existing Notes”), in an aggregate principal amount of approximately $2,300 million, (B) the Revolving/Term Credit Facility, (C) the Mortgage Loan, the Senior Mezzanine Loans and the Junior Mezzanine Loans, and (D) the Loan; (ii) preferred equity held by Holdco in its subsidiaries and preferred equity held by one Borrower Party in another Borrower Party, so long as such preferred equity does not constitute “disqualified stock,” is not otherwise entitled to any mandatory dividends or redemptions, and contains terms that are otherwise reasonably satisfactory to Mezzanine Lender (provided that Mezzanine Lender shall approve such terms so long as they are not adverse to the interests of Mezzanine Lender); (iii) indebtedness evidenced by a note in the principal amount of $100 million dated February 16, 2007 issued by GV Ranch Station Capital Holdings, LLC and indebtedness evidenced by a series of notes in an aggregate principal amount of $9.2 million issued by a subsidiary of Master Lessee having a weighted average interest rate of 7.1% and maturity dates ranging from 2009 to 2026; (iv) a capital lease of the office building in which Master Lessee’s executive offices are located adjacent to the Red Rock Resort (the “Executive Office Capital Lease”); (v) indebtedness evidenced by that certain Credit Agreement dated as of October 4, 2007 providing to Aliante Gaming, LLC, a Nevada limited liability company, construction loans in the aggregate amount of $410 million and revolving loans in the aggregate amount of $20 million, and a completion guaranty by Master Lessee in respect thereof (the “Aliante Financing”) and (vi) such other existing indebtedness and preferred equity, if any, as shall be agreed by Mezzanine Lender (together with the Existing Notes, and the indebtedness described in clauses (iii), (iv) and (v), the “Existing Indebtedness”), and (b) all stock of the Master Lessee shall be owned by Guarantors free and clear of Liens (other than those securing the Revolving/Term Credit Facility).

2.5.14      Ground Lease and Fee Mortgagee Estoppels.  Landlord shall have received a Ground Lessor Estoppel Certificate and, if applicable, a Fee Mortgagee Estoppel Certificate, for each Ground Lease Property.

2.5.15      Equity and Real Property Transfer Documents.  Mezzanine Borrower shall have delivered to Mezzanine Lender true, correct and complete copies of all documentation pursuant to which the transactions contemplated by the Merger Agreement are consummated, including, but not limited to, all documents evidencing all stages of the acquisition of Station Casinos, Inc. by the Guarantors and all documents evidencing (i) all preliminary transfers of equity interests that resulted in the Mezzanine Borrower structure set forth on Exhibit K, (ii) any preliminary transfers of the Property into Affiliates of Mortgage Borrower and (iii) the acquisition of such Affiliates by and the merger of such Affiliates into Mortgage Borrower.  In addition, Mezzanine Borrower shall have delivered to Mezzanine Lender a copy of the ALTA owner’s title insurance policy(ies) issued by the Title Company with respect to the Property and insuring Mortgage Borrower’s fee and/or leasehold title thereto, in form and substance reasonably acceptable to Mezzanine Lender.

2.5.16      No Competing Financing.  Mezzanine Lender shall be reasonably satisfied that prior to and during the 135-day period after the Closing Date (or such shorter period necessary to complete the Securitization) there shall be no competing offering, placement, or arrangement of any debt securities or bank financing (including refinancings and renewals of debt) by or on behalf of any Guarantor or any of its subsidiaries (including Mezzanine Borrower) other than (a) the Revolving/Term Credit Facility, (b) the Mezzanine Loan, (c) the Executive Office Capital Lease, (d) the Aliante Financing, (e) the Land Loan, (f) to the extent permitted to be incurred under the Merger Agreement, refinancings of existing indebtedness of subsidiaries of Master Lessee, and (g) to the extent permitted to be incurred under the Merger Agreement, construction and other single asset financings by subsidiaries of Master Lessee.

2.5.17      Approvals.  All material governmental and third party approvals necessary in connection with the Contemplated Transactions (including all necessary regulatory and gaming approvals) and the continuing operations of Master Lessee, Mezzanine Borrower and their respective subsidiaries (including shareholder or member approvals, if any) shall have been obtained on terms reasonably satisfactory to Mezzanine Lender and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Contemplated Transactions.  There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that would permit Sponsor under the Merger Agreement not to consummate the merger transaction.

2.5.18      Searches.  Mezzanine Lender shall have received current judgment, bankruptcy, UCC, litigation and tax lien searches showing no material monetary encumbrances with respect to the Property or material liabilities of Mezzanine Borrower or the SPE Entities other than as contemplated by the Mezzanine Loan Documents; provided that, for the avoidance of doubt, the disclosure, in any such searches or otherwise, or existence of any pending or threatened action, suit, litigation or proceeding relating to the Contemplated Transactions which does not constitute at such time a contractual basis for termination of the Merger Agreement shall not constitute a basis of the failure or non-satisfaction of this condition.

2.6           [Reserved]

III.           CASH MANAGEMENT

3.1           Cash Management.

3.1.1        Establishment of Accounts.  Mezzanine Borrower hereby acknowledges that, simultaneously with the execution of this Agreement, pursuant to the Mezzanine Account Agreement, Mezzanine Borrower has established with Cash Management Bank (Third Mezzanine) a holding account (the “Mezzanine Account”), which has been established as a non-interest bearing deposit account with interest-bearing sub-accounts.  The Mezzanine Account and each sub-account of such account and the funds deposited therein shall serve as additional security for the Loan.  Pursuant to the Mezzanine Account Agreement, Mezzanine Borrower shall irrevocably instruct and authorize Cash Management Bank (Third Mezzanine) to disregard any and all orders for withdrawal from the Collateral Accounts (Third Mezzanine) made by, or at the direction of, Mezzanine Borrower.  Mezzanine Borrower agrees that, prior to the payment in full of the Indebtedness, the terms and conditions of the Mezzanine Account Agreement shall not be amended or modified in any material respect without the prior written consent of Mezzanine Lender (which consent Mezzanine Lender may grant or withhold in its sole discretion).  In recognition of Mezzanine Lender’s security interest in the funds deposited into the Collateral Accounts (Third Mezzanine) the Mezzanine Account shall be named as follows: “FCP Mezzco Borrower III, LLC Holding Account in favor of German American Capital Corporation, as Collateral Agent” (Account Number 048818666).  Mezzanine Borrower confirms that it has established with Cash Management Bank (Third Mezzanine) the following sub-accounts of the Mezzanine Account (each, a “Sub-Account” and, collectively, the “Sub-Accounts” and together with the Mezzanine Account, the “Collateral Accounts (Third Mezzanine)”), which (i) may be ledger or book entry sub-accounts and need not be actual sub-accounts, (ii) shall each be linked to the Mezzanine Account, (iii) shall each be a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC) and (iv) shall each be an Eligible Account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Agreement:

(a)               A sub-account for the retention of Account Collateral (Third Mezzanine) in respect of Debt Service (Third Mezzanine) on the Loan with the account number 048818674 (the “Mezzanine Debt Service Reserve Account”).

3.1.2        Pledge of Account Collateral (Third Mezzanine).  To secure the full and punctual payment and performance of the Obligations (Third Mezzanine), Mezzanine Borrower hereby collaterally assigns, grants a security interest in and pledges to Mezzanine Lender, to the extent not prohibited by applicable law, a first priority continuing security interest in and to the following property of Mezzanine Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral (Third Mezzanine)”):

(a)               any and all Excess Cash Flow from time to time available in the Holding Account and required, by the terms of the Loan Agreement (Mortgage) as now in effect or amended with the consent of Mezzanine Lender, to be deposited by the Mortgage Lender or the Cash Management Bank (Mortgage) into the Mezzanine Account;

(b)               the Collateral Accounts (Third Mezzanine) and all cash, deposits and/or wire transfers from time to time deposited or held in, credited to or made to Collateral Accounts (Third Mezzanine);

(c)               all interest and cash from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Collateral Accounts (Third Mezzanine); and

(d)               to the extent not covered by clauses (a), (b) or (c) above, all proceeds (as defined under the UCC) of any or all of the foregoing.

In addition to the rights and remedies herein set forth, Mezzanine Lender shall have all of the rights and remedies with respect to the Account Collateral (Third Mezzanine) available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.

This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law.

3.1.3        Maintenance of Collateral Accounts.

(a)               Mezzanine Borrower agrees that each of the Collateral Accounts (Third Mezzanine) is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Mezzanine Lender shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Mezzanine Account and (iii) such that no Person other than Mezzanine Lender shall have any right of withdrawal from the Collateral Accounts (Third Mezzanine) and, except as provided herein, no Account Collateral (Third Mezzanine) shall be released to the Mezzanine Borrower or any Affiliate of Mezzanine Borrower from the Collateral Accounts (Third Mezzanine).  Without limiting the Mezzanine Borrower’s obligations under the immediately preceding sentence, Mezzanine Borrower shall only establish and maintain the Mezzanine Account with a financial institution that has executed an agreement substantially in the form of the Mezzanine Account Agreement or in such other form acceptable to Mezzanine Lender in its sole discretion.

3.1.4        Eligible Accounts.  The Collateral Accounts (Third Mezzanine) shall be Eligible Accounts.  The Collateral Accounts (Third Mezzanine) shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking authority or Governmental Authority, as may now or hereafter be in effect.  Income and interest accruing on the Collateral Accounts (Third Mezzanine) or any investments held in such accounts shall be periodically added to the principal amount of such account and shall be held, disbursed and applied in accordance with the provisions of this Agreement and the Mezzanine Account Agreement.  Mezzanine Borrower shall be the beneficial owner of the Collateral Accounts (Third Mezzanine) for federal income tax purposes and shall report all income on the Collateral Accounts (Third Mezzanine).

3.1.5        Deposits into Sub-Accounts.  On the Closing Date, Mezzanine Borrower has deposited the following amounts into the Sub-Accounts:

(i)            $0.00 into the Mezzanine Debt Service Reserve Account;

3.1.6        Monthly Funding.

(a)               Mezzanine Borrower hereby irrevocably authorizes Mezzanine Lender to transfer (and, pursuant to the Mezzanine Account Agreement shall irrevocably authorize Cash Management Bank (Third Mezzanine) to execute any corresponding instructions of Mezzanine Lender), and Mezzanine Lender shall transfer, from the Mezzanine Account by 11:00 a.m. New York time on the date on which each payment of funds on deposit in the Third Mezzanine Debt Service Reserve Account under the Loan Agreement (Mortgage) is made to the Mezzanine Account, or as soon thereafter as sufficient funds are in the Mezzanine Account to make the applicable transfers, commencing on the date of the first transfer of funds from the Third Mezzanine Debt Service Reserve Account under the Loan Agreement (Mortgage) to the Mezzanine Account, funds in an amount equal to the sum of any Protective Advances which may have been advanced by (and not previously reimbursed to) the Mezzanine Lender pursuant to the terms of the Mezzanine Loan Documents to cure any Default or Event of Default, any Mortgage Default or Mortgage Event of Default, or any Senior Mezzanine Default or Senior Mezzanine Event of Default, or to protect the Collateral or the Senior Mezzanine Collateral together with any interest payable on such amounts pursuant to the Mezzanine Loan Documents, plus (x) the unpaid Debt Service (Third Mezzanine) for the next occurring Payment Date, plus (y) an amount equal to such payments for any prior month(s), to the extent not previously paid, plus (z) an amount equal to the amount, if any, deducted from the Mezzanine Account in any preceding month to pay any other amounts then due under the Mezzanine Loan Documents (other than any Debt Service (Third Mezzanine)).  Funds representing the sum of Protective Advances, payments for prior months to the extent not previously paid, and sums deducted from the Mezzanine Account in any preceding month to pay any other amounts then due under the Mezzanine Loan Documents (other than Debt Service (Third Mezzanine)) shall be transferred by Mezzanine Lender from the Mezzanine Account to Mezzanine Lender.  Funds representing unpaid Debt Service (Third Mezzanine) for the next occurring Payment Date shall be transferred by Mezzanine Lender from the Mezzanine Account to the Mezzanine Debt Service Reserve Account, and on the next occurring Payment Date, Mezzanine Lender shall apply or direct Cash Management Bank (Third Mezzanine) to apply, the funds on deposit in the Mezzanine Debt Service Reserve

Account for the payment of Debt Service (Third Mezzanine).  Mezzanine Borrower acknowledges that Mezzanine Lender shall not be required to make such withdrawal and deposit until such time as Mezzanine Lender is able to calculate the amount of the Debt Service (Third Mezzanine) for the next occurring Payment Date.  Funds representing any balance in the Mezzanine Account after the foregoing transfers have been completed shall be transferred by Mezzanine Lender from the Mezzanine Account to the “Mezzanine Account” under the Fourth Mezzanine Loan Agreement within one (1) Business Day after the foregoing transfers have been completed.

(b)               If for any reason there will be insufficient amounts in the Mezzanine Debt Service Reserve Account on any Payment Date to pay the Debt Service (Third Mezzanine) due on such Payment Date, Mezzanine Borrower shall immediately deposit into the Mezzanine Account an amount equal to the shortfall of available funds in the Mezzanine Debt Service Reserve Account.  Any failure by Mezzanine Borrower to deposit the full amount required by the preceding sentence shall constitute an Event of Default hereunder.  If Mezzanine Lender shall reasonably determine that there will be insufficient amounts in the Mezzanine Account to pay any Protective Advances as and when the same are due and payable, Mezzanine Lender shall provide written notice of same to Mezzanine Borrower setting forth the basis for such determination.  Within ten (10) Business Days of receipt of said notice, Mezzanine Borrower shall deposit into the Mezzanine Account an amount equal to the shortfall of available funds in the Mezzanine Account.  Any failure by Mezzanine Borrower to deposit the full amount required by the preceding sentence within said ten (10) Business Day period shall constitute an Event of Default hereunder.

(c)               Mezzanine Lender (so long as Mezzanine Lender is not the same entity as Mortgage Lender) agrees to deliver to Mortgage Lender a monthly notice letter (the Third Mezzanine Lender Monthly Debt Service Notice as described in the Loan Agreement (Mortgage)) at least five (5) Business Days prior to each Payment Date setting forth the Debt Service (Third Mezzanine) payable by Mezzanine Borrower on the first Payment Date occurring after the date such notice is delivered.

(d)               Mezzanine Borrower hereby acknowledges that, pursuant to Section 3.1.7 of the Loan Agreement (Mortgage), to the extent Mortgage Lender has received a Mezzanine Loan Default Notice and until such time as Mortgage Lender receives a Mezzanine Loan Default Revocation Notice, the Mortgage Borrower has irrevocably directed that Excess Cash Flow and any other payments to be made to Mezzanine Borrower, any Junior Mezzanine Borrower, Mezzanine Lender, or any Junior Mezzanine Lender are to be deposited directly into the Mezzanine Account for application as provided in this Agreement (in lieu of transferring such funds to such accounts of the Mezzanine Lender, any Junior Mezzanine Lender or Mortgage Borrower as the Mortgage Borrower may have so directed if the Mortgage Lender had not received such notice from Mezzanine Lender).  Mezzanine Lender shall promptly provide Mortgage Lender with a Mezzanine Loan Default Revocation Notice if an Event of Default which has occurred under the Mezzanine Loan Documents is no longer continuing and on the date that Mezzanine Lender provides such Mezzanine Loan Default Revocation Notice to Mortgage Lender, any balance in the Mezzanine Account which would have been transferable to the “Mezzanine Account” under the Fourth Mezzanine Loan Agreement had the subject Mezzanine Loan Default Notice not been in effect shall be promptly transferred by Mezzanine Lender from the Mezzanine Account to the “Mezzanine Account” under the Fourth Mezzanine Loan Agreement.

3.1.7        Cash Management Bank (Third Mezzanine).

(a)               Mezzanine Lender shall have the right at Mezzanine Borrower’s sole cost and expense to replace the Cash Management Bank (Third Mezzanine) with a financial institution reasonably satisfactory to Mezzanine Borrower in the event that (i) the Cash Management Bank (Third Mezzanine) fails, in any material respect, to comply with the Mezzanine Account Agreement or (ii) the Cash Management Bank (Third Mezzanine) is no longer an Approved Bank.  Upon the occurrence and during the continuance of an Event of Default, Mezzanine Lender shall have the right at Mezzanine Borrower’s sole cost and expense to replace Cash Management Bank (Third Mezzanine) at any time, without notice to Mezzanine Borrower.  Mezzanine Borrower shall cooperate with Mezzanine Lender in connection with the appointment of any replacement Cash Management Bank (Third Mezzanine) and the execution by the Cash Management Bank (Third Mezzanine) and the Mezzanine Borrower of a Mezzanine Account Agreement and delivery of same to Mezzanine Lender (with a copy to the Mortgage Lender).

(b)               So long as no Event of Default shall have occurred and be continuing, Mezzanine Borrower shall have the right at its sole cost and expense to replace the Cash Management Bank (Third Mezzanine) with a financial institution that is an Approved Bank provided that such financial institution and Mezzanine Borrower shall execute and deliver to Mezzanine Lender (with a copy to Mortgage Lender) a Mezzanine Account Agreement substantially similar to the Mezzanine Account Agreement executed as of the Closing Date, or in such other form reasonably required by Mezzanine Lender or required by the Rating Agencies, with such changes therein as shall be reasonably acceptable to Mezzanine Lender.

3.1.8        Mezzanine Borrower’s Account Representations, Warranties and Covenants.

(a)           Mezzanine Borrower represents, warrants and covenants that: (i) as of the Closing Date, Mortgage Borrower irrevocably directed the Master Lessee pursuant to a letter substantially in the form of the Master Lease Rent Payment Direction Letter to make all payments of Master Lease Scheduled Rent directly to the Holding Account at all times during the term of the Mortgage Loan and Mezzanine Borrower shall cause Mortgage Borrower to deposit all such sums in such Holding Account; and (ii) Mezzanine Borrower shall cause Mortgage Borrower to comply with, and use commercially reasonable efforts to enforce Mortgage Lender’s compliance with, all of the terms and conditions of Section 3.1 of the Loan Agreement (Mortgage), including, without limitation: (1) the timely funding of all Sub-Accounts under the Mortgage Loan, including any Sub-Account deficiencies in accordance with Section 3.1.6(c) of the Loan Agreement (Mortgage); (2) the distribution of funds to Mezzanine Lender in accordance with the “Third Mezzanine Lender Monthly Debt Service Notice” as described in the Loan Agreement (Mortgage); and (3) the timely payment of Impositions and Other Charges, insurance premiums, Ground Rent, Debt Service in respect of the Mortgage Loan, Debt Service (Third Mezzanine), debt service in respect of the Senior Mezzanine Loans, and debt service in respect of the Junior Mezzanine Loans.

(b)           Mezzanine Borrower represents, warrants and covenants that (i) pursuant to the Loan Agreement (Mortgage), provided no Mortgage Event of Default has occurred and is continuing, Mortgage Lender has agreed to make or direct the Cash Management Bank (Mortgage) to transfer all funds on deposit in the Third Mezzanine Debt Service Reserve Account under the Loan Agreement (Mortgage) to the Mezzanine Account, which transfer constitutes a distribution from Mortgage Borrower to Mezzanine Borrower, (ii) Mezzanine Borrower shall pay or cause to be paid all Receipts, Cash and Cash Equivalents or other items of operating income not covered by the preceding subsection (a) within one Business Day after receipt thereof by Mezzanine Borrower or its Affiliates directly into the Mezzanine Account and, until so deposited, any such amounts held by Mezzanine Borrower or its Affiliates shall be deemed to be Account Collateral (Third Mezzanine) and shall be held in trust by it for the benefit, and as the property, of Mezzanine Lender and shall not be commingled with any other funds or property of Mezzanine Borrower or its Affiliates, (iii) there are no accounts other than the Collateral Accounts (Third Mezzanine) maintained by Mezzanine Borrower or any other Person with respect to the Collateral or the collection of Receipts, (iv) so long as the Loan shall be outstanding, neither Mezzanine Borrower nor any other Person shall open any other operating accounts with respect to the Collateral or the collection of Receipts, except for the Collateral Accounts (Third Mezzanine), and (v) it will cause the Mortgage Borrower to cause Master Lessee to deposit all amounts payable by Master Lessee to Mortgage Borrower pursuant to the Master Lease directly into the Holding Account.

3.1.9        Account Collateral (Third Mezzanine) and Remedies.

(a)           Upon the occurrence and during the continuance of an Event of Default, without additional notice from Mezzanine Lender to Mezzanine Borrower, (i) Mezzanine Lender may, in addition to and not in limitation of Mezzanine Lender’s other rights, make any and all withdrawals from, and transfers between and among, the Collateral Accounts (Third Mezzanine) as Mezzanine Lender shall determine in its sole and absolute discretion to pay any Obligations

(Third Mezzanine), operating expenses and/or capital expenditures for the Property in such order and priority as Mezzanine Lender shall determine in its sole and absolute discretion; and (ii) all payments to the Mezzanine Lender pursuant to Section 3.1.6 shall immediately cease.

(b)               Upon the occurrence and during the continuance of an Event of Default, Mezzanine Borrower hereby irrevocably constitutes and appoints Mezzanine Lender as Mezzanine Borrower’s true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Mezzanine Borrower with respect to the Account Collateral (Third Mezzanine), and do in the name, place and stead of Mezzanine Borrower, all such acts, things and deeds for and on behalf of and in the name of Mezzanine Borrower, which Mezzanine Borrower could or might do or which Mezzanine Lender may deem necessary or desirable to more fully vest in Mezzanine Lender the rights and remedies provided for herein and to accomplish the purposes of this Agreement.  The foregoing powers of attorney are irrevocable and coupled with an interest.  Upon the occurrence and during the continuance of an Event of Default, Mezzanine Lender may perform or cause performance of any such agreement, and any reasonable out-of-pocket expenses of Mezzanine Lender incurred in connection therewith shall be paid by Mezzanine Borrower as provided in Section 5.1.12.

(c)               Mezzanine Borrower hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Agreement or the Account Collateral (Third Mezzanine).  Mezzanine Borrower acknowledges and agrees that ten (10) days’ prior written notice of the time and place of any public sale of the Account Collateral (Third Mezzanine) or any other intended disposition thereof shall be reasonable and sufficient notice to Mezzanine Borrower within the meaning of the UCC.

3.1.10      Transfers and Other Liens.  Mezzanine Borrower agrees that it will not (i) sell or otherwise dispose of any of the Account Collateral (Third Mezzanine) or (ii) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral (Third Mezzanine), except for the Lien granted to Mezzanine Lender under this Agreement.

3.1.11      Reasonable Care.  Beyond the exercise of reasonable care in the custody thereof, Mezzanine Lender shall have no duty as to any Account Collateral (Third Mezzanine) in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto.  Mezzanine Lender shall be deemed to have exercised reasonable care in the custody of the Account Collateral (Third Mezzanine) in its possession if the Account Collateral (Third Mezzanine) is accorded treatment substantially equal to that which Mezzanine Lender accords its own property, it being understood that Mezzanine Lender shall not be liable or responsible for any loss or damage to any of the Account Collateral (Third Mezzanine), or for any diminution in value thereof, by reason of the act or omission of Mezzanine Lender, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from the Mezzanine Lender’s gross negligence or willful misconduct.  In no event shall Mezzanine Lender be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond Mezzanine Lender’s reasonable control or for indirect, special or consequential damages except to the extent of Mezzanine Lender’s gross negligence or willful misconduct.  Notwithstanding the foregoing, Mezzanine Borrower acknowledges and agrees that (i) Mezzanine Lender does not have custody of the Account Collateral (Third Mezzanine), (ii) Cash Management Bank (Third Mezzanine) has custody of the Account Collateral (Third Mezzanine), (iii) the initial Cash Management Bank (Third Mezzanine) was chosen by Mezzanine Borrower and (iv) Mezzanine Lender has no obligation or duty to supervise Cash Management Bank (Third Mezzanine) or to see to the safe custody of the Account Collateral (Third Mezzanine).

3.1.12      Mezzanine Lender’s Liability.

(a)               Mezzanine Lender shall be responsible for the performance only of such duties with respect to the Account Collateral (Third Mezzanine) as are specifically set forth in this Section 3.1 or elsewhere in the Mezzanine Loan Documents, and no other duty shall be implied from any provision hereof.  Mezzanine Lender shall not be under any obligation or duty to perform any act with respect to the Account Collateral (Third Mezzanine) which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies.  Mezzanine Borrower shall indemnify and hold Mezzanine Lender, its employees and officers harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Mezzanine Lender in connection with the transactions contemplated hereby with respect to the Account Collateral (Third Mezzanine) except as such may be caused by the gross negligence or willful misconduct of Mezzanine Lender, its employees, officers or agents.

(b)               Mezzanine Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so.  Mezzanine Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.

3.1.13      Continuing Security Interest.  This Agreement shall create a continuing security interest in the Account Collateral (Third Mezzanine) and shall remain in full force and effect until payment in full of the Indebtedness.  Upon payment in full of the Indebtedness, this security interest shall automatically terminate without further notice from any party and Mezzanine Borrower shall be entitled to the return, upon its request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and Mezzanine Lender shall execute such instruments and documents as may be reasonably requested by Mezzanine Borrower to evidence such termination and the release of the Account Collateral (Third Mezzanine).

3.1.14      Distributions.  Notwithstanding anything to the contrary contained herein, there shall be no restriction or limitation on Mezzanine Borrower’s ability to make distributions to its members or its or their Affiliates other than as set forth in Section 5.2.13.

IV.         REPRESENTATIONS AND WARRANTIES

4.1           Mezzanine Borrower Representations.  Except as Actually Known by the Mezzanine Lender to the Contrary, Mezzanine Borrower represents and warrants as of the Closing Date that:

4.1.1        Organization.  Each of Mortgage Borrower, Senior Mezzanine Borrowers, and Mezzanine Borrower is a limited liability company and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.  Master Lessee is a corporation and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Nevada with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.  Holdco is a corporation and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.  FP is a limited liability company and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Nevada with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.  VoteCo is a limited liability company and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Nevada with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.  Each of Mortgage Borrower, Senior Mezzanine Borrowers, Mezzanine Borrower, Guarantors and Master Lessee has duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, or, in the case of qualifications in the various States (a) an application for such qualification has been duly filed with the applicable Governmental Authority and all fees required in order to obtain such qualification have been paid in full, (b) all conditions to obtaining such qualification have been satisfied under applicable law and the issuance of such qualification is a ministerial act of the applicable Governmental Authority, (c) each of Mortgage Borrower, Senior Mezzanine Borrowers, and Mezzanine Borrower has agreed to so qualify in accordance with a post-closing side letter entered into on the Closing Date, and (d) no such failure to qualify would be reasonably likely to have a Material Adverse Effect.  Each of Mortgage Borrower, Senior Mezzanine Borrowers, Mezzanine Borrower, Master Lessee and Guarantor possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Mezzanine Borrower is the ownership of the Ownership Interests.  The organizational structure of Mortgage Borrower, Senior Mezzanine Borrowers, Mezzanine Borrower, each Guarantor and Master Lessee is accurately depicted by the schematic diagrams attached hereto as Exhibit K.  Mezzanine Borrower shall not change its name, identity, limited liability company form or jurisdiction of organization unless it shall have given Mezzanine Lender thirty (30) days prior written notice of any such change and shall have taken all steps reasonably requested by Mezzanine Lender to grant, perfect, protect and/or preserve the liens and security interest granted to Mezzanine Lender under the Mezzanine Loan Documents.

4.1.2        Proceedings.  Each of Mortgage Borrower, Senior Mezzanine Borrowers, Mezzanine Borrowers, Junior Mezzanine Borrowers, Guarantors and Master Lessee has full power to and has taken all necessary action to authorize the execution, delivery and performance of the Mezzanine Loan Documents to which it is a party.

4.1.3        No Conflicts.  The execution, delivery and performance of this Agreement, the other Mezzanine Loan Documents, the Senior Mezzanine Loan Documents, and the Loan Documents (Mortgage) by Mortgage Borrower, Senior Mezzanine Borrowers, Mezzanine Borrower, Junior Mezzanine Borrowers, Guarantors and Master Lessee, as applicable, will not conflict with or result in a material breach of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any Lien (other than pursuant to the Mezzanine Loan Documents, the Senior Mezzanine Loan Documents, and Loan Documents (Mortgage)) upon any of the property or assets of any such Person pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which any such Person is a party or by which any of such Person’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), except for any conflict that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority, and any material consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Mortgage Borrower, Senior Mezzanine Borrowers, Mezzanine Borrower, Junior Mezzanine Borrowers, Guarantors and Master Lessee of this Agreement, the other Mezzanine Loan Documents, and the Loan Documents (Mortgage) except for any violation that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, or any other Mezzanine Loan Documents has been obtained and is in full force and effect.

4.1.4        Litigation.  Except as set forth on Schedule II attached hereto, there are no arbitration proceedings, governmental investigations, actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best of Mezzanine Borrower’s knowledge, threatened against or affecting Mortgage Borrower, Senior Mezzanine Borrowers, Mezzanine Borrower, Junior Mezzanine Borrowers, any Guarantor, Master Lessee or any Individual Property (other than claims (A) (i) which are being covered by insurance, (ii) which are being defended by the relevant insurance company and (iii) as to which Mortgage Borrower has not received a notice from such insurance company that the claim exceeds the total amount of insurance coverage with respect to such claim; (B) which are covered by the self insurance limit permitted pursuant to the Mortgage Loan Documents and are being diligently defended by Mortgage Borrower, Guarantors, Master Lessee or their respective Affiliates; or (C) which relate to employment claims for which liability in the event any such matter is adversely determined could not reasonably be expected to exceed $1,000,000 or provided that none of such unscheduled claims could reasonably be expected to individually or in the aggregate to have a Material Adverse Effect if adversely determined).  The actions, suits or proceedings identified on Schedule II, if determined against Mortgage Borrower, Senior Mezzanine Borrowers, Mezzanine Borrower, Junior Mezzanine Borrowers, any Guarantor, Master Lessee or the Property, would not have a Material Adverse Effect.

4.1.5        Agreements.  The Operating Agreements constitute all of the agreements to which Mortgage Borrower or any of its Affiliates are party or are bound which are material to the ownership and operation of any Individual Property.  Mezzanine Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially and adversely affect Mezzanine Borrower or Mezzanine Borrower’s business, properties or assets, operations or condition, financial or otherwise.  Mezzanine Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party or by which Mezzanine Borrower or the Collateral is bound.  Mezzanine Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other similar agreement or instrument to which Mezzanine Borrower is a party or by which Mezzanine Borrower or the Collateral is otherwise bound, other than (a) obligations constituting the Permitted Debt of Mezzanine Borrower which are incurred in the ordinary course of the ownership and operation of the Collateral and (b) obligations under the Mezzanine Loan Documents.

4.1.6        Title to Property and Assets.

Mortgage Borrower has good, marketable and insurable (i) leasehold title to the Land and the Improvements relating to the Ground Lease Properties, and enjoys the quiet and peaceful possession of the Leasehold Estate related thereto, and (ii) fee simple title to the Land and the Improvements relating to the Fee Properties, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances.  Mortgage Borrower has good and marketable title to the remainder of the Property (excluding the Excluded Personal Property), free and clear of all Liens whatsoever except the Permitted Encumbrances.  The Security Instruments, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first mortgage lien on the Land and the Improvements or the leasehold estate therein, as applicable, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty other than the Excluded Personal Property (including the Subleases) or any leases of equipment from third parties, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances.  For avoidance of doubt, those portions of the Excluded Personal Property owned by Master Lessee constituting “FF&E” as defined in the Master Lease, are subject to a Lien in favor of the Mortgage Borrower, as landlord, under the Master Lease, and such landlord Lien has been assigned to Mortgage Lender, along with Mortgage Borrower’s other rights as landlord under the Master Lease, pursuant to the Security Instruments and the Assignment of Leases (such landlord Lien, as assigned to Lender, the “Assigned Landlord Lien”).  There are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents (Mortgage) other than the Permitted Encumbrances.  None of the Permitted Encumbrances would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect as of the Closing Date and thereafter.  Mezzanine Borrower shall cause Mortgage Borrower to preserve its right, title and interest in and to the Property for so long as the Mezzanine Notes remain outstanding and will cause Mortgage Borrower to warrant and defend same and the validity and priority of the Lien of the Mortgage Loan Documents from and against any and all claims whatsoever other than the Permitted Encumbrances.   Mezzanine Borrower shall cause each Senior Mezzanine Borrower to preserve its right, title and interest in and to the applicable Senior Mezzanine Collateral for so long as the Mezzanine Notes remain outstanding and will cause each Senior Mezzanine Borrower to warrant and defend same and the validity and priority of the Lien of its

Senior Mezzanine Loan Documents from and against any and all claims whatsoever other than Permitted Encumbrances.

Each Senior Mezzanine Borrower owns all of its Senior Mezzanine Collateral, including without limitation, its Senior Mezzanine Ownership Interests, subject to no rights of others, including any liens or other encumbrances except for Permitted Encumbrances (Senior Mezzanine).

Mezzanine Borrower owns all of the Collateral, including without limitation, the Ownership Interests, subject to no rights of others, including any liens or other encumbrances, except for the Permitted Encumbrances (Third Mezzanine).

4.1.7        No Bankruptcy Filing.  None of Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower, any Junior Mezzanine Borrower, any Guarantor or Master Lessee is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and Mezzanine Borrower has no knowledge of any Person contemplating the filing of any such petition against it, Mortgage Borrower, any Senior Mezzanine Borrower, any Junior Mezzanine Borrower, any Guarantor or Master Lessee.

4.1.8        Full and Accurate Disclosure.  To the best of Mezzanine Borrower’s knowledge no statement of material fact made by Mezzanine Borrower in this Agreement or in any of the other Mezzanine Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make such statements contained herein or therein not materially misleading as of the date made which in any such case could reasonably be expected to have a Material Adverse Effect.  There is no fact presently known to Mezzanine Borrower which has not been disclosed which could reasonably be expected to have a Material Adverse Effect.

4.1.9        Ownership Interests.  The Ownership Interests constitute all of the property currently owned by Mezzanine Borrower.

4.1.10      No Plan Assets.

(a)               Mezzanine Borrower does not maintain an employee benefit plan as defined by Section 3(3) of ERISA, which is subject to Title IV of ERISA, and Mezzanine Borrower (i) has no knowledge of any material liability which has been incurred or is expected to be incurred by Mezzanine Borrower which is or remains unsatisfied for any taxes or penalties with respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or any “plan,” within the meaning of Section 4975(e)(1) of the Code or any other benefit plan (other than a multiemployer plan) maintained, contributed to, or required to be contributed to by Mezzanine Borrower or by any entity that is under common control with Mezzanine Borrower within the meaning of ERISA Section 4001(a)(14) (a “Plan”) or any plan that would be a Plan but for the fact that it is a multiemployer plan within the meaning of ERISA Section 3(37); and (ii) has made and shall continue to make when due all required contributions to all such Plans, if any.  Each such Plan has been and will be administered in compliance with its terms and the applicable provisions of ERISA, the Code, and any other applicable federal or state law other than such actions or failures to act that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; and no action shall be taken or fail to be taken that would result in the disqualification or loss of tax-exempt status of any such Plan intended to be qualified and/or tax exempt other than such actions or failures to act that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; and

(b)               None of Mortgage Borrower, any Senior Mezzanine Borrower, or the Mezzanine Borrower is an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, none of the assets of Mortgage Borrower, any Senior Mezzanine Borrower, or Mezzanine Borrower constitutes or will constitute plan assets of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 and none of Mortgage Borrower, any Senior Mezzanine Borrower, or the Mezzanine Borrower is a governmental plan within the meaning of Section 3(32) of ERISA and none of Mortgage Borrower, any Senior Mezzanine Borrower, or the Mezzanine Borrower is subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.11      Compliance.  Subject to Schedule 4.1.11, Mortgage Borrower, each Senior Mezzanine Borrower, Mezzanine Borrower, the Collateral, the Senior Mezzanine Collateral and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes (except for any non-compliance that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect).  To the best of Mezzanine Borrower’s knowledge, none of Mortgage Borrower, any Senior Mezzanine Borrower, or Mezzanine Borrower is in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority.  To the best of Mezzanine Borrower’s knowledge, there has not been committed by Mortgage Borrower, any Senior Mezzanine Borrower, or Mezzanine Borrower any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property, the Senior Mezzanine Collateral or the Collateral or any part thereof or any monies paid in performance of Mezzanine Borrower’s obligations under any of the Mezzanine Loan Documents.

4.1.12      Financial Information.  The information set forth in the certificate of Mortgage Borrower regarding financial information dated as of the Closing Date (i) is true, complete and correct in all material respects and (ii) fairly represents the financial condition of the Master Lessee and the Property as of the Closing Date.  None of Mortgage Borrower, any Senior Mezzanine Borrower, or Mezzanine Borrower has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Mezzanine Borrower and could reasonably be expected to have a Material Adverse Effect.

4.1.13      Condemnation.  Except as set forth on Schedule II, no Taking is pending or, to the best of Mezzanine Borrower’s knowledge, is contemplated with respect to all or any portion of the Property.  No Taking is pending or, to the best of Mezzanine Borrower’s knowledge, is contemplated for the relocation of roadways providing access to the Property.  None of the Taking matters listed on Schedule II is reasonably likely to result in (a) a material reduction in the vehicular or pedestrian access to any Individual Property, (b) a material reduction in the parking rights located on or appurtenant to any Individual Property or (c) a Material Adverse Effect.

4.1.14      Federal Reserve Regulations.  None of the proceeds of the Loan will be used for the purpose of purchasing or carrying any “margin stock”“ as defined in Regulation U, Regulation X or Regulation T or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin” stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X, which in any such case would cause the Loan, the Mezzanine Borrower or the Mezzanine Lender to be in violation of Regulation U.  As of the Closing Date, Mezzanine Borrower does not own any “margin stock.”

4.1.15      Utilities and Public Access.  Each Individual Property has rights of access to one or more public ways, either directly or through a recorded easement set forth in and insured under the Title Policies.  Each Individual Property is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses (except to the extent any such failure individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect).  All utilities necessary to the existing use of the Property are located either in the public right-of-way abutting the Property or in recorded easements serving the Property and such easements are set forth in and insured by the Title Policies.

4.1.16      Not a Foreign Person.  None of Mortgage Borrower, any Senior Mezzanine Borrower or Mezzanine Borrower is a foreign person within the meaning of § 1445(f)(3) of the Code.

4.1.17      Setoff, Etc.  The Collateral and the rights of Mezzanine Lender with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses, other than Mortgage Lender’s right to restrict distributions from Mortgage Borrower to First Mezzanine Borrower under the terms and conditions set forth in the Loan Agreement (Mortgage) and First Mezzanine Lender’s right to restrict distributions from First Mezzanine Borrower to Second Mezzanine Borrower under the terms of the First Mezzanine Loan Agreement and Second Mezzanine Lender’s right to restrict distributions from Second Mezzanine Borrower to Mezzanine Borrower under the terms of the Second Mezzanine Loan Agreement.  The Senior Mezzanine Collateral and the rights of the Senior Mezzanine Lenders with respect to the Senior Mezzanine Collateral are not subject to any setoff, claims, withholdings or other defenses, other than Mortgage Lender’s right to restrict distributions from Mortgage Borrower to Senior Mezzanine Borrowers under the terms and conditions set forth in the Loan Agreement (Mortgage).

4.1.18      Representations and Warranties in the Loan Documents (Mortgage).  Each of the representations and warranties contained in the Loan Documents (Mortgage) (which are hereby incorporated by reference as if fully set forth herein) were true and correct in all material respects, as of the Closing Date and there is no Mortgage Default or Mortgage Event of Default thereunder.

4.1.19      Representations and Warranties in the Senior Mezzanine Loan Documents.  Each of the representations and warranties contained in the Senior Mezzanine Loan Documents (which are hereby incorporated by reference as if fully set forth herein) were true and correct in all material respects, as of the Closing Date and there is no Senior Mezzanine Default or Senior Mezzanine Event of Default thereunder.

4.1.20      Enforceability.  The Mezzanine Loan Documents to which each of Mortgage Borrower, Mezzanine Borrower, Junior Mezzanine Borrowers, Senior Mezzanine Borrowers, Guarantors and Master Lessee is a party have been duly executed and delivered by, or on behalf of, Mortgage Borrower, Mezzanine Borrower, Junior Mezzanine Borrowers, Senior Mezzanine Borrowers, Guarantors and Master Lessee, as applicable, and constitute legal, valid and binding obligations of such Persons, as applicable, enforceable against such Persons, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.21      Reserved.

4.1.22      Insurance.  Mezzanine Borrower has obtained and has delivered or caused Mortgage Borrower to obtain and deliver to Mezzanine Lender certified copies or originals of all insurance policies required under this Agreement, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  Mezzanine Borrower has not, and to the best of Mezzanine Borrower’s knowledge no Person has, done by act or omission anything which would impair the coverage of any such policy.

4.1.23      Use of Property.  Each Individual Property is used exclusively for casino and hotel operations and other appurtenant and related uses.

4.1.24      Certificate of Occupancy; Licenses.  All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Mortgage Borrower for the legal use, occupancy and operation of each Individual Property for its current use as a hotel and casino (collectively, the “Licenses”), have been obtained and are in full force and effect (except to the extent any such failure would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).  Mezzanine Borrower shall cause Mortgage Borrower to keep and maintain all Licenses necessary for the operation of each Individual Property in accordance with its current use as a hotel and casino.  The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property (except to the extent any such failure would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).

4.1.25      Flood Zone.  None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards except as identified on the flood certifications delivered to Lender prior to the date hereof, and Mezzanine Borrower has caused Mortgage Borrower to obtain the insurance required under Article VI of the Loan Agreement (Mortgage) with respect to any Improvements located in any such special flood hazards.

4.1.26      Physical Condition.  To the best of Mezzanine Borrower’s knowledge, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to the best of Mezzanine Borrower’s knowledge, there exists no structural or other material defects or damages in or to the Property, whether latent or otherwise, and Mortgage Borrower has not received any written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.27      Boundaries.  Except as set forth in and insured pursuant to the Title Policies, to the best of Mezzanine Borrower’s knowledge and, where applicable, in reliance on the Surveys (a) all of the Improvements lie wholly within the boundaries and building restriction lines of the Real Property relating to the applicable Individual Property, (b) no improvements on adjoining properties encroach upon the Real Property, and (c) no easements or other encumbrances upon the Real Property encroach upon any of the Improvements, so as to have a Material Adverse Effect.

4.1.28      Subleases.  The Property is not subject to any leases other than the Master Lease, the Individual Property Subleases, and the other Subleases set forth on Schedule I attached hereto.  No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Master Lease, the Individual Property Subleases and the other Subleases.  The current Material Subleases are in full force and effect and to the best of Mezzanine Borrower’s knowledge, there are no material defaults thereunder by either party (other than as expressly disclosed on Schedule I).  No Rent under any Material Sublease has been paid more than one (1) month in advance of its due date, except as disclosed on Schedule I.  There has been no prior sale, transfer or assignment, hypothecation or pledge by Mortgage Borrower or Master Lessee of the Master Lease, the Individual Property Subleases or any Sublease or of the Rents received therein, which will be outstanding following the funding of the Loan, other than those assigned to Mortgage Lender as of the Closing Date.

4.1.29      Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Mortgage Borrower and the granting and recording of the Security Instruments and the UCC financing statements required to be filed in connection with the Mortgage Loan have been paid.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Mortgage Loan Documents, including, without limitation, the Security Instruments, have been paid, and, under current Legal Requirements, the Security Instruments are enforceable against

Mortgage Borrower in accordance with its terms by Mortgage Lender (or any subsequent holder thereof) subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of  equity (regardless of whether enforcement is  sought  in  a proceeding in equity or at law.

4.1.30      Single Purpose Entity/Separateness.

(a)               Until the Indebtedness has been paid in full, Mezzanine Borrower hereby represents, warrants and covenants that each of Mezzanine Borrower, each Senior Mezzanine Borrower, and Mortgage Borrower is, shall be, and shall continue to be, a Single Purpose Entity.

(b)               All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects and any assumptions made in any subsequent non-consolidation opinion delivered in connection with the Mezzanine Loan Documents (an “Additional Non-Consolidation Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all material respects.  Mortgage Borrower, each Senior Mezzanine Borrower, Mezzanine Borrower and each other SPE Entity have complied and will comply in all material respects with all of the assumptions made with respect to it in the Non-Consolidation Opinion in all material respects.  Mortgage Borrower, each Senior Mezzanine Borrower, Mezzanine Borrower and each other SPE Entity will have complied and will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion.  Each entity other than Mortgage Borrower with respect to which an assumption shall be made in any Additional Non-Consolidation Opinion will have complied and will comply in all material respects with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion.

(c)               All of the assumptions made in the True Lease Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects.

(d)               All of the assumptions made in the True Sale Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects.

4.1.31      Reserved.

4.1.32      Illegal Activity.  No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33      No Change in Facts or Circumstances; Disclosure.  All material information submitted by Mezzanine Borrower to Mezzanine Lender in writing in connection with the Loan or in satisfaction of the terms hereof and all material statements of fact made by any Mezzanine Borrower in this Agreement or in any other Mezzanine Loan Document, are to the best of Mezzanine Borrower’s knowledge, accurate and correct in all material respects except as would not have a Material Adverse Effect.

4.1.34      Reserved

4.1.35      Tax Filings.  Mezzanine Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Mezzanine Borrower.

4.1.36      Solvency/Fraudulent Conveyance.  Mezzanine Borrower has not entered into the transaction contemplated by this Agreement or any Mezzanine Loan Document with the actual intent to hinder, delay, or defraud any creditor.  Mezzanine Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Mezzanine Borrower does not intend to, and does not believe that it will, incur Debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Mezzanine Borrower and the amounts to be payable on or in respect of obligations of Mezzanine Borrower).

4.1.37      Investment Company Act.  Mezzanine Borrower is not (a) an investment company or a company Controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.38      Interest Rate Cap Agreement (Third Mezzanine).  A complete and correct copy of the Interest Rate Cap Agreement (Third Mezzanine) is attached hereto as Exhibit L.  The Interest Rate Cap Agreement (Third Mezzanine) is in full force and effect and enforceable against Mezzanine Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.39      Labor.  Except as set forth on Schedule II, no organized work stoppage or labor strike is pending or threatened by employees and other laborers at the Property.  Except as set forth in Schedule II or to the extent any such failure would not reasonably be expected to result in a Material Adverse Effect, none of Mortgage Borrower or Master Lessee, (i) is involved in or, to the best knowledge of Mezzanine Borrower, threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees and other laborers at the Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) to the best knowledge of Mezzanine Borrower, has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act or (iii) is a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Property and no such agreement or contract is currently being negotiated by the Mortgage Borrower or Master Lessee.

4.1.40      Brokers.  Neither Mezzanine Borrower nor Mezzanine Lender has dealt with any broker or finder with respect to the transactions contemplated by the Mezzanine Loan Documents, and neither party has done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by either party of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by the Mezzanine Loan Documents.  Mezzanine Borrower and Mezzanine Lender shall each indemnify and hold harmless the other from and against any loss, liability, cost or expense, including any judgments, attorneys’ fees, or costs of appeal, incurred by the other party and arising out of or relating to any breach or default by the indemnifying party of its representations, warranties and/or agreements set forth in this Section 4.1.40.  The provisions of this Section 4.1.40 shall survive the expiration and termination of this Agreement and the payment of the Indebtedness.

4.1.41      No Other Debt.  Mezzanine Borrower has not borrowed or received debt financing that has not been heretofore repaid in full, other than the Permitted Debt of Mezzanine Borrower.

4.1.42      Taxpayer Identification Number.  Mezzanine Borrower’s Federal taxpayer identification number is 26-1259255.

4.1.43      Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws.  (i) None of Mezzanine Borrower, any Guarantor or any Person who Controls Mezzanine Borrower or any Guarantor currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and (ii) none of Mezzanine Borrower or any Guarantor is in violation of any Legal Requirements relating to anti-money laundering or anti-terrorism, including, without limitation, Legal Requirements related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time.  To the best of Mezzanine Borrower’s knowledge, no Tenant at the Premises currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and no Tenant at the Premises is owned or Controlled by a Prohibited Person.

4.1.44      Merger Agreement.  Mezzanine Borrower has caused Mortgage Borrower to deliver to Mezzanine Lender true complete and correct copies of the Merger Agreement and all deliveries made by any party thereto or any of their respective Affiliates as Mezzanine Lender shall have requested, to the extent that such deliveries are within the possession or control of Mezzanine Borrower or Mortgage Borrower or any of the Guarantors.

4.1.45      Rights of First Refusal or First Offer to Lease or Purchase.  No Person, whether pursuant to an Operating Agreement or otherwise has a right of first refusal, right of first offer or other right or option pursuant to such Operating Agreement or otherwise to lease or purchase or to restrict or impose requirements upon the lease or purchase of all or any part of any Individual Property, except as set forth on Schedule VI.  None of the matters set forth on Schedule VI has been or will be triggered by any of the Contemplated Transactions and Mortgage Borrower and its Affiliates are not in default of any of the provisions referenced in Schedule VI.  None of the matters set forth on Schedule VI has or will have a Material Adverse Effect.  .

4.2           Survival of Representations.  Mezzanine Borrower agrees that all of the representations and warranties of Mezzanine Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Mezzanine Loan Documents shall be deemed given and made as of the Closing Date (other than the representations and warranties made in Section 2 of the Omnibus Amendment, which shall be deemed given and made as of the Amendment Effective Date) and survive for so long as any amount remains owing to Mezzanine Lender under this

Agreement or any of the other Mezzanine Loan Documents by Mezzanine Borrower or Guarantor unless a longer survival period is expressly stated in a Mezzanine Loan Document with respect to a specific representation or warranty, in which case, for such longer period.  All representations, warranties, covenants and agreements made in this Agreement or in the other Mezzanine Loan Documents by Mezzanine Borrower shall be deemed to have been relied upon by Mezzanine Lender notwithstanding any investigation heretofore or hereafter made by Mezzanine Lender or on its behalf.

4.3           Mezzanine Borrower’s Knowledge.  Whenever a representation or warranty is made “to Mezzanine Borrower’s knowledge,” “to Mezzanine Borrower’s best knowledge,” “to Master Lessee’s knowledge,” “to Master Lessee’s best knowledge,” or a term of similar import, such term shall mean the current actual knowledge of each of Thomas Friel and Matthew Heinhold, in each case after reasonable diligence, and of Mezzanine Borrower’s or Master Lessee’s, as applicable, respective executive officers (other than Thomas Friel) and directors who have actual knowledge of the relevant subject matter.

V.                                     MEZZANINE BORROWER COVENANTS

5.1           Affirmative Covenants.  From the Closing Date and until payment and performance in full of all obligations of Mezzanine Borrower under the Mezzanine Loan Documents, Mezzanine Borrower (as to itself, each Senior Mezzanine Borrower, Mortgage Borrower and the Property) hereby covenants and agrees with Mezzanine Lender that:

5.1.1        Performance by Mezzanine Borrower.  Mezzanine Borrower shall in a timely manner observe, perform and fulfill in all material respects each and every covenant, term and provision of each Mezzanine Loan Document executed and delivered by, or applicable to, Mezzanine Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Mezzanine Loan Document executed and delivered by, or applicable to, Mezzanine Borrower, as applicable, without the prior written consent of Mezzanine Lender.

5.1.2        Existence; Compliance with Legal Requirements; Insurance.  Subject to Section 7.3 and Mortgage Borrower’s right of contest pursuant to Section 7.3 of the Loan Agreement (Mortgage), Mezzanine Borrower shall at all times comply and cause the Senior Mezzanine Borrowers, the Mortgage Borrower and the Property to be in compliance in all material respects with all Legal Requirements applicable to the Mezzanine Borrower, each Senior Mezzanine Borrower, Mortgage Borrower, and the Property and the uses permitted upon the Property.  Mezzanine Borrower shall cause Senior Mezzanine Borrowers and Mortgage Borrower to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary to comply with all material Legal Requirements applicable to it and the Property.  There shall never be committed by Mezzanine Borrower, and Mezzanine Borrower shall not permit any Senior Mezzanine Borrower or Mortgage Borrower or knowingly permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Mezzanine Borrower’s obligations under any of the Mezzanine Loan Documents.  Mezzanine Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture.  Mezzanine Borrower shall and shall cause Mortgage Borrower to at all times maintain, preserve and protect all franchises and trade names where the failure to so preserve and protect would be reasonably likely to have a Material Adverse Effect, and preserve all the remainder of its property used in and necessary for the conduct of its business and shall and shall cause Senior Mezzanine Borrowers and Mortgage Borrower to keep the Property in good working order and repair (reasonable wear and tear excepted, and subject to Excusable Delays, casualty and Taking, as to the latter two of which Section 6.2 shall apply), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto as more fully set forth in the Security Instruments.  Mezzanine Borrower shall and shall cause Mortgage Borrower to keep the Property insured at all times to such extent and against such risks, and maintain liability and such other insurance, as is more fully set forth in this Agreement and the Loan Agreement (Mortgage).

5.1.3        Litigation.  Mezzanine Borrower shall give prompt written notice to Mezzanine Lender of any litigation or governmental proceedings pending or threatened in writing against Mezzanine Borrower, each Senior Mezzanine Borrower, Mortgage Borrower, the Collateral, the Senior Mezzanine Collateral or the Property which, if determined adversely to Mezzanine Borrower, Mortgage Borrower, the Collateral, the Senior Mezzanine Collateral or the Property would reasonably be expected to have a Material Adverse Effect.

5.1.4        Single Purpose Entity.

(a)               Each of Mezzanine Borrower, each Senior Mezzanine Borrower and Mortgage Borrower has been since the date of its formation and shall remain a Single Purpose Entity.

(b)               Each of Mezzanine Borrower, each Senior Mezzanine Borrower and Mortgage Borrower shall continue to maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions.  None of the funds of Mezzanine Borrower, each Senior Mezzanine Borrower or Mortgage Borrower will be diverted to any other Person for anything other than business uses of Mezzanine Borrower, each Senior Mezzanine Borrower or Mortgage Borrower, as applicable, nor will such funds be commingled with the funds of any other Affiliate.

(c)               To the extent that Mezzanine Borrower, each Senior Mezzanine Borrower or Mortgage Borrower shares the same officers or other employees as any of Mezzanine Borrower, each Senior Mezzanine Borrower, Mortgage Borrower or their Affiliates, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.

(d)               To the extent that Mezzanine Borrower, each Senior Mezzanine Borrower or Mortgage Borrower jointly contracts with any of Mezzanine Borrower, each Senior Mezzanine Borrower or Mortgage Borrower or any of their Affiliates, as applicable, to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs.  To the extent that any of Mezzanine Borrower, each Senior Mezzanine Borrower or

Mortgage Borrower contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs.  All material transactions between (or among) Mezzanine Borrower, each Senior Mezzanine Borrower or Mortgage Borrower and any of their respective Affiliates shall be conducted on substantially the same terms (or on more favorable terms for Mezzanine Borrower, each Senior Mezzanine Borrower or Mortgage Borrower as applicable) as would be conducted with third parties.

(e)               To the extent that Mezzanine Borrower, each Senior Mezzanine Borrower or Mortgage Borrower or any of their Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.

(f)                Each of Mezzanine Borrower, each Senior Mezzanine Borrower and Mortgage Borrower shall conduct its affairs strictly in accordance with its organizational documents, and observe all necessary, appropriate and customary corporate, limited liability company or partnership formalities, as applicable, including, but not limited to, obtaining any and all members’ consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, without limitation, payroll and intercompany transaction accounts.

(g)               In addition, each of Mezzanine Borrower, each Senior Mezzanine Borrower and Mortgage Borrower shall each: (i) maintain books and records separate from those of any other Person; (ii) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets; (iii) hold regular meetings of its board of directors, shareholders, partners or members, as the case may be; (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity; (v) prepare separate tax returns (unless part of a consolidated group) and financial statements (unless part of a consolidated group), or if part of consolidated group it will be shown as a separate member of such group or such consolidated tax returns or financial statements will contain a note indicating that it and its Affiliate are separate legal entities and maintain records, books of account and accounts separate and apart from any other Person; (vi) transact all business with its Affiliates on an arm’s-length basis and pursuant to enforceable agreements; (vii) conduct business in its name and use separate stationery, invoices and checks; (viii) not commingle its assets or funds with those of any other Person; and (ix) not assume, guarantee or pay the debts or obligations of any other Person.

5.1.5        Consents.  If any of Mezzanine Borrower, each Senior Mezzanine Borrower or Mortgage Borrower is a corporation, the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote.  If any of Mezzanine Borrower, each Senior Mezzanine Borrower or Mortgage Borrower is a limited liability company, (a) if such Person is managed by a board of managers or directors, the board of managers or directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers or directors unless all of the managers or directors, including the Independent Managers or Independent

Directors, shall have participated in such vote, (b) if such Person is not managed by a board of managers or directors, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote.  An affirmative vote of 100% of the directors, managers or members, as applicable, of Mezzanine Borrower, each Senior Mezzanine Borrower or Mortgage Borrower shall be required to (i) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings or to authorize Mezzanine Borrower, each Senior Mezzanine Borrower or Mortgage Borrower to do so or (ii) file an involuntary bankruptcy petition against any Affiliate, Manager, or any Affiliate of Manager.  Furthermore, Mezzanine Borrower’s, each Senior Mezzanine Borrower’s and Mortgage Borrower’s formation documents shall expressly state that for so long as the Loan is outstanding, none of Mezzanine Borrower, any Senior Mezzanine Borrower or Mortgage Borrower shall be permitted to (i) dissolve, liquidate, consolidate, merge or sell all or substantially all of Mezzanine Borrower’s, any of Senior Mezzanine Borrower’s or Mortgage Borrower’s assets other than in connection with the repayment of the Loan or (ii) engage in any other business activity and such restrictions shall not be modified or violated for so long as the Loan is outstanding.

5.1.6        Access to Property.  Subject to applicable Gaming Laws, Mezzanine Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Mezzanine Lender and the Rating Agencies to inspect the Property or any part thereof during normal business hours on Business Days upon reasonable advance notice.

5.1.7        Notice of Default.  Mezzanine Borrower shall promptly advise Mezzanine Lender (a) of any event or condition of which Mezzanine Borrower has knowledge that has a Material Adverse Effect and (b) of the occurrence of any Default or Event of Default of which Mezzanine Borrower has knowledge.

5.1.8        Cooperate in Legal Proceedings.  Mezzanine Borrower shall and shall cause Mortgage Borrower to, cooperate fully with Mezzanine Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to affect in any material adverse way the rights of Mezzanine Lender hereunder or under any of the other Mezzanine Loan Documents and, in connection therewith, permit Mezzanine Lender, at its election, to participate in any such proceedings which may have a Material Adverse Effect.

5.1.9        Reserved.

5.1.10      Insurance.

(a)           Mezzanine Borrower shall cause Senior Mezzanine Borrowers and Mortgage Borrower to cooperate with Mortgage Lender in obtaining for Mortgage Lender the benefits of any Proceeds lawfully or equitably payable in connection with the Property and distributing any excess Proceeds to Mezzanine Lender as otherwise provided in this Agreement.

(b)           Mezzanine Borrower shall comply and shall cause Senior Mezzanine Borrowers and Mortgage Borrower to comply with all applicable Insurance Requirements and shall not permit Mortgage Borrower or Senior Mezzanine Borrowers to bring or keep or permit to be brought or kept any article upon any of the Property or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder or under the Loan Agreement (Mortgage) to be maintained by Mortgage Borrower on or with respect to any part of the Property pursuant to this Agreement or the Loan Agreement (Mortgage).

5.1.11      Further Assurances; Separate Notes; Loan Resizing.

(a)               Mezzanine Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Mezzanine Lender all documents, and take all actions, reasonably required by Mezzanine Lender from time to time to confirm the rights created or now or hereafter intended to be created under this Agreement and the other Mezzanine Loan Documents and any security interest created or purported to be created thereunder, to protect and further the validity, priority and enforceability of this Agreement and the other Mezzanine Loan Documents, to subject to the Mezzanine Loan Documents any property of Mezzanine Borrower intended by the terms of any one or more of the Mezzanine Loan Documents to be encumbered by the Mezzanine Loan Documents, or otherwise carry out the purposes of the Mezzanine Loan Documents and the transactions contemplated thereunder.  Mezzanine Borrower agrees that it shall, upon request and at Mezzanine Lender’s cost (including, without limitation, any costs related to the modification or replacement of the Interest Rate Cap Agreement (Third Mezzanine) (but not including any breakage costs associated with or arising under the Interest Rate Cap Agreement (Third Mezzanine)), reasonably cooperate with Mezzanine Lender in connection with any request by Mezzanine Lender to sever one or more of the Mezzanine Notes into two (2) or more separate substitute notes in an aggregate principal amount equal to the Principal Amount and to reapportion the Loan among such separate substitute notes, including, without limitation, by executing and delivering to Mezzanine Lender new substitute notes to replace the applicable Mezzanine Note or Mezzanine Notes, amendments to or replacements of existing Mezzanine Loan Documents to reflect such severance and/or Opinions of Counsel with respect to such substitute notes, amendments and/or replacements, provided that Mezzanine Borrower shall bear no costs or expenses in connection therewith (other than internal administrative costs and expenses of Mezzanine Borrower).  Any such substitute notes may have varying principal amounts and economic terms, provided, however, that (i) the maturity date of any such substitute note shall be the same as the scheduled Maturity Date of the Mezzanine Notes immediately prior to the issuance of such substitute notes, (ii) the initial weighted average LIBOR Margin for the term of the substitute notes shall not exceed the LIBOR Margin under the Mezzanine Note being substituted immediately prior to the issuance of such substitute notes; and (iii) the economics of the Loan shall not change in a manner which is adverse to Mezzanine Borrower.  Upon the occurrence and during the continuance of an Event of Default, Mezzanine Lender may apply payment of all sums due under such substitute notes in such order and priority as Mezzanine Lender shall elect in its sole and absolute discretion.  For avoidance of doubt, Mezzanine Borrower agrees and acknowledges that such application may result in the weighted average LIBOR Margin for the term of the applicable notes exceeding the initial weighted average LIBOR Margin under the Mezzanine Note, and such result shall not in any way restrict Lender’s right, in its discretion, to make such application.

(b)               Mezzanine Borrower further agrees to cooperate with Mortgage Lender, each Senior Mezzanine Lender, and Mezzanine Lender in the resizing of the Mortgage Loan, the

Senior Mezzanine Loans, the Loan, and any Junior Mezzanine Loan, all as provided in and in accordance with Section 5.1.11(b) of the Loan Agreement (Mortgage).

(c)               Any amounts recovered from Collateral, or any part thereof, after an Event of Default may be applied by Mezzanine Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority, or proportions as Mezzanine Lender in its sole discretion shall determine.

5.1.12        Mortgage Taxes.  Mezzanine Borrower shall cause Mortgage Borrower to pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Mortgage Notes or the Liens created or secured by the Mortgage Loan Documents, other than income, franchise and doing business taxes imposed on Mortgage Lender.

5.1.13        Operation.

                                Mezzanine Borrower shall cause Mortgage Borrower to, and cause Master Lessee to, (i) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under the Master Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Mezzanine Lender of any Master Lease Default of which it is aware; and (iii) promptly deliver to Lender a copy of each financial statement, capital expenditures plan, property improvement plan and any other notice, report and estimate received by it under the Master Lease; and Mezzanine Borrower shall cause Mortgage Borrower to enforce in a commercially reasonable manner the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Master Lessee under the Master Lease.  Whenever in this Agreement or in any other Loan Document Mezzanine Borrower is obligated to cause Mortgage Borrower to cause the Master Lessee to take or refrain from taking a certain action, and whenever this Agreement or any Mezzanine Loan Document shall set forth an obligation of Master Lessee, then such provisions shall be construed to mean that Mezzanine Borrower shall cause Mortgage Borrower to exercise its best efforts to cause Master Lessee to take or refrain from taking such action, or performing such action, including exercising such legal rights and remedies as shall be available to Mortgage Borrower under the Master Lease and applicable law.

5.1.14      Business and Operations.  Mezzanine Borrower shall and shall cause each Senior Mezzanine Borrower and Mortgage Borrower to continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property, the Senior Mezzanine Collateral and the Collateral.  Mezzanine Borrower shall and shall cause each Senior Mezzanine Borrower and Mortgage Borrower to qualify to do business and shall remain in good standing under the laws of all applicable jurisdictions as and to the extent required for the ownership, maintenance, management and operation of the Property, the Senior Mezzanine Collateral and the Collateral.

5.1.15      Title to the Collateral.  Mezzanine Borrower shall warrant and defend (a) its title to the Collateral and every part thereof, subject only to Permitted Encumbrances (Third Mezzanine) and (b) the validity and priority of the Liens of this Agreement, the Pledge on the Collateral, in each case against the claims of all Persons whomsoever.  Mezzanine Borrower shall reimburse Mezzanine Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Mezzanine Lender if an interest in the Collateral, other than Permitted Encumbrance (Third Mezzanine), is claimed by another Person.

5.1.16      Costs of Enforcement.  In the event (a) that this Agreement or the Pledge is foreclosed upon in whole or in part or that by reason of Mezzanine Borrower’s default hereunder this Agreement, or the Pledge is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any security agreement prior to or subsequent to this Agreement in which proceeding Mezzanine Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Mezzanine Borrower or any of its constituent Persons or an assignment by Mezzanine Borrower or any of its constituent Persons for the benefit of its creditors, Mezzanine Borrower, its successors or assigns, shall be chargeable with and agrees to pay all reasonable out-of-pocket costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Mezzanine Lender or Mezzanine Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.17      Estoppel Statements.  Mezzanine Borrower shall, from time to time but no more often than once in any calendar quarter so long as no Event of Default shall exist, upon thirty (30) days’ prior written request from Mezzanine Lender and shall cause each Senior Mezzanine Borrower and Mortgage Borrower to  execute, acknowledge and deliver to the Mezzanine Lender, an Officer’s Certificate, stating that this Agreement and the other Mezzanine Loan Documents (or as applicable, the Senior Mezzanine Loan Documents or the Loan Documents (Mortgage)) are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Mezzanine Loan Documents or as applicable the Senior Mezzanine Loan Documents or the Loan Documents (Mortgage) are in full force and effect as modified and setting forth such modifications), stating the amount of accrued and unpaid interest and the outstanding principal amount of the Mezzanine Notes (or as applicable Senior Mezzanine Notes or Mortgage Notes) and containing such other information with respect to the Mezzanine Borrower, each Senior Mezzanine Borrower, Mortgage Borrower, the Property, the Mortgage Loan, the Senior Mezzanine Loans, and the Loan as Mezzanine Lender shall reasonably request.  Mezzanine Lender shall, from time to time, but no more often than once in any calendar quarter, upon thirty (30) days’ prior written request from Mezzanine Borrower, execute, acknowledge and deliver to Mezzanine Borrower, a certificate signed by an officer of Mezzanine Lender, stating that this Agreement and the other Mezzanine Loan Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Mezzanine Loan Documents are in full force and effect as modified and setting forth such modifications).  The estoppel certificate from Mezzanine Borrower shall also state either that, to the best of Mezzanine Borrower’s knowledge, no Default exists hereunder or, if any Default shall exist hereunder, specify such Default and the steps being taken to cure such Default and the estoppel certificate from Mezzanine Lender shall state whether Mezzanine Lender has delivered notice of a Default or an Event of Default.

5.1.18      Loan Proceeds.  Mezzanine Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.19      No Joint Assessment.  Mezzanine Borrower shall not and shall not permit Mortgage Borrower to suffer, permit or initiate the joint assessment of the Property, (a) with any other real property constituting a tax lot separate from the Property and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.20      No Further Encumbrances.  Subject to Section 7.3 of the Loan Agreement (Mortgage) and Section 7.3 hereof, Mezzanine Borrower shall do, or cause to be done, all things necessary to keep and protect the Property, the Senior Mezzanine Collateral, and the Collateral and all portions thereof unencumbered from any Liens, easements or agreements granting rights in the Collateral, the Senior Mezzanine Collateral or the Property or restricting the use or development of the Property, except for (a) with respect to the Property, Permitted Encumbrances, (b) with respect to the Senior Mezzanine Collateral, Permitted Encumbrances (Senior Mezzanine), and (c) with respect to the Collateral, Permitted Encumbrances (Third Mezzanine).

5.1.21      Loan (Mortgage) Covenants.  Mezzanine Borrower shall cause Mortgage Borrower, to fully keep, perform and comply with (or cause to be kept, performed and complied with) each of the covenants, terms and provisions set forth in the Loan Agreement (Mortgage) and the Security Instruments, which are hereby incorporated by reference as if fully set forth herein, notwithstanding any waiver or future amendment of such covenants, terms and provisions by Mortgage Lender.  Mezzanine Borrower acknowledges that the obligation to comply with such covenants, terms and provisions is separate from, and may be enforced independently from, the obligations of the Mortgage Borrower under the Loan Documents (Mortgage).

(a)               Without Mezzanine Lender’s prior written consent, Mezzanine Borrower shall not, and shall cause Mortgage Borrower not to, (i) amend or modify (by agreement on the part of the Mortgage Borrower or Mezzanine Borrower) or (ii) affirmatively permit the modification or amendment of (by operation of law or otherwise) the Loan Documents (Mortgage) in effect as of the Closing Date.

(b)               In the event the Loan (Mortgage) shall at any time be repaid, and the Liens securing the Loan (Mortgage) at any time be released in full, then unless and until the Mezzanine Note shall have been repaid in full and all obligations of Mezzanine Borrower to Mezzanine Lender hereunder and under the other Mezzanine Loan Documents shall have been satisfied, then Mezzanine Borrower shall nevertheless comply or cause the Mortgage Borrower to comply with each of the terms and provisions of the Loan Documents (Mortgage) (other than payment of principal, interest and premium and the obligation to maintain the Interest Rate Swap Agreement (if any)) and the Loan Documents (Mortgage) shall nevertheless be deemed to remain in full force and effect as between Mezzanine Borrower and Mezzanine Lender with Mezzanine Lender being deemed in such context to possess exclusively all of the rights and remedies of the Mortgage Lender thereunder including without limitation, all rights of consent and approval, rights to receive and control the disposition of casualty insurance proceeds and condemnation awards, and the right to collect rents and make waterfall distributions (but expressly excluding any rights and remedies relating to payment of the indebtedness under the Loan Documents (Mortgage) and evidenced by the Mortgage Notes) and Mezzanine Borrower shall nevertheless comply or cause the Mortgage Borrower to comply with each of the terms and provisions of the Loan Documents (Mortgage) (and any amendment or modification consented to in writing by

Mezzanine Lender) (other than the payment of principal, interest and premium and the obligation to maintain the Interest Rate Swap Agreement if any)).  Mezzanine Borrower shall, and shall cause Mortgage Borrower to, execute any and all documents reasonably requested by Mezzanine Lender for the implementation or furtherance of the foregoing provided that the same shall be at Mezzanine Lender’s sole cost and expense.  Mezzanine Borrower shall deliver to Mezzanine Lender copies of any and all modifications to the Loan Documents (Mortgage) within five (5) Business Days after execution thereof.

(c)              Mezzanine Borrower covenants and agrees to cause Mortgage Borrower to deliver any and all financial information delivered or required to be delivered to Mortgage Lender pursuant to the terms of the Loan Documents (Mortgage) to be delivered simultaneously to Mezzanine Lender.

5.1.22      Master Lease.

(a)           Each Individual Property shall at all times be leased directly and exclusively by the Mortgage Borrower to the Master Lessee under the Master Lease (and not to any other Person under the Master Lease or any replacement Master Lease).  Master Lessee shall be permitted to enter into Subleases subject to and in accordance with Section 8.8.2.

(b)           The Master Lease shall have an initial term of fifteen (15) years with renewal rights.

(c)           The Master Lease shall require Master Lessee to make payments of Master Lease Rent.  Pursuant to the Master Lease and the Master Lease Rent Payment Direction Letter all Master Lease Scheduled Rent shall at all times during the term of the Loan be made directly to the Holding Account, and none of the foregoing payments of Master Lease Rent shall be deemed made until such payment has been deposited into the Holding Account.

(d)           The Master Lease shall require the Master Lessee to prepare the expenses and revenue in accordance with Article XI and to submit copies to Mezzanine Lender for its reference, not for its approval.

(e)           Neither Mortgage Borrower nor Master Lessee shall terminate the Master Lease or consent to the termination of the Master Lease without the prior written consent of Mezzanine Lender.  Except as provided in the Master Lease with respect to casualties or condemnations, the Master Lease shall not provide for the release of an Individual Property.  The Master Lease may be amended to provide, inter alia, for a release of an Individual Property and the reduction of Master Lease Rent as provided in Section 2.3.4(v) and (vi).

(f)            Except for the Assignment of Leases and the Permitted Encumbrances, neither the Mortgage Borrower nor the Master Lessee shall Transfer or sublease, or allow to be Transferred, its interest in the Master Lease or any interest therein without the prior written consent of the Mezzanine Lender.  The Mezzanine Borrower shall not permit Mortgage Borrower to permit (except as expressly permitted under the Master Lease) and shall not consent to (except as expressly required under the Master Lease) any assignment by the Master Lessee of its interest in the Master Lease or its rights and interests thereunder except to Master Lessee’s successor by merger or acquisition of all or substantially all of Master Lessee’s assets.  Notwithstanding the foregoing, Master Lessee shall pledge to Mortgage Borrower its interest in the “FF&E” as defined in the Master Lease, subject to the Assigned Landlord Lien.

(g)           Neither the Mortgage Borrower nor the Master Lessee shall, without the prior written consent of Mezzanine Lender which consent, solely with respect to clauses (ii) and (iii) of this Section 5.1.22(g), will not be unreasonably withheld, (i) renew (other than pursuant to renewal rights expressly set forth in the Master Lease), extend, release any Individual Property from (except in connection with a Property Release, Substitution or release of an Unimproved Parcel, in compliance with Sections 2.3.4, 2.3.5 and 2.3.9 hereof) terminate, reduce rents (except as expressly authorized pursuant to Section 2.3.4) or other sums payable under, accept a surrender of, or shorten the term of, the Master Lease, (ii) appoint any appraiser, (iii) make any determination of Fair Market Rental or Fair Market Value (as such terms are defined in the Master Lease), (iv) waive any provisions of the Master Lease, provided that subject to clause (i) Mortgage Borrower and Master Lessee shall have the right to waive provisions of the Master Lease so long as the same would not have the effect of (1) waiving or reducing the monetary obligations of Master Lessee under the Master Lease or (2) either permitting Master Lessee to take an action that Mortgage Borrower or Master Lessee is prohibited from taking under this Agreement or any other Loan Document, or preventing Mortgage Borrower and/or Master Lessee from complying with an obligation on the part of Mortgage Borrower or Master Lessee under this Agreement or any other Loan Document, (v) amend or modify in any respect in a manner adverse to Mezzanine Lender or that would decrease Master Lessee’s obligations or increase Mortgage Borrower’s obligations thereunder, any provision of the Master Lease contained in Article I (leased property, term, etc.), Article III (rent), Article IV (termination and abatement), Article V (Ownership of Leased Property), Section 6.1(b) (Taxes and Other Charges; Contest for Taxes and Other Charges, Legal Requirements and Liens), Article VIII (Alterations; Leasing), Article X (Casualty and Condemnation), Article XI (Accounts and Reserves), Article XII (defaults and remedies), Article XV (Subordination) and related definitions in Article II (definitions) or (vi) materially amend or modify any provision of the Master Lease not listed in clause (v) in a manner adverse to Mezzanine Lender or that would decrease Master Lessee’s obligations or increase Mortgage Borrower’s obligations thereunder, provided that nothing in this Section 5.1.22(g) shall prohibit or restrict Master Lessee from exercising its rights under Section 1.2 of the Master Lease subject to the requirements of Sections 2.3.4 and 2.3.9 hereof.

(h)           The Master Lease shall be subject and subordinate to the Loan pursuant to the Master Lease SNDA.

(i)            Mortgage Lender shall have the right to declare a Master Lease Tenant Default under the Master Lease and to exercise the rights and remedies of the Mortgage Borrower, as landlord under the Master Lease (including without limitation, exercising it rights and remedies with respect to the Assigned Landlord Lien), pursuant to the assignment of such rights in the Assignment of Leases.

(j)            The form of the Master Lease is attached hereto as Exhibit F.  Mezzanine Lender hereby approves of the form of the Master Lease.  Notwithstanding the foregoing, or anything else in Mezzanine Loan Documents to the contrary, except as expressly set forth in this Agreement if any conflict, contradiction or inconsistency exists between the Master Lease and this Agreement, the terms and provisions of this Agreement shall, as among the parties hereto, control and govern.

5.1.23      Senior Mezzanine Loan Covenants.  Mezzanine Borrower shall cause each Senior Mezzanine Borrower to fully keep, perform and comply with (or cause to be kept, performed and complied with) each of the covenants, terms and provisions set forth in its respective Senior Mezzanine Loan Agreement and its respective Pledge (Senior Mezzanine), which are hereby incorporated by reference as if fully set forth herein, notwithstanding any waiver or future amendment of such covenants, terms and provisions by the applicable Senior Mezzanine Lender.  Mezzanine Borrower acknowledges that the obligation to comply with such covenants, terms and provisions is separate from, and may be enforced independently from, the obligations of each Senior Mezzanine Borrower under its respective Senior Mezzanine Loan Documents.

(a)           Without Mezzanine Lender’s prior written consent, Mezzanine Borrower shall not, and shall cause each Senior Mezzanine Borrower not to, (i) amend or modify (by agreement on the part of such Senior Mezzanine Borrower or Mezzanine Borrower) or (ii) affirmatively permit the modification or amendment of (by operation of law or otherwise) the Senior Mezzanine Loan Documents in effect as of the Closing Date.

(b)           In the event the Senior Mezzanine Loans shall at any time be repaid, and the Liens securing the Senior Mezzanine Loans at any time be released in full, then unless and until the Mezzanine Note shall have been repaid in full and all obligations of Mezzanine Borrower to Mezzanine Lender hereunder and under the other Mezzanine Loan Documents shall have been satisfied, then Mezzanine Borrower shall nevertheless comply or cause the Senior Mezzanine Borrowers to comply with each of the terms and provisions of the Senior Mezzanine Loan Documents (other than payment of Principal, interest and premium and the obligation to maintain the Interest Rate Cap Agreement (if any)) and the Senior Mezzanine Loan Documents shall nevertheless be deemed to remain in full force and effect as between Mezzanine Borrower and Mezzanine Lender with Mezzanine Lender being deemed in such context to possess exclusively all of the rights and remedies of the Senior Mezzanine Lenders thereunder including without limitation, all rights of consent and approval, rights to receive and control the disposition of casualty insurance proceeds and condemnation awards, and the right to collect rents and make waterfall distributions (but expressly excluding any rights and remedies relating to payment of the indebtedness under the Senior Mezzanine Loan Documents and evidenced by the Senior Mezzanine Notes) and Mezzanine Borrower shall nevertheless comply or cause the Senior Mezzanine Borrowers to comply with each of the terms and provisions of the Senior Mezzanine Loan Documents (or any amendment or modification consented to in writing by Mezzanine Lender)(other than the payment of principal, interest and premium and the obligation to maintain the Interest Rate Cap Agreement if any)).  Mezzanine Borrower shall, and shall cause Senior Mezzanine Borrowers to, execute any and all documents reasonably requested by Mezzanine Lender for the implementation or furtherance of the foregoing provided that the same shall be at Mezzanine Lender’s sole cost and expense.  Mezzanine Borrower shall deliver to Mezzanine Lender copies of any and all modifications to the Senior Mezzanine Loan Documents within five (5) Business Days after execution thereof.

(c)           Mezzanine Borrower covenants and agrees to cause Senior Mezzanine Borrowers to deliver any and all financial information delivered or required to be delivered to Senior

Mezzanine Lender pursuant to the terms of the Senior Mezzanine Loan Documents to be delivered simultaneously to Mezzanine Lender.

5.2           Negative Covenants.

From the Closing Date until payment and performance in full of all obligations of Mezzanine Borrower under the Mezzanine Loan Documents or the earlier release of the Lien of this Agreement, or the Pledge, in accordance with the terms of this Agreement and the other Mezzanine Loan Documents, Mezzanine Borrower covenants and agrees with Mezzanine Lender that it will not do, or cause, permit, or suffer Mortgage Borrower or any Senior Mezzanine Borrower to do, directly or indirectly, any of the following:

5.2.1        Incur Debt.  Incur, create or assume any Debt other than Permitted Debt of Mezzanine Borrower, Mortgage Borrower, and Senior Mezzanine Borrowers, (as applicable) or Transfer or lease all or any part of the Property, Senior Mezzanine Collateral, or Collateral or any interest therein, except as permitted in the Mezzanine Loan Documents (for the avoidance of doubt, Mezzanine Borrower shall not have any obligations under or with respect to the Junior Mezzanine Loans);

5.2.2        Encumbrances.  Other than in connection with the Mezzanine Loan, Senior Mezzanine Loan, and the Junior Mezzanine Loans, incur, create or assume or permit the incurrence, creation or assumption of any Debt secured by an interest in Mortgage Borrower, Senior Mezzanine Borrowers, Mezzanine Borrower, or Junior Mezzanine Borrower;

5.2.3        Engage in Different Business.  With respect to (i) Mezzanine Borrower, engage, directly or indirectly, in any business other than that of entering into this Agreement and the other Mezzanine Loan Documents to which Mezzanine Borrower is a party and the use, ownership, management, and financing of the Ownership Interests and activities related thereto; (ii) with respect to any Senior Mezzanine Borrower, engage, directly or indirectly, in any business other than that of entering into its Senior Mezzanine Loan Agreement and the other Senior Mezzanine Loan Documents to which such Senior Mezzanine Borrower is a party and the use, ownership, management and financing of its Senior Mezzanine Ownership Interests and activities related thereto; and (iii) with respect to Mortgage Borrower, engage, directly or indirectly, in any business other than that of entering into the Loan Agreement (Mortgage) and the other Loan Documents (Mortgage) to which Mortgage Borrower is a party and the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property and activities related thereto.

5.2.4        Make Advances.  Make advances or make loans to any Person, or hold any investments, except as expressly permitted pursuant to the terms of this Agreement or any other Mezzanine Loan Document;

5.2.5        Subdivision.  Permit Mortgage Borrower to subdivide any Individual Property other than with respect to Unimproved Parcels in accordance with the terms of this Agreement or otherwise with the prior consent of Mezzanine Lender which consent shall not be unreasonably withheld, conditioned or delayed.

5.2.6        Commingle.  Commingle its assets with the assets of any of its Affiliates;

5.2.7        Guarantee Obligations.  Guarantee any obligations of any Person;

5.2.8        Transfer Assets.  Transfer any asset other than in the ordinary course of business or Transfer any interest in the Property, the Senior Mezzanine Collateral or Collateral except in each case (including in connection with a Release or Substitution) as may be permitted hereby or in the other Mezzanine Loan Documents;

5.2.9        Amend Organizational Documents.  Amend or modify any of its organizational documents without Mezzanine Lender’s consent, other than in connection with any Transfer permitted pursuant to Article VIII or to reflect any change in capital accounts, contributions, distributions, allocations or other provisions that do not and could not reasonably be expected to have a Material Adverse Effect and provided that Mezzanine Borrower remains and each of Mortgage Borrower and each Senior Mezzanine Borrower remains a Single Purpose Entity;

5.2.10      Dissolve.  Dissolve, wind-up, terminate, liquidate, merge with or consolidate into another Person, except as expressly permitted pursuant to this Agreement;

5.2.11      Bankruptcy.  (i) File a bankruptcy or insolvency petition or otherwise institute insolvency proceedings, (ii) dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets other than in connection with the repayment of the Loan, or (iii) file or solicit the filing of an involuntary bankruptcy petition against Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower, any Junior Mezzanine Borrower, a Master Lessee Party, or any Guarantor, without obtaining the prior consent of all of the directors, members or managers, as applicable, of such Person;

5.2.12      ERISA.  Engage in any activity that would subject Mortgage Borrower, any Senior Mezzanine Borrower, or Mezzanine Borrower to material liability under ERISA or qualify it as an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies and Mezzanine Borrower’s assets do not and will not constitute plan assets within the meaning of 29 C.F.R. Section 2510.3-101;

5.2.13      Distributions.  From and after the occurrence and during the continuance of an Event of Default or an event of default (a “Junior Mezzanine Event of Default”) under any of the Junior Mezzanine Loan Documents, make any distributions to or for the benefit of any of its partners or members or its or their Affiliates; provided that so long as an Event of Default shall not have occurred and be outstanding, distributions from Mezzanine Borrower solely for the purpose of enabling a Junior Mezzanine Borrower to cure a Junior Mezzanine Event of Default, and which distributions are in fact sufficient to completely cure such Junior Mezzanine Event of Default and are used for their intended purpose, shall be permitted.

5.2.14      Modify Mezzanine Account Agreement.  Without the prior consent of Mezzanine Lender, which shall not be unreasonably withheld, delayed or conditioned, execute any modification to the Mezzanine Account Agreement;

5.2.15      Zoning Reclassification.  Without the prior written consent of Mezzanine Lender (which in the case of clause (a) shall not be unreasonably withheld), directly or through the Mortgage Borrower, (a) initiate or consent to any zoning reclassification of any portion of the Property, (b) seek any variance under any existing zoning ordinance that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) allow any portion of the Property to be used in any manner that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation;

5.2.16      Change of Principal Place of Business.  Change Mezzanine Borrower’s principal place of business and chief executive office set forth on the first page of this Agreement without first giving Mezzanine Lender thirty (30) days’ prior written notice (but in any event, within the period required pursuant to the UCC) and there shall have been taken such action, reasonably satisfactory to Mezzanine Lender, as may be necessary to maintain fully the effect, perfection and priority of the security interest of Mezzanine Lender hereunder in the Account Collateral (Third Mezzanine) and the Rate Cap Collateral (Third Mezzanine) at all times;

5.2.17      Debt Cancellation.  Cancel or otherwise forgive or release any material claim or debt owed to it, directly or indirectly, by any Person, except for adequate consideration or in the ordinary course of its business and except for termination of a Sublease as permitted by Section 8.8 of the Loan Agreement (Mortgage);

5.2.18      Misapplication of Funds.  Permit Mortgage Borrower to distribute any revenue from the Property or any Proceeds in violation of the provisions of the Loan Agreement (Mortgage), permit any Senior Mezzanine Borrower to distribute any Receipts from its Senior Mezzanine Ownership Interests in violation of the provisions of its Senior Mezzanine Loan Agreement, distribute any Receipts from the Ownership Interests in violation of the provisions of this Agreement, fail to remit amounts to the Mezzanine Account, as applicable, as required by Section 3.1, permit Mortgage Borrower to misappropriate any security deposit or portion thereof or apply the proceeds of the Loan in violation of Section 2.1.4; or

5.2.19      Single-Purpose Entity.  Fail to be a Single Purpose Entity or take or suffer any action or inaction the result of which would be to cause it or any Senior Mezzanine Borrower or Mortgage Borrower to cease to be a Single Purpose Entity.

VI.        INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

6.1           Insurance Coverage Requirements.  Mezzanine Borrower will cause Mortgage Borrower, at its expense, to procure and maintain the insurance policies required by the Loan Documents (Mortgage).  Each commercial general liability or umbrella liability policy with respect to the Property shall, to the extent permitted in the Loan Documents (Mortgage), name Mezzanine Lender as an additional insured and shall, to the extent permitted in the Loan Documents (Mortgage), contain a cross liability/severability endorsement in form and substance acceptable to Mezzanine Lender.

6.1.1        Insurance Proceeds.  In the event of any loss or damage to the Property, Mezzanine Borrower shall give prompt written notice to the insurance carrier and Mezzanine Lender.  Mezzanine Lender acknowledges that Mortgage Borrower’s rights to any insurance proceeds are subject to the terms of the Loan Agreement (Mortgage).  Mezzanine Borrower may not and shall not permit Mortgage Borrower to settle, adjust or compromise any claim under such insurance policies without the prior written consent of Mezzanine Lender which shall not be unreasonably withheld, delayed or denied; provided, further, that Mortgage Borrower may make proof of loss and adjust and compromise any claim under casualty insurance policies which is of an amount less than the amount set forth on Exhibit V for the applicable Individual Property so long as no Event of Default has occurred and is continuing.  Any proceeds of such claim which are not used to reconstruct or repair the Property or applied to Mortgage Borrower’s costs in connection therewith, or applied to the balance of the loan evidenced by the Loan Documents (Mortgage), shall be deposited into the accounts established pursuant to the Loan Agreement (Mortgage) to the extent required thereby, or if such deposit is not required thereunder, then such proceeds shall be paid to Mezzanine Lender and applied to the payment of the Obligations (Third Mezzanine) whether or not then due.

6.1.2        Restoration of Property.  In the event that Mortgage Borrower is permitted pursuant to the terms of the Loan Agreement (Mortgage) to reconstruct, restore or repair the Property following a casualty to any portion of the Property, Mezzanine Borrower shall cause Mortgage Borrower to promptly and diligently repair and restore the Property in the manner and within the time periods required by the Loan Agreement (Mortgage), the Operating Agreements and any other agreements affecting the Property.  In the event that Mortgage Borrower is permitted pursuant to terms of the Loan Agreement (Mortgage) to elect to not reconstruct, restore or repair the Property following a casualty to any portion of the Property, Mezzanine Borrower shall not permit Mortgage Borrower to elect not to reconstruct, restore or repair the Property without the prior written consent of Mezzanine Lender, provided that the prior written consent of Mezzanine Lender shall not be required during the period when the Mortgage Borrower shall be complying with the last sentence of Section 6.2.4(a) of the Loan Agreement (Mortgage) or where the full Mezzanine Release Price with respect to such Property has been paid to Mezzanine Lender and the conditions to the release of such Property as set forth in Section  2.3.4 have been satisfied.

6.1.3        Compliance.  Mezzanine Borrower shall and shall cause Mortgage Borrower to comply with all Insurance Requirements and shall not bring or keep or permit to be brought or kept any article upon any of the Properties or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required to be maintained by Mortgage Borrower on or with respect to any part of the Property pursuant to Section 6.1 of the Loan Agreement (Mortgage).

6.2           Condemnation.  In the event that all or any portion of the Property shall be damaged or taken through condemnation (which term shall include any damage or taking by any governmental authority, quasi governmental authority, any party having the power of condemnation, or any transfer by private sale in lieu thereof), or any such condemnation shall be threatened, Mezzanine Borrower shall give prompt written notice to Mezzanine Lender.  Mezzanine Lender acknowledges that Mortgage Borrower’s rights to any condemnation award is subject to the terms of the Loan Agreement (Mortgage).  Notwithstanding the foregoing, Mezzanine Borrower may not and shall not permit Mortgage Borrower to settle or compromise any claim, action or proceeding relating to such damage or condemnation without the prior written consent of Mezzanine Lender, which shall not be unreasonably withheld, delayed or denied; provided, further, that Mortgage Borrower may settle, adjust and compromise any such claim, action or proceeding which is of an amount less than the amount set forth on Exhibit V for the applicable Individual Property so long as no Default or Event of Default has occurred and is continuing.  Any Excess Proceeds shall be paid to Mezzanine Lender and applied to the payment of the Obligations (Third Mezzanine) whether or not then due pursuant to Section 2.3.1(b).  In the event that Mortgage Borrower is permitted pursuant to the terms of the Loan Agreement (Mortgage) to reconstruct, restore or repair the Property following a condemnation of any portion of the Property, Mezzanine Borrower shall cause Mortgage Borrower to promptly and diligently repair and restore the Property in the manner and within the time periods required by the Loan Agreement (Mortgage), the Operating Agreements and any other agreements affecting the Property.  In the event that Mortgage Borrower is permitted pursuant to the terms of the Loan Agreement (Mortgage) to elect not to reconstruct, restore or repair the Property following a condemnation of any portion of the Property, Mezzanine Borrower shall not permit Mortgage Borrower to elect not to reconstruct, restore or repair the Property without the prior written consent of Mezzanine Lender.

6.3           Certificates.  Mezzanine Borrower shall deliver (or cause Mortgage Borrower to deliver) to Mezzanine Lender annually, concurrently with the renewal of the insurance policies required hereunder, a certificate from Mezzanine Borrower’s and Mortgage Borrower’s insurance agent stating that the insurance policies required to be delivered to Mezzanine Lender pursuant to Section 6.1 and Section 2.5.2(g) are maintained with insurers who comply with the terms of Section 6.1.11 of the Loan Agreement (Mortgage), setting forth a schedule describing all premiums required to be paid by Mezzanine Borrower or Mortgage Borrower, as applicable, to maintain the policies of insurance required under Section 6.1 and Section 2.5.2(g), and stating that either Mezzanine Borrower or Mortgage Borrower, as applicable, has paid such premiums.  Certificates of insurance with respect to all replacement policies shall be delivered to Mezzanine Lender not less than ten (10) Business Days prior to the expiration date of any of the insurance policies required to be maintained hereunder which certificates shall bear notations evidencing payment of applicable premiums.  Mezzanine Borrower shall deliver to Mezzanine Lender originals (or certified copies) of such replacement insurance policies on or before the earlier to occur of (i) thirty (30) days after the effective date thereof (including the insurance certificates delivered pursuant to Section 2.5.2(g)) and (ii) five (5) Business Days after Mezzanine Borrower’s receipt thereof.  If Mezzanine Borrower fails to (i) maintain and deliver to Mezzanine Lender the certificates of insurance and certified copies or originals required by this Agreement upon five (5) Business Days’ prior notice to Mezzanine Borrower, Mezzanine Lender may procure such insurance, and all costs thereof (and interest thereon at the Default Rate) shall be added to the Indebtedness.  Mezzanine Lender shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Mezzanine Borrower hereby expressly assumes full responsibility therefor and all liability, if any, with respect such matters.

VII.       IMPOSITIONS, OTHER CHARGES, LIENS AND OTHER ITEMS

7.1           Mortgage Borrower and Senior Mezzanine Borrowers to Pay Impositions and Other Charges.  Mezzanine Borrower shall cause Mortgage Borrower to pay (or cause to be paid) all Impositions now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and to pay all Other Charges on or before the date they are due.  Mezzanine Borrower shall cause each Senior Mezzanine Borrower to pay (or cause to be paid) all Impositions now or hereafter levied or assessed or imposed against its Senior Mezzanine Collateral or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof.  Mezzanine Borrower shall pay all Impositions now or hereafter levied or assessed or imposed against the Collateral or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof.  Mezzanine Borrower shall deliver or cause to be delivered to Mezzanine Lender annually, no later than thirty (30) calendar days after the first day of each fiscal year of Mezzanine Borrower, and shall update as new information is received, a schedule describing all Impositions, payable or estimated to be payable during such fiscal year attributable to or affecting the Property, the Collateral, the Senior Mezzanine Collateral, Mezzanine Borrower, Senior Mezzanine Borrowers, or Mortgage Borrower.  Subject to Mortgage Borrower’s right of contest set forth in Section 7.3 of the Loan Agreement (Mortgage), as set forth in the next two sentences and provided that there are sufficient funds available in the Tax Reserve Account under the Loan Agreement (Mortgage), Mortgage Lender, on behalf of Mortgage Borrower, shall pay all Impositions and Other Charges which are attributable to or affect the Property or Mortgage Borrower, prior to the date such Impositions or Other Charges shall become delinquent or late charges may be imposed thereon, directly to the applicable taxing authority with respect thereto.  Mortgage Lender shall, or Mortgage Lender shall direct the Cash Management Bank to, pay to the taxing authority such amounts to the extent funds in the Tax Reserve Account are sufficient to pay such Impositions.  Nothing contained in this Agreement, the Senior Mezzanine Loan Agreements, the Loan Agreement (Mortgage) or any Security Instrument shall be construed to require Mezzanine Borrower, the Senior Mezzanine Borrowers or Mortgage Borrower to pay any tax, assessment, levy or charge imposed on Mortgage Lender, the Senior Mezzanine Lenders or Mezzanine Lender in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.

7.2           No Liens.  Subject to Section 7.3 and Mortgage Borrower’s right of contest set forth in Section 7.3 of the Loan Agreement (Mortgage) and to Permitted Encumbrances, Mezzanine Borrower shall cause Mortgage Borrower to at all times keep, or cause to be kept, the Property free from all Liens (other than Permitted Encumbrances) and shall pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a Lien on the Property or any portion thereof and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against the Property or any portion thereof within forty-five (45) days after receiving written notice of the filing (whether from Mortgage Lender or Mezzanine Lender, the lienor or any other Person) thereof.  Mezzanine Borrower shall cause Mortgage Borrower to do or cause to be done, at the sole cost of Mortgage Borrower, everything reasonably necessary to fully preserve the first priority of the Lien of the Security Instruments against the Property, subject to the Permitted Encumbrances.  Upon the occurrence and during the continuance of a Mortgage Event of Default with respect to the Obligations (Mortgage), each of Mortgage Lender and Mezzanine Lender may (but shall not be obligated to) make any such payment or discharge any such Lien (other than Permitted Encumbrances excluding therefrom any Liens described in clauses (d) and (e) of the definition of “Permitted Encumbrances” which are the subject of such Mortgage Event of Default), and Mezzanine Borrower shall reimburse Mezzanine Lender and Mortgage Lender on demand for all such advances pursuant to Section 19.12 of this Agreement and the Loan Agreement (Mortgage) (together with interest thereon at the Default Rate).

7.3           Contest. Nothing contained herein shall be deemed to require Mezzanine Borrower to pay, or cause to be paid, any Imposition or to satisfy any Lien, or to comply with any Legal Requirement or Insurance Requirement, so long as Mezzanine Borrower is (or has caused Mortgage Borrower to be) in good faith, and by proper legal proceedings, where appropriate, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) Mezzanine Borrower shall keep Mezzanine Lender informed of the status of such contest at reasonable intervals, (iii) if Mezzanine Borrower is not providing (or has not caused Mortgage Borrower to provide) security as provided in clause (vi) below, adequate reserves with respect thereto are maintained on Mezzanine Borrower’s (or Mortgage Borrower’s as applicable) books in accordance with GAAP (or, in the case of Mortgage Borrower, such reserves are maintained in the Tax Reserve Account or Insurance Reserve Account, as applicable, or in the Proceeds Reserve Account pursuant to Article VI of the Loan Agreement (Mortgage), as applicable), (iv) either such contest operates to suspend collection or enforcement as the case may be, of the contested Imposition, Lien or Legal Requirement and such contest is maintained and prosecuted continuously and with diligence or the Imposition or Lien is bonded, (v) in the case of any Insurance Requirement, the failure to comply therewith shall not impair the validity of any insurance required to be maintained under this Agreement or the right to full payment of any claims thereunder, and (vi) in the case of Impositions and Liens which are not bonded in excess of Two Million Dollars ($2,000,000) individually, or Ten Million Dollars ($10,000,000) in the aggregate, during such contest, Mezzanine Borrower shall (or shall cause Mortgage Borrower to) deposit with or deliver to Mezzanine Lender (or, if required under the Loan Agreement (Mortgage), Mortgage Lender) either Cash and Cash Equivalents or a Letter or Letters of Credit in an amount equal to 110% of (A) the amount of the obligations being contested plus (B) any additional interest, charge, or penalty arising from such contest. Notwithstanding the foregoing, the creation of any such reserves or the furnishing of any bond or other security, Mezzanine Borrower shall (or shall cause Mortgage Borrower to) promptly comply with any contested Legal Requirement or Insurance Requirement or shall pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the Property, the Collateral, the Senior Mezzanine Collateral or any portion thereof shall be, in Mezzanine Lender’s reasonable judgment, in imminent danger of being forfeited or lost or Mezzanine Lender is likely to be subject to criminal damages as a result thereof. If such action or proceeding is terminated or discontinued adversely to Mezzanine Borrower, Senior Mezzanine Borrowers or Mortgage Borrower, as applicable (a) provided no Event of Default has occurred and is continuing hereunder, Mezzanine Lender shall (or, as applicable, Mortgage Lender may) disburse to the Person entitled to such sums, the security provided therefore under this Section 7.3 and (b) Mezzanine Borrower shall deliver to Mezzanine Lender reasonable evidence of compliance with such contested Imposition, Lien, Legal Requirements or Insurance Requirements, as the case may be. Notwithstanding the foregoing, any contest conducted by the Master Lessee in accordance with the Master Lease will be deemed to satisfy the requirements of this Section 7.3 provided that any security deposited by Master Lessee pursuant to the provisions of the Master Lease in connection with such contest is delivered to Mezzanine Lender (or, if required under the Loan Agreement (Mortgage), the Mortgage Lender).

VIII.        TRANSFERS, INDEBTEDNESS AND SUBORDINATE LIENS

8.1           General Restriction on Transfers. Unless such action is permitted by the provisions of this Article VIII, Mezzanine Borrower shall not, and shall not permit Mortgage Borrower or any other Person holding any direct or indirect ownership interest in Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower, any Junior Mezzanine Borrower, any Guarantor, Master Lessee or the Property to, except with the prior written consent of Mezzanine Lender and, if a Securitization has occurred, delivery of a Rating Agency Confirmation, (i) Transfer all or any part of the Property, or (ii) except for (A) the security interests granted in connection with the Loan, Senior Mezzanine Loans or Junior Mezzanine Loans, and (B) the Revolving/Term Credit Facility Lien granted under Revolving/Term Credit Facility (which shall be solely a pledge, hypothecation, encumbrance or granting of a security interest in or lien on the direct interest in Master Lessee as security for the Revolving/Term Credit Facility), and in each case the enforcement thereof, permit any Transfer (directly or indirectly) of any interest in Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower or any Junior Mezzanine Borrower, or (iii) except for the Revolving/Term Credit Facility Lien granted under Revolving/Term Credit Facility and the enforcement thereof, permit any Transfer (directly or indirectly) of any interest in any Guarantor or Master Lessee. For avoidance of doubt, the foregoing shall not prohibit (i) the Master Lessee from granting a Lien to Mortgage Borrower on portions of the Excluded Personal Property, subject to the Assigned Landlord Lien, or (ii) the Mortgage Borrower, Master Lessee or any Tenant under any Individual Property Sublease or Sublease permitted under Section 8.8.2 from entering into any Permitted Encumbrance.

8.2           Sale of Building Equipment. Mezzanine Borrower may cause Mortgage Borrower to Transfer or dispose of Building Equipment which is being replaced or which is no longer necessary in connection with the operation of an Individual Property free from the Lien of the applicable Security Instrument provided that such Transfer or disposal will not have a Material Adverse Effect on the value of such Individual Property, will not materially impair the utility of such Individual Property, and will not result in a reduction or abatement of, or right of offset against, the Rents payable under the Master Lease or any Sublease, in either case as a result thereof, and provided further that any new Building Equipment acquired by Mortgage Borrower (and not so disposed of) shall be subject to the Lien of the applicable Security Instrument.

8.3           Immaterial Transfers and Easements, etc. Mezzanine Borrower may cause Mortgage Borrower, without the consent of Mezzanine Lender to, (i) make immaterial Transfers of portions of the Property to Governmental Authorities for dedication or public use (subject to the provisions of Section 6.2) or, portions of the Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of the Property, and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (i) and (ii) shall materially impair the utility and operation of the Property or have a Material Adverse Effect on the value of the Property taken as a whole.

8.4           Reserved.

8.5           Permitted Equity Transfers.

(a)               A Transfer of an ownership interest in Mezzanine Borrower, or any Junior Mezzanine Borrower that is otherwise prohibited hereunder shall nevertheless be permitted without Mezzanine Lender’s prior written consent or a Rating Agency Confirmation if all of the following conditions are satisfied with respect to such Transfer: (i) Mezzanine Lender receives fifteen (15) days prior written notice thereof, (ii) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing, (iii) none of the direct ownership interests in any of Mortgage Borrower or any Senior Mezzanine Borrower is being Transferred, (iv) no more than forty-nine percent (49%) of the ownership interests in Mezzanine Borrower or any Junior Mezzanine Borrower is being Transferred (in the aggregate of all such Transfers), (v) the transferee is not a Disqualified Transferee, (vi) the Principal Control Persons collectively retain Control of Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower, and any Junior Mezzanine Borrower, and (vii) the Principal Investors collectively continue to own, directly and/or indirectly, at least 51% of the ownership interests in Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower, and any Junior Mezzanine Borrower.

(b)              Notwithstanding anything herein to the contrary, the following Transfers shall not require the prior written consent of or, except as otherwise required in clause (y) below, notice to Mezzanine Lender or a Rating Agency Confirmation so long as (x) (except with respect to Section 8.5(b)(ii) and (iv) below) Section 8.5(a)(v) above is complied with and (y) with respect to (1) any Transfer of interests in any Guarantor or Sponsor that alters the ratio of ownership interests in Master Lessee between that owned by Colony Capital, LLC and its Affiliates, on the one hand, and that owned by the Fertitta Brothers and their Affiliates and Family Trusts, on the other hand, and (2) any Transfer of interests in the Fertitta Brothers and their Affiliates and Family Trusts to Persons other than Principal Investors, Mezzanine Lender shall receive prior written notice:

(i)            a Transfer of (A) interests in any Guarantor or Sponsor between or among its existing owners and any Principal Investors, and (B) any interests in the parent entities of such owners;

(ii)           a Transfer of equity interests in any Guarantor, Sponsor or Master Lessee in conjunction with or after an initial public offering of shares, provided that from and after the consummation of such initial public offering, no Person or group other than the Principal Control Persons and Principal Investors (A) shall have acquired beneficial ownership, directly or indirectly, of equity interests in Master Lessee representing more than twenty-five percent (25%) of the voting power and economic interest in Master Lessee where such ownership represents a greater amount of the voting power or economic interest in Master Lessee than that which is then owned by the Principal Control Persons and Principal Investors in aggregate, or (B) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Master Lessee;

(iii)          Transfers of direct or indirect interests in the Guarantors (including, without limitation, any combination of one or more Guarantors or a Guarantor with Sponsor),

and the pledge or grant of security interests, as permitted under the terms of the organizational documents for each of the Guarantors; and

(iv)          the pledge, hypothecation, encumbrance or granting of a security interest in or lien on the direct interest in Master Lessee to an Approved Bank as security for the Revolving/Term Credit Facility (the “Revolving/Term Credit Facility Lien”), provided that the Revolving/Term Credit Facility Lien shall not be foreclosed upon unless (A) the ownership of such direct interest in Master Lessee following such foreclosure shall be held by an Approved Bank or a Qualified Transferee and comply with all Gaming Laws and (B) such foreclosure shall not create or cause a Default or Event of Default hereunder (provided that the occurrence of such foreclosure, so long as clause (A) is complied with, shall not of itself constitute a Default or Event of Default). For purposes solely of this Section 8.5(b)(iv), the term “Qualified Transferee” shall have the meaning set forth in Section 1.1 except that the “$2 Billion” figure in clause (b) of the definition in Section 1.1 is replaced with “$1 Billion.”

Notwithstanding the foregoing, Mezzanine Borrower shall not, and shall not permit or suffer any person to, pledge, hypothecate, encumber or grant a security interest in or lien on any direct or, except as set forth in this Section 8.5, indirect interest in Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower, any Junior Mezzanine Borrower or any SPE Entities, any Guarantor or Sponsor.

8.6           Deliveries to Mezzanine Lender. Not less than thirty (30) days prior to (or, in the case of the transactions described in Section 8.5, promptly following) the closing of any transaction that requires consent of Mezzanine Lender under the provisions of Sections 8.1, 8.3 and 8.5, Mezzanine Borrower shall deliver or cause Mortgage Borrower to deliver to Mezzanine Lender an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted by this Article VIII, together with any appraisal or other documents upon which such Officer’s Certificate is based. In addition, Mezzanine Borrower shall provide or cause Mortgage Borrower to provide Mezzanine Lender with copies of executed deeds or other similar closing documents within ten (10) Business Days after such closing.

8.7           Loan Assumption. Provided no Event of Default is then continuing, Mezzanine Borrower shall have the right, with the prior written consent of Mezzanine Lender, to cause Mortgage Borrower to sell, assign, convey or transfer (but not mortgage, hypothecate or otherwise encumber or grant a security interest in) legal or equitable title to all (but not less than all) of the Property only if after giving effect to the proposed transaction the Property will be owned by an entity (the “New Property Owner”) which is a Single Purpose Entity wholly owned by a Qualified Transferee which shall become the new First Mezzanine Borrower; the direct owner of such new First Mezzanine Borrower shall be a Single Purpose Entity, shall become the new Second Mezzanine Borrower and shall assume the Second Mezzanine Loan and pledge all the equity interests in the new First Mezzanine Borrower to Second Mezzanine Lender pursuant to an assumption agreement in form and substance acceptable to Mezzanine Lender; and such new Second Mezzanine Borrower will be owned by a Single Purpose Entity which shall have executed and delivered to Mezzanine Lender an assumption agreement in form and substance acceptable to Mezzanine Lender to assume the Mezzanine Loan and pledge all the equity interests in such new Second Mezzanine Borrower to Mezzanine Lender. Any such assumption of the Mezzanine Loan shall be conditioned upon, among other things, (i) the delivery of financial information, including, without limitation, audited financial statements, for such purchaser and the direct and indirect owners of such purchaser, (ii) the delivery of evidence that the purchaser is a Single Purpose Entity and is not a Disqualified Transferee, (iii) the execution and delivery of all documentation reasonably requested by Mezzanine Lender, (iv) the delivery of Opinions of Counsel requested by Mezzanine Lender, including, without limitation, a Non-Consolidation Opinion with respect to the purchaser and other entities identified by Mezzanine Lender or requested by the Rating Agencies and opinions with respect to the valid formation, due authority and good standing of the purchaser and any additional pledgors and the continued enforceability of the Mezzanine Loan Documents and any other matters requested by Mezzanine Lender, (v) the delivery of an endorsement to each of the Title Policies insuring the lien of the Security Instruments, as assumed, subject only to the Permitted Encumbrances, in form and substance reasonably acceptable to Mezzanine Lender; (vi) delivery of a new “UCC 9” title policy in favor of Mezzanine Lender, its successors and assigns, with such mezzanine endorsements in favor of Lender as Mezzanine Lender reasonably requires, in form and substance reasonably acceptable to Mezzanine Lender, and (vii) the payment of all of Mezzanine Lender’s reasonable out-of-pocket fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, actually incurred by Mezzanine Lender in connection with such assumption.

8.8           Subleases.

8.8.1        Master Lease and Existing Subleases. Mezzanine Borrower represents, warrants, and covenants that each Individual Property shall be leased by Mortgage Borrower to Master Lessee pursuant to the Master Lease, and substantially occupied by a wholly-owned subsidiary of Master Lessee under an Individual Property Sublease, and with respect to the retail components of the Individual Properties, occupied in part by other Tenants under the applicable Subleases.

8.8.2        Leasing Conditions.  Except as otherwise provided in this Section 8.8.2, none of Mezzanine Borrower, any Senior Mezzanine Borrower or Mortgage Borrower shall, and Mezzanine Borrower shall cause Mortgage Borrower not to permit Master Lessee to (i) enter into any Material Sublease (a “New Sublease”) or (ii) modify any Material Sublease (including, without limitation, accept a surrender of any portion of the Property subject to a Material Sublease (unless otherwise required by law), allow a reduction in the term of any Material Sublease or a reduction in the Rent payable under any Material Sublease, change any renewal provisions of any Material Sublease, materially increase the obligations of the landlord or materially decrease the obligations of any Tenant under a Material Sublease) or terminate any Material Sublease unless the Tenant under such Lease is in default (any such action referred to in clause (ii) being referred to herein as a “Sublease Modification”) without the prior written consent of Mezzanine Lender. Any New Sublease or Sublease Modification that requires Mezzanine Lender’s consent shall be delivered to Mezzanine Lender for approval not less than five (5) Business Days prior to the effective date of such New Sublease or Sublease Modification. If Mezzanine Lender fails to respond to a request for Mezzanine Lender’s consent pursuant to this Section 8.8.2 within five (5) Business Days of Mezzanine Lender’s receipt of Mezzanine Borrower’s request therefor, Mezzanine Borrower may deliver to Mezzanine Lender a second request in an envelope or under cover of a letter marked “URGENT” and including a legend in bold typeface that Mezzanine Lender’s failure to grant or deny the requested consent within ten (10) Business Days of the receipt thereof will result in the requested consent being deemed to have been granted. If Mezzanine Lender fails to respond to such second request within ten (10) Business Days of its receipt thereof, Mezzanine Lender’s consent shall be deemed granted. Notwithstanding the foregoing, but subject to terms of Sections 8.8.7 and 8.8.8 of the Loan Agreement (Mortgage), provided no Event of Default shall have occurred and be continuing, Mezzanine Borrower may cause Mortgage Borrower to permit Master Lessee to enter into a New Sublease or Sublease Modification in accordance with the Subleasing Standards.

8.8.3        Delivery of New Sublease or Sublease Modification. Upon the execution of any New Sublease or Sublease Modification, as applicable, Mezzanine Borrower shall cause Mortgage Borrower to deliver to Mezzanine Lender an executed copy of the Sublease.

8.8.4        Sublease Amendments. Mezzanine Borrower agrees that none of Mezzanine Borrower, any Senior Mezzanine Borrower or Mortgage Borrower shall have the right or power, as against Mezzanine Lender without its consent (which consent shall not be unreasonably withheld or delayed as provided herein), to cancel, abridge, amend or otherwise modify any Sublease unless such modification complies with this Section 8.8.

8.8.5        Security Deposits. All security or other deposits of Tenants of the Property shall be treated as trust funds and shall not be commingled with any other funds of Mortgage Borrower, Master Lessee or Tenant under an Individual Property Sublease, as appropriate, and such deposits shall be deposited, upon receipt of the same in a separate trust account maintained by Mortgage Borrower, Master Lessee or Tenant under an Individual Property Sublease, as appropriate, expressly for such purpose. Within ten (10) Business Days after written request by Mezzanine Lender, Mezzanine Borrower shall cause Mortgage Borrower to furnish to Mezzanine Lender reasonably satisfactory evidence of compliance with this Section 8.8.5, together with a statement of all lease securities deposited by the Tenants and the location and account number of the account in which such security deposits are held.

8.8.6        No Default Under Subleases. Mezzanine Borrower shall and shall cause Mortgage Borrower or Master Lessee to (i) promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by Mortgage Borrower under the Subleases, if the failure to perform or observe the same would have a Material Adverse Effect; (ii) exercise, within ten (10) Business Days after a written request by Mezzanine Lender, any right to request from the Tenant under any Material Sublease a certificate with respect to the status thereof and (iii) not collect any of the Rents under any Sublease, more than one (1) month in advance (except that Mortgage Borrower may collect such security deposits and last month’s Rents as are permitted by Legal Requirements and are commercially reasonable in the prevailing market and collect other charges in accordance with the terms of each Sublease).

IX.           INTEREST RATE CAP AGREEMENT (THIRD MEZZANINE)

9.1           Interest Rate Cap Agreement (Third Mezzanine). Prior to or contemporaneously with the Amendment Effective Date, Mezzanine Borrower shall enter into an amendment to the Interest Rate Cap Agreement (Third Mezzanine) satisfactory in form and substance to Mezzanine Lender. The notional amount of the Interest Rate Cap Agreement (Third Mezzanine), as so amended, shall be at least equal to the Principal Amount. The Interest Rate Cap Agreement (Third Mezzanine) shall (i) at all times be in a form and substance reasonably acceptable to Mezzanine Lender, (ii) at all times be with an Approved Counterparty, (iii) direct such Approved Counterparty to deposit directly into the Mezzanine Account any payments due to Borrower under such Interest Rate Cap Agreement (Third Mezzanine) so long as any portion of the Loan is outstanding, provided that the Loan shall be deemed to be outstanding if the Properties are transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, and (iv) have a strike rate no greater than the Strike Price.

9.2           Pledge and Collateral Assignment. As security for the full and punctual payment and performance of the Obligations (Third Mezzanine) when due (whether upon stated maturity, by acceleration, early termination or otherwise), Mezzanine Borrower, as pledgor, hereby pledges, assigns, hypothecates, transfers and delivers to Mezzanine Lender as collateral and hereby grants to Mezzanine Lender a continuing first priority lien on and security interest in, to and under all of the following whether now owned or hereafter acquired and whether now existing or hereafter arising (the “Rate Cap Collateral (Third Mezzanine)”): all of the right, title and interest of Mezzanine Borrower in and to (i) the Interest Rate Cap Agreement (Third Mezzanine); (ii) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to Mezzanine Borrower in respect of the Interest Rate Cap Agreement (Third Mezzanine) or arising out of the Interest Rate Cap Agreement (Third Mezzanine), whether as contractual obligations, damages or otherwise; and (iii) all of Mezzanine Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement (Third Mezzanine), in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.

9.3           Covenants.

(a)           Mezzanine Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement (Third Mezzanine). All amounts paid by the Counterparty under the Interest Rate Cap Agreement (Third Mezzanine) to Mezzanine Borrower or Mezzanine Lender shall be deposited immediately into the Mezzanine Account pursuant to Section 3.1. Subject to terms hereof, provided no Event of Default has occurred and is continuing, Mezzanine Borrower shall be entitled to exercise all rights, powers and privileges of Mezzanine Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement (Third Mezzanine) and the other Rate Cap Collateral (Third Mezzanine). Mezzanine Borrower shall take all actions reasonably requested by Mezzanine Lender to enforce Mezzanine Borrower’s rights under the Interest Rate Cap Agreement (Third Mezzanine) in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(b)           Mezzanine Borrower shall defend Mezzanine Lender’s right, title and interest in and to the Rate Cap Collateral (Third Mezzanine) pledged by Mezzanine Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.

(c)           In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty,” unless the Counterparty shall have posted collateral on terms acceptable to the applicable Rating Agencies and approved by Mezzanine Lender (which approval shall not be unreasonably withheld, conditioned or delayed), or in the event of any default by any Counterparty under the Interest Rate Cap Agreement (Third Mezzanine), Mezzanine Borrower shall replace the Interest Rate Cap Agreement (Third Mezzanine) with a Replacement Interest Rate Cap Agreement (Third Mezzanine) from an Approved Counterparty not later than ten (10) Business Days following receipt of notice from Mezzanine Lender, Servicer or any other Person of such downgrade, withdrawal or qualification. In the event that the Counterparty is downgraded to below A- by S&P, a Replacement Interest Rate Cap Agreement (Third Mezzanine) shall be required regardless of the posting of collateral.

(d)           In the event that Mezzanine Borrower fails to purchase and deliver to Mezzanine Lender the Interest Rate Cap Agreement (Third Mezzanine) as and when required hereunder, Mezzanine Lender may upon written notice to Mezzanine Borrower purchase the Interest Rate Cap Agreement (Third Mezzanine) and the actual cost incurred by Mezzanine Lender in purchasing the Interest Rate Cap Agreement (Third Mezzanine) shall upon written demand be paid by Mezzanine Borrower to Mezzanine Lender with interest thereon at the Default Rate from the date such cost was incurred by Mezzanine Lender and demand made until such cost is paid by Mezzanine Borrower to Mezzanine Lender.

(e)           Mezzanine Borrower shall not sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Rate Cap Collateral (Third Mezzanine) or any interest therein, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of Mezzanine Lender, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.

(f)            Mezzanine Borrower shall not (i) without the prior written consent of Mezzanine Lender modify, amend or supplement the terms of the Interest Rate Cap Agreement (Third Mezzanine), (ii) without the prior written consent of Mezzanine Lender, except in accordance with the terms of the Interest Rate Cap Agreement (Third Mezzanine), cause the termination of the Interest Rate Cap Agreement (Third Mezzanine) prior to its stated maturity date, (iii) without the prior written consent of Mezzanine Lender, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement (Third Mezzanine)) under the Interest Rate Cap Agreement (Third Mezzanine), (iv) without the prior written consent of Mezzanine Lender, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement (Third Mezzanine)) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement (Third Mezzanine), (v) fail to exercise promptly and diligently each and every material right which it may have under the

Interest Rate Cap Agreement (Third Mezzanine), (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement (Third Mezzanine) or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement (Third Mezzanine)) to payment or (vii) fail to give prompt notice to Mezzanine Lender of any notice of default given by or to Mezzanine Borrower under or with respect to the Interest Rate Cap Agreement (Third Mezzanine), together with a complete copy of such notice.

(g)           In connection with an Interest Rate Cap Agreement (Third Mezzanine), Mezzanine Borrower shall obtain and deliver to Mezzanine Lender an Opinion of Counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Mezzanine Lender and its successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, in a form approved by the Mezzanine Lender.

9.4           Powers of Mezzanine Borrower Prior to an Event of Default. Subject to the provisions of Section 9.3(a), provided no Event of Default has occurred and is continuing, Mezzanine Borrower shall be entitled to exercise all rights, powers and privileges of Mezzanine Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement (Third Mezzanine) and the other Rate Cap Collateral (Third Mezzanine).

9.5           Representations and Warranties. Mezzanine Borrower hereby covenants with, and represents and warrants to, Mezzanine Lender, as of the Closing Date, as follows:

(a)           The Interest Rate Cap Agreement (Third Mezzanine) constitutes the legal, valid and binding obligation of Mezzanine Borrower, enforceable against Mezzanine Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws generally affecting the enforcement of creditors’ rights and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)           The Rate Cap Collateral (Third Mezzanine) is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Mezzanine Loan Documents, and Mezzanine Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(c)           The Rate Cap Collateral (Third Mezzanine) has been duly and validly pledged hereunder. All consents and approvals required to be obtained by Mezzanine Borrower for the consummation of the transactions contemplated by the Interest Rate Cap Agreement (Third Mezzanine) and this Article IX have been obtained.

(d)           Giving effect to the aforesaid grant and assignment to Mezzanine Lender, Mezzanine Lender has, as of the date of this Agreement, and as to Rate Cap Collateral (Third Mezzanine) acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap

Collateral (Third Mezzanine); provided that no representation or warranty is made with respect to the perfected status of the security interest of Mezzanine Lender in the proceeds of Rate Cap Collateral (Third Mezzanine) consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.

(e)           Except for financing statements filed or to be filed in favor of Mezzanine Lender as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral (Third Mezzanine) and Mezzanine Borrower shall not, without the prior written consent of Mezzanine Lender, until payment in full of all of the Obligations (Third Mezzanine), execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral (Third Mezzanine), except financing statements filed or to be filed in favor of Mezzanine Lender as secured party.

9.6           Payments. If Mezzanine Borrower at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement (Third Mezzanine), such amounts shall, immediately upon becoming payable to Mezzanine Borrower, be deposited by Counterparty into the Mezzanine Account.

9.7           Remedies. Subject to the provisions of the Interest Rate Cap Agreement (Third Mezzanine), if an Event of Default shall occur and then be continuing:

(a)           Mezzanine Lender, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC (all of which Mezzanine Lender may exercise), at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (Third Mezzanine) (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Mezzanine Lender may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral (Third Mezzanine) are being purchased for investment only, Mezzanine Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral (Third Mezzanine) is sold by Mezzanine Lender upon credit or for future delivery, Mezzanine Lender shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Mezzanine Lender may resell such Rate Cap Collateral (Third Mezzanine). It is expressly agreed that Mezzanine Lender may exercise its rights with respect to less than all of the Rate Cap Collateral (Third Mezzanine), leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral (Third Mezzanine), provided, however, that such partial exercise shall in no way restrict or jeopardize Mezzanine Lender’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral (Third Mezzanine) at a later time or times.

(b)           Mezzanine Lender may exercise, either by itself or by its nominee or designee, in the name of Mezzanine Borrower, all of Mezzanine Lender’s rights, powers and remedies in respect of the Rate Cap Collateral (Third Mezzanine), hereunder and under law.

(c)                                  Mezzanine Borrower hereby irrevocably, in the name of Mezzanine Borrower or otherwise, authorizes and empowers Mezzanine Lender and assigns and transfers unto Mezzanine Lender, and constitutes and appoints Mezzanine Lender its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Mezzanine Borrower and in the name of Mezzanine Borrower, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Mezzanine Borrower under the Interest Rate Cap Agreement (Third Mezzanine), including any power to subordinate or modify the Interest Rate Cap Agreement (Third Mezzanine) (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement (Third Mezzanine)), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Mezzanine Lender the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Mezzanine Lender in this Agreement, and Mezzanine Borrower further authorizes and empowers Mezzanine Lender, as Mezzanine Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Mezzanine Borrower and in the name of Mezzanine Borrower, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Mezzanine Borrower which in the opinion of Mezzanine Lender may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement (Third Mezzanine), in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Mezzanine Borrower thereunder or to enforce any of the rights of Mezzanine Borrower thereunder.  These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Mezzanine Borrower in respect of the Rate Cap Collateral (Third Mezzanine) to any other Person are hereby revoked.

(d)                                 Mezzanine Lender may, without notice to, or assent by, Mezzanine Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations (Third Mezzanine), in the name of Mezzanine Borrower or in the name of Mezzanine Lender, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement (Third Mezzanine), to make payment and performance directly to Mezzanine Lender; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Mezzanine Borrower, or claims of Mezzanine Borrower, under the Interest Rate Cap Agreement (Third Mezzanine); file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Mezzanine Lender necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement (Third Mezzanine); and execute any instrument and do all other things deemed necessary and proper by Mezzanine Lender to protect and preserve and realize upon the Rate Cap Collateral (Third Mezzanine) and the other rights contemplated hereby.

(e)                                  Pursuant to the powers-of-attorney provided for above, Mezzanine Lender may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Mezzanine Lender shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Mezzanine Lender’s rights with respect to the Rate Cap Collateral (Third Mezzanine).  Without limiting the generality of the foregoing, Mezzanine Lender, after the occurrence of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Mezzanine Borrower representing:  (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement (Third Mezzanine), (ii) interest accruing on any of the Rate Cap Collateral (Third Mezzanine) or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral (Third Mezzanine) or any part thereof, and for and in the name, place and stead of Mezzanine Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral (Third Mezzanine) hereunder.

(f)                                    Without limiting any other provision of this Agreement or any of Mezzanine Borrower’s rights hereunder, and without waiving or releasing Mezzanine Borrower from any obligation or default hereunder, Mezzanine Lender shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect Mezzanine Lender’s security interest in the Rate Cap Collateral (Third Mezzanine) created pursuant to this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement (Third Mezzanine) to be performed or observed by Mezzanine Borrower to be promptly performed or observed on behalf of Mezzanine Borrower.  All amounts advanced by, or on behalf of, Mezzanine Lender in exercising its rights under this Section 9.7(f) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Mezzanine Borrower to Mezzanine Lender upon demand and shall be secured by this Agreement.

9.8                                 Sales of Rate Cap Collateral (Third Mezzanine).  No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Mezzanine Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral (Third Mezzanine) following and during the continuance of an Event of Default, except that Mezzanine Lender shall give Mezzanine Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Mezzanine Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived.  To the extent permitted by law, Mezzanine Lender shall not be obligated to make any sale of the Rate Cap Collateral (Third Mezzanine) if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Mezzanine Lender may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  Upon each private sale of the Rate Cap Collateral (Third Mezzanine) of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Mezzanine Lender (or its nominee or designee) may purchase any or all of the Rate Cap Collateral (Third Mezzanine) being sold, free and discharged from any trusts, claims, equity or right of redemption of Mezzanine Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations (Third Mezzanine) in lieu of cash or any other obligations.  In the case of all sales of the Rate Cap Collateral (Third Mezzanine), public or private, Mezzanine Borrower shall pay all reasonable out-of-pocket costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon.  However, the proceeds of sale of Rate Cap Collateral (Third Mezzanine) shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Mezzanine Lender shall apply any residue to the payment of the Obligations (Third Mezzanine).

9.9                                 Public Sales Not Possible.  Mezzanine Borrower acknowledges that the terms of the Interest Rate Cap Agreement (Third Mezzanine) may prohibit public sales, that the Rate Cap Collateral (Third Mezzanine) may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law.  As a result, Mezzanine Borrower agrees that private sales of the Rate Cap Collateral (Third Mezzanine) shall not be deemed to have been made in a commercially unreasonable manner by mere virtue of having been made privately.

9.10                           Receipt of Sale Proceeds.  Upon any sale of the Rate Cap Collateral (Third Mezzanine) by Mezzanine Lender hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Mezzanine Lender or the officer making the sale of the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral (Third Mezzanine) so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Mezzanine Lender or such officer or be answerable in any way for the misapplication or non-application thereof.

9.11                           Replacement Interest Rate Cap Agreement (Third Mezzanine).  If, in connection with Mezzanine Borrower’s exercise of any extension option pursuant to Section 5 of the Mezzanine Notes, Mezzanine Borrower delivers a Replacement Interest Rate Cap Agreement (Third Mezzanine), all the provisions of this Article IX applicable to the Interest Rate Cap Agreement (Third Mezzanine) delivered on the Closing Date (as amended by the amendment to the Interest Rate Cap Agreement (Third Mezzanine) delivered as of the Amendment Effective Date) shall be applicable to the Replacement Interest Rate Cap Agreement (Third Mezzanine).

X.                                  MAINTENANCE OF PROPERTY; ALTERATIONS

10.1                           Maintenance of Property.  Mezzanine Borrower shall cause Mortgage Borrower to keep and maintain, or cause to be kept and maintained, the Property and every part thereof in good condition and repair, subject to ordinary wear and tear, and, subject to Excusable Delays and the provisions of this Agreement with respect to damage or destruction caused by casualty events or Takings, shall not permit or commit any waste of any portion of the Property in any material respect.  Mezzanine Borrower shall not permit Mortgage Borrower to  remove or demolish any Improvement on the Property except as the same may be necessary in connection with an Alteration or a restoration in connection with a Taking or casualty, or as otherwise permitted herein, in each case in accordance with the terms and conditions hereof.  Without limiting the foregoing, within one (1) year of the Closing Date, Mezzanine Borrower shall cause Mortgage Borrower, or shall cause Mortgage Borrower to cause Master Lessee, to complete the items of deferred maintenance and environmental remediation identified on Schedule III attached hereto.

10.2                           Conditions to Alteration.  Provided that no Noticed Default or Event of Default shall have occurred and be continuing hereunder, and that Mezzanine Borrower shall then have delivered an Officer’s Certificate certifying to the best of the signer’s actual knowledge without investigation that as of the date of such Officer’s Certificate no Default or Event of Default exists, Mortgage Borrower and Master Lessee shall have the right, without Mezzanine Lender’s consent, to undertake any alteration, improvement, demolition or removal of the Property or any portion thereof (any such alteration, improvement, demolition or removal, an “Alteration”) so long as (i) Mezzanine Borrower causes Mortgage Borrower to provide Mezzanine Lender with not less than ten (10) Business Days prior written notice of any Material Alteration, and (ii) such Alteration is undertaken in accordance with the applicable provisions of the Master Lease, this Agreement and the other Mezzanine Loan Documents and in compliance with all applicable Legal Requirements, is not prohibited by any relevant Operating Agreements and shall not, upon completion (giving credit to rent and other charges attributable to Subleases executed upon such completion), have a Material Adverse Effect on the value, use or operation of the Property taken as a whole or otherwise.  Any Material Alteration shall be conducted under the supervision of an Architect and, in connection with any Material Alteration, Mezzanine Borrower shall cause Mortgage Borrower to deliver to Mezzanine Lender concurrently with the notice of such Material Alteration, for information purposes only and not for approval by Mezzanine Lender, detailed plans and specifications, cost estimates therefor as set forth in an Officer’s Certificate, and an estimated date of completion therefore, which date shall be not later than the date which is six (6) months prior to the Maturity Date (unless otherwise consented to in writing by Mezzanine Lender, which consent shall not be unreasonably withheld, conditioned or delayed), all prepared and approved by such Architect.  Such plans and specifications may be revised at any time and from time to time by such Architect provided that material revisions of such plans and specifications are filed with Mezzanine Lender, for information purposes only.  All work done in connection with any Alteration shall be performed with due diligence in a good and workmanlike manner, all materials used in connection with any Alteration shall not be less than the standard of quality of the materials currently used at the applicable Individual Property and all materials used shall be in accordance with all applicable Legal Requirements and Insurance Requirements.  The cost of any Alteration shall be promptly and fully paid for, subject to a five percent (5%) retainage, provided that such retainage shall not be required if such Alteration is being performed by Master Lessee, an Affiliate of Mortgage Borrower, or an Affiliate of Master Lessee.  Notwithstanding anything to the contrary contained in this Section 10.2, Mezzanine Borrower shall cause Mortgage Borrower to obtain Mezzanine Lender’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed so long as no Noticed Default or Event of Default shall then exist, and so long as Mezzanine Borrower shall then have delivered an Officer’s Certificate certifying to the best of the signer’s actual knowledge without investigation that as of the date of such Officer’s Certificate no Default or Event of Default exists, and shall be deemed given unless Mezzanine Lender shall give notice of its disapproval with the reasons therefor within ten (10) Business Days after Mezzanine Lender’s receipt of the notice of Material Alteration described in clause (i) of this Section 10.2 above) for any Material Alteration if (x) an 80% Trigger Approval Period shall then be in effect or existence, or (y) such proposed Material Alteration is reasonably likely to result in more than a ten percent (10%) reduction in the pro forma LCR during the twelve (12) months following the commencement of such proposed Material Alteration.

10.3                           Costs of Alteration.  Notwithstanding anything to the contrary contained in this Article X, no Alteration which when aggregated with all other Alterations then being undertaken by Mortgage Borrower involves costs estimated in writing by Master Lessee (which costs shall be reasonably acceptable to Mezzanine Borrower and Mezzanine Lender) to be incurred in implementing the Alterations that exceed the Material Alteration Collateralization Threshold, shall be performed by or on behalf of Mortgage Borrower unless Mezzanine Borrower shall have caused Mortgage Borrower to deliver to Mortgage Lender Cash and Cash Equivalents and/or a Letter of Credit as security in an amount not less than the estimated cost of the Alterations minus the Material Alteration Collateralization Threshold  (as set forth in the written estimate referred to above).  Mezzanine Borrower shall cause Mortgage Borrower to deliver to Mortgage Lender any security deposited by the Master Lessee for any Alteration under the Master Lease.  Costs which are subject to retainage (which in no event shall be less than 5% in the aggregate with respect to each trade contract) shall be treated as due and payable and unpaid from the date they would be due and payable but for their characterization as subject to retainage.  In the event that any Material Alteration or Alteration shall be made in conjunction with any restoration with respect to which Mortgage Borrower shall be entitled to withdraw Proceeds pursuant to Section 6.2 of the Loan Agreement (Mortgage), the amount of the Cash and Cash Equivalents and/or Letter of Credit to be furnished pursuant hereto need not exceed the aggregate cost of such restoration and such Material Alteration or Alteration (as estimated by the Architect), less the sum of the amount of any Proceeds which Mortgage Borrower may be entitled to withdraw pursuant to such Section 6.2 and which are held by Mortgage Lender in accordance with such Section 6.2.  Payment or reimbursement of Mortgage Borrower’s expenses incurred with respect to any Material Alteration or any such Alteration shall be accomplished upon the terms and conditions specified in such Section 6.2.

Any Cash and Cash Equivalents and/or Letter of Credit deposited pursuant hereto shall be returned to Mortgage Borrower (or if a Letter of Credit originally shall have been deposited, returned to Mortgage Borrower upon the substitution of a Letter of Credit in a lesser amount) as Mortgage Borrower shall provide written evidence, in form reasonably satisfactory to Mortgage Lender of (a) the payment of the costs of such Alteration in such amount, free and clear of Liens (i.e., assuming that the first costs paid are those in excess of the Material Alteration Collateralization Threshold) or (b) a reduction in the written estimate of the cost to complete the Material Alteration or the Alterations (including any retainages) approved by the Architect and reasonably approved by Mortgage Lender, free and clear of Liens, other than Permitted Encumbrances.

XI.          BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION

11.1                           Books and Records.  Mezzanine Borrower shall cause Mortgage Borrower to keep and maintain on a fiscal year basis proper books and records separate from any other Person, in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Mortgage Notes, the Property and the business and affairs of Mortgage Borrower relating to the Property which shall reflect all items of income and expense in connection with the operation of the Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Property, in accordance with GAAP.  Mezzanine Lender and its authorized representatives shall have the right at reasonable times and upon reasonable notice to examine the books and records of Mortgage Borrower, Senior Mezzanine Borrowers and Mezzanine Borrower and to make such copies or extracts thereof as Mezzanine Lender may reasonably require.

11.2                           Financial Statements.

11.2.1                  Monthly Reports.  Commencing in November 2007, not later than thirty (30) days following the end of each calendar month (or, with respect to calendar months that end on the last day of a Fiscal Quarter, concurrently with the delivery of the applicable quarterly reports pursuant to Section 11.2.2), Mezzanine Borrower shall cause Mortgage Borrower to cause Master Lessee, pursuant to the Master Lease, to deliver to Mezzanine Lender monthly revenue reports in respect of the Property for such month, for the corresponding month of the previous Fiscal Year and for the year to date, and financial statements, internally prepared on an accrual basis for such month, reporting Portfolio Four-Wall EBITDAR as of the end of such month, for the corresponding month of the previous Fiscal Year and for the year to date, and a comparison of the year to date results with (i) the results for the same period of the previous year and (ii) the Annual Budget for such period and the Fiscal Year, and a calculation of the LCR, LTV Ratio, Master Lease Variable Additional Rent and Master Lease Recurrent Additional Rent for such period.  Such statements for each month shall: (A) fairly represent the financial condition and results of operations of Master Lessee and (B) be accompanied by a Master Lessee Officer’s Certificate certifying to the best of the signer’s knowledge, that the requirements in clause (A) above have been satisfied.  Such statements shall also be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge that as of the date of such Officer’s Certificate, (1) no Mortgage Event of Default exists under the Loan Agreement (Mortgage), the Mortgage Notes or any other (Mortgage) Loan Document or, if so, specifying the nature and status of each such Mortgage Event of Default and the action then being taken by Mortgage Borrower or proposed to be taken to remedy such Mortgage Event of Default, (2) no Senior Mezzanine Event of Default exists under any Senior Mezzanine Loan Agreement, the Senior Mezzanine Notes or any other Senior Mezzanine Loan Document or, if so, specifying the nature and status of each such Senior Mezzanine Event of Default and the action then being taken by the applicable Senior Mezzanine Borrower or proposed to be taken to remedy such Senior Mezzanine Event of Default, and (3) no Event of Default exists under this Agreement, the Mezzanine Notes or any other Mezzanine Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Mezzanine Borrower or proposed to be taken to remedy such Event of Default.  Such financial statements shall contain such other information as shall be reasonably requested by Mezzanine Lender for purposes of calculations to be made by Mezzanine Lender pursuant to the terms hereof.  Notwithstanding the foregoing, Mezzanine Borrower shall cause Mortgage Borrower to deliver promptly to Mezzanine Lender reports detailing any non recurring charges of Mortgage Borrower or Master Lessee including, among other things, any charges assessed under any Operating Agreement.  Subject to Section 11.2.9(b), revenue reports and Portfolio Four-Wall EBITDAR shall each be prepared on an aggregate basis for all of the Individual Properties.

11.2.2                  Quarterly Reports.  Commencing not later than forty-five (45) days following the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending in December 31, 2007), Mezzanine Borrower shall cause Mortgage Borrower to cause Master Lessee, pursuant to the Master Lease, to deliver to Mezzanine Lender quarterly revenue reports in respect of the Property and unaudited financial statements, internally prepared on an accrual basis, reporting Portfolio Four-Wall EBITDAR as of the end of such Fiscal Quarter and for the corresponding Fiscal Quarter of the previous year, including a statement of net income (in respect of the Property) for the year to date and a statement of revenues and expenses for such Fiscal Quarter, and a comparison of the year to date results with (i) the results for the same period of the previous year and (ii) the Annual Budget for such period and the Fiscal Year, and a calculation of the LCR, LTV Ratio, Master Lease Variable Additional Rent and Master Lease Recurrent Additional Rent for such period.  Such statements for each Fiscal Quarter shall: (A) fairly represent the financial condition and results of operations of Master Lessee and (B) be accompanied by a Master Lessee Officer’s Certificate certifying to the best of the signer’s knowledge, that the requirements in clause (A) above have been satisfied.  Such statements shall also be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge that as of the date of such Officer’s Certificate, (1) no Mortgage Event of Default exists under the Loan Agreement (Mortgage), the Mortgage Notes or any other Loan Document (Mortgage), or, if so, specifying the nature and status of each such Mortgage Event of Default and the action then being taken by Mortgage Borrower or proposed to be taken to remedy such Mortgage Event of Default, (2) no Senior Mezzanine Event of Default exists under any Senior Mezzanine Loan Agreement, the Senior Mezzanine Notes or any other Senior Mezzanine Loan Document or, if so, specifying the nature and status of each such Senior Mezzanine Event of Default and the action then being taken by the applicable Senior Mezzanine Borrower or proposed to be taken to remedy such Senior Mezzanine Event of Default, (3) no Event of Default exists under this Agreement, the Mezzanine Notes or any other Mezzanine Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Mezzanine Borrower or proposed to be taken to remedy such Event of Default and (4) that as of the date of each Officer’s Certificate, no litigation exists involving Mortgage Borrower, Master Lessee or the Property in which the amount involved is $5,000,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taken in relation thereto.  Such financial statements shall contain such other information as shall be reasonably requested by Mezzanine Lender for purposes of calculations to be made by Mezzanine Lender pursuant to the terms hereof.

11.2.3                  Annual Reports.  Not later than one-hundred twenty (120) days after the end of each Fiscal Year of Mortgage Borrower’s operations (commencing with the Fiscal Year ending in December 31, 2007), Mezzanine Borrower shall cause Mortgage Borrower to cause Master Lessee, pursuant to the Master Lease, to deliver to Mezzanine Lender annual revenue reports in respect of the Property, audited financial statements for Master Lessee certified by an Independent Accountant in accordance with GAAP which shall contain unaudited schedules as follows: a statement of Master Lessee’s net income for the Fiscal Year and for the fourth Fiscal Quarter thereof and a statement of Master Lessee’s revenues and expenses for such year, and stating in comparative form the figures for the previous fiscal year, and a calculation of the LCR, LTV Ratio, Master Lease Variable Additional Rent and Master Lease Recurrent Additional Rent for such period.  Such annual financial statements shall: (A) fairly represent the financial condition and results of operations of Master Lessee and (B) be accompanied by a Master Lessee Officer’s Certificate in the form required pursuant to Section 11.2.1 and a schedule which reflects the amount by which actual operating expenses were greater than or less than operating expenses anticipated in the applicable Annual Budget.

11.2.4                  Disclosure Restrictions.  Notwithstanding anything to the contrary contained in this Article XI, unless such information is otherwise disclosed publicly by Mezzanine Borrower, Senior Mezzanine Borrower, or Mortgage Borrower, Mezzanine Borrower shall not be required to deliver or cause to be delivered financial information hereunder to Mezzanine Lender to the limited extent and only during any such period that any applicable federal or state securities laws or regulations promulgated thereunder (a) expressly prohibit such delivery or (b) permit such delivery to be made to Mezzanine Lender only when also disclosed publicly.

11.2.5                  Capital Expenditures Summaries.  Mezzanine Borrower shall cause Mortgage Borrower, or shall cause Mortgage Borrower to cause Master Lessee to, within ninety (90) days after the end of each calendar year during the term of the Mezzanine Notes, deliver to Mezzanine Lender an annual summary of any and all capital expenditures made at the Property during the prior twelve (12) month period.

11.2.6                  Master Lease.  Without duplication of any other provision of this Agreement or any other Mezzanine Loan Documents, Mezzanine Borrower shall cause Mortgage Borrower to deliver to Mezzanine Lender, within ten (10) Business Days of the receipt thereof by Mortgage Borrower, a copy of all reports prepared by Master Lessee pursuant to the Master Lease, including, without limitation, the Annual Budget and any inspection reports.

11.2.7                  Annual Budget; Operating Agreement Annual Budgets.

(a)                                  Mezzanine Borrower shall cause Mortgage Borrower, or shall cause Mortgage Borrower to cause Master Lessee to deliver to Mezzanine Lender the Annual Budget for Mezzanine Lender’s review, but not approval, prior to the expiration of each Fiscal Year.  Any proposed modifications to such Annual Budget shall be delivered to Mezzanine Lender for its review, but not approval.  Notwithstanding the foregoing, while an 80% Trigger Approval Period shall exist, Mezzanine Lender shall have the right to approve all aspects of the Annual Budget relating to expenditures for FF&E, which approval shall not be unreasonably withheld, delayed or conditioned.

(b)                                 Mezzanine Borrower shall cause Mortgage Borrower, or shall cause Mortgage Borrower to cause Master Lessee to deliver to Mezzanine Lender the annual budget and any modifications thereto under any Operating Agreement for Mezzanine Lender’s review, but not approval, prior to Mortgage Borrower’s or Master Lessee’s approval of any such annual budget or modification.  Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default and if there is a Master Lease Tenant Default, Mezzanine Lender shall have the right to exercise any right of approval that Mezzanine Borrower, on behalf of Mortgage Borrower, may have to approve the annual budgets and any amendments thereto under any Operating Agreements subject to any constraints in the Operating Agreement in question, in its sole and absolute discretion.

11.2.8                  Other Information.  Mezzanine Borrower shall cause Mortgage Borrower and each Senior Mezzanine Borrower to, promptly after written request by Mezzanine Lender, furnish or cause to be furnished to Mezzanine Lender, in such manner and in such detail as may be reasonably requested by Mezzanine Lender, such reasonable additional information as may be reasonably requested with respect to the Property, Mortgage Borrower, Mezzanine Borrower, any Senior Mezzanine Borrower, Master Lessee or any Guarantor.

11.2.9                  Proprietary Information.

(a)                                               The Mezzanine Lender shall keep confidential all revenue reports and any other proprietary information delivered to Mezzanine Lender pursuant to this Agreement, (provided any such other proprietary information is clearly marked by Mezzanine Borrower, any Senior Mezzanine Borrower, or Mortgage Borrower as confidential) (collectively, “Proprietary Information”), including specifically, but not limited to, any financial information provided pursuant to this Article XI.  Notwithstanding the foregoing, Mezzanine Lender shall be permitted to freely deliver Proprietary Information to Rating Agencies, and Servicer, to prospective participants and purchasers of the Loan and interests therein other than the Proscribed Assignee, and to its and their respective agents and representatives provided that Mezzanine Lender shall inform such parties of the confidential nature of such information.

(b)                                              Notwithstanding anything to the contrary contained herein, Mezzanine Borrower shall not identify any specific property to which any Proprietary Information relates (“Asset-Specific Proprietary Information”) (and shall not be required to permit inspection of Property-specific information contained in its or Mortgage Borrower’s books and records) unless requested by holders or prospective holders of (a) the Loan or any interest therein or (b) the unrated or lower-rated securities backed by the Mortgage Loan (collectively, “Requesting Parties”).  Mezzanine Lender shall be permitted to deliver Asset-Specific Proprietary Information to Requesting Parties that request such information (and such Requesting Parties shall be permitted to inspect Property-specific information contained in its or Mortgage Borrower’s books and records), provided that each such Person (i) executes a commercially reasonable confidentiality agreement with respect to such information for the benefit of Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower and Master Lessee and (ii) is not the Proscribed Assignee.

XII.                           ENVIRONMENTAL MATTERS

12.1                           Representations.  Mezzanine Borrower hereby represents and warrants, as of the Closing Date, that except as set forth in the environmental reports and studies delivered to Mezzanine Lender prior to the Closing Date (the “Environmental Reports”) or as would not reasonably be expected to have a Material Adverse Effect, (i) none of Mezzanine Borrower, any Senior Mezzanine Borrower or Mortgage Borrower has engaged in or, to the Mezzanine Borrower’s knowledge, permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in compliance with Environmental Laws; (ii) to Mezzanine Borrower’s knowledge, no tenant, occupant or user of the Property, or any other Person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any material way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in compliance with Environmental Laws; (iii) to the Mezzanine Borrower’s knowledge, no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Property except in compliance with Environmental Laws; (iv) to the best of Mezzanine Borrower’s knowledge, no Hazardous Materials have migrated from the Property upon or beneath other properties which would reasonably be expected to result in material liability for Mortgage Borrower, any Senior Mezzanine Borrower or Mezzanine Borrower; and (v) to the Mezzanine Borrower’s knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Property which would reasonably be expected to result in material liability for Mortgage Borrower, any Senior Mezzanine Borrower or Mezzanine Borrower.

12.2                           Covenants.

12.2.1                  Compliance with Environmental Laws.  Subject to Section 7.3 and Mortgage Borrower’s right to contest under Section 7.3 of the Loan Agreement (Mortgage), Mezzanine Borrower covenants and agrees with Mezzanine Lender that it shall, and shall cause the Mortgage Borrower and the Property to, comply with all Environmental Laws, except for any such non-compliance that would not reasonably be expected to have a Material Adverse Effect.  If the Pledge is foreclosed, Mezzanine Borrower shall cause Mortgage Borrower to deliver the Property in compliance with all applicable Environmental Laws.

12.2.2                  Notices Regarding Environmental Events.  If at any time prior to the repayment in full of the Obligations (Third Mezzanine), a Governmental Authority having jurisdiction over the Property requires, in writing, remedial action to correct the presence of Hazardous Materials in, around, or under the Property (an “Environmental Event”), Mezzanine Borrower shall or shall cause Mortgage Borrower to deliver prompt notice of the occurrence of such Environmental Event to Mezzanine Lender.  Within thirty (30) days after Mezzanine Borrower or Mortgage Borrower has knowledge of the occurrence of an Environmental Event, Mezzanine Borrower shall or shall cause Mortgage Borrower to deliver to Mezzanine Lender an Officer’s Certificate (an “Environmental Certificate”) explaining the Environmental Event in reasonable detail and setting forth the proposed remedial action, if any.

12.2.3                  Other Notices.  Mezzanine Borrower shall or shall cause Senior Mezzanine Borrower and Mortgage Borrower to promptly provide Mezzanine Lender with copies of all written notices which allege or identify any actual or potential violation or noncompliance received by or prepared by or for Mezzanine Borrower, any Senior Mezzanine Borrower or Mortgage Borrower in connection with any Environmental Law.  For purposes of this paragraph, the term “notice” shall mean any summons, citation, directive, order, claim, pleading, letter, application, filing, report, findings, declarations or other written materials pertinent to compliance of the Property, Mortgage Borrower, any Senior Mezzanine Borrower or  Mezzanine Borrower with such Environmental Laws.

12.3                           Environmental Reports.  Upon the occurrence and during the continuance of an Environmental Event with respect to the Property or any Event of Default, Mezzanine Lender shall have the right to have its consultants perform an environmental audit of the Property.  Such audit shall be conducted by an environmental consultant chosen by Mezzanine Lender and may include a visual survey, a non-privileged record review, an area reconnaissance assessing the presence of hazardous or toxic waste or substances, PCBs or storage tanks at the Property, an asbestos survey of the Property, which may include random sampling of the Improvements and air quality testing, and such further site assessments as Mezzanine Lender may reasonably require due to the results obtained from the foregoing, provided that if such audit shall be undertaken with respect to an Environmental Event, such audit shall be limited to a scope reasonably necessary to assess the subject matter of the Environmental Event.  Subject to applicable Gaming Laws, Mezzanine Borrower grants (and shall cause Mortgage Borrower to grant to) Mezzanine Lender, its agents, consultants and contractors the right to enter the Property as reasonable or appropriate for the circumstances, during normal business hours on Business Days upon reasonable advance written notice, for the purposes of performing such studies and the reasonable cost of such studies shall be due and payable by Mezzanine Borrower to Mezzanine Lender upon demand and shall be secured by the Lien of this Agreement and the Pledge.  Mezzanine Lender shall not unreasonably interfere with, and Mezzanine Lender shall direct the environmental consultant to use its commercially reasonable efforts not to hinder, Mortgage Borrower’s, Master Lessee’s or any Tenant’s or other occupant’s operations upon the Property when conducting such audit, sampling or inspections.  By undertaking any of the measures identified in and pursuant to this Section 12.3, Mezzanine Lender shall not be deemed to be exercising any control over the operations of Mortgage Borrower, Mezzanine Borrower or any Senior Mezzanine Borrower or the handling of any environmental matter or hazardous wastes or substances of Mortgage Borrower, any Senior Mezzanine Borrower or Mezzanine Borrower for purposes of incurring or being subject to liability therefor.

12.4                           Environmental Indemnification.  Mezzanine Borrower, at its sole cost and expense, shall protect, indemnify, save, defend (at trial and at appellate levels and with attorneys, consultants and experts selected by Mezzanine Borrower and reasonably acceptable to Indemnified Parties), and hold harmless the Indemnified Parties from and against any and all liability, loss, lien, damage, obligations, settlement payments, penalties, assessments, citations, directives, litigation, actions, demands, defenses, proceedings, causes of action, costs, disbursements, or expenses of any kind or of any nature whatsoever (including, without limitation, but subject to the provisions hereof, reasonable attorneys’, consultants’ and experts’ fees and disbursements reasonably incurred in investigating, defending against, settling or prosecuting any claim, litigation or proceeding) and any and all claims, suits and judgments which may at any time be imposed upon, incurred by or asserted or awarded against any Indemnified Party or any Individual Property, as a result of or with respect to or arising from or out of:  (a) any Environmental Claim relating to or arising from the Property; (b) the violation of any Environmental Law in connection with the Property; (c) any actual or threatened release, spill, or the presence of any Hazardous Materials affecting the Property; (d) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, the Property of any Hazardous Materials, whether or not such condition was known or unknown to Mezzanine Borrower; (e) the actual or threatened presence, release, seepage, leakage, discharge or migration of Hazardous Materials at any other location if the Hazardous Materials were generated, treated, stored, transported or disposed of by or on behalf of the Mortgage Borrower or Mezzanine Borrower; (f) the failure of Mezzanine Borrower to comply fully with the terms and conditions of this Article XII; or (g) the enforcement of this Article XII, including, without limitation, (i) the reasonable costs of assessment, containment and/or removal of any and all Hazardous Materials from all or any portion of any Individual Property, any adjacent areas, (ii) the costs of any actions taken in response to an actual or threatened release, escape, seepage, leakage, discharge, migration or presence of any Hazardous Materials on, in, under or affecting all or any portion of any Individual Property, any adjacent areas, or any other areas to prevent or minimize such actual or threatened release, escape, seepage, leakage, discharge, migration or presence of any Hazardous Materials so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and (iii) costs incurred to comply with the Environmental Laws in connection with all or any portion of any Individual Property, any adjacent areas, or any other areas for violations; provided that, in each case, Mezzanine Borrower shall be relieved of its obligation under this subsection if any of the matters referred to in clauses (a) through (g) above did not occur (but need not have been discovered) prior to (1) the foreclosure of the Pledge or (2) the delivery by Mezzanine Borrower to Mezzanine Lender or its designee of a transfer-in-lieu of foreclosure with respect to the Ownership Interests.  If any such action or other proceeding shall be brought against Mezzanine Lender, upon written notice from Mezzanine Borrower to Mezzanine Lender (given reasonably promptly following Mezzanine Lender’s notice to Mezzanine Borrower of such action or proceeding), Mezzanine Borrower shall be entitled to assume the defense thereof, at Mezzanine Borrower’s expense, with counsel reasonably acceptable to Mezzanine Lender; provided, however, Mezzanine Lender may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Mezzanine Lender a right to control such defense, which right Mezzanine Borrower expressly retains.  Notwithstanding the foregoing, each Indemnified Party shall have the right to employ separate counsel at Mezzanine Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnified Party and Mezzanine Borrower that would make such separate representation advisable.  Mezzanine Borrower shall have no obligation under this Section 12.4 to indemnify an Indemnified Party for any liability, loss, lien, damage, obligations, settlement payments, penalties, assessments, citations, directives, litigation, actions, demands, defenses, proceedings, causes of action, costs, disbursements, or expenses of any kind or of any nature whatsoever (including, without limitation, but subject to the provisions hereof, reasonable attorneys’, consultants’ and experts’ fees and disbursements reasonably incurred in investigating, defending against, settling or prosecuting any claim, litigation or proceeding) and any and all claims, suits and judgments resulting from any Indemnified Party’s gross negligence or willful misconduct.

12.5                           Recourse Nature of Certain Indemnifications.  Notwithstanding anything to the contrary provided in this Agreement or in any other Mezzanine Loan Document, the indemnification provided in Section 12.4 shall be fully recourse to Mezzanine Borrower and shall be independent of, and shall survive, the discharge of the Indebtedness, the release of the Liens created by this Agreement, the Pledge, and/or the conveyance of title to the Collateral to Mezzanine Lender or any purchaser or designee in connection with a foreclosure of the Collateral pursuant to the Pledge or this Agreement, or transfer in lieu of foreclosure.

XIII.                        THE OPERATING AGREEMENTS

13.1         Operating Agreement Representations, Warranties.  Mezzanine Borrower hereby represents and warrants as of the Closing Date (and, solely with respect to the Master Lease, the Individual Property Subleases and the Ground Leases, as of the Amendment Effective Date) as follows:

(a)           the Operating Agreements to which Mortgage Borrower or any Borrower Party or Master Lessee is a party or is bound are, or will be as of the Closing Date, in full force and effect, and have not been amended, restated, modified, supplemented, replaced or assigned except as indicated on the applicable schedule attached hereto or the Security Instruments and Mezzanine Borrower has not caused Mortgage Borrower to waive, cancel or surrender any of its rights thereunder;

(b)           none of the Contemplated Transactions in any case: (1) requires the consent or approval of or notice to any party to any Operating Agreement, other than consents obtained prior to the date hereof and notices delivered prior to or on the date hereof or (2) will constitute a default under any Operating Agreement that would have a Material Adverse Effect;

(c)           none of the Operating Agreements requires the continued use of any Individual Property (i) under any designated trade name or (ii) for any single designated required use (other than use categories such as hotel and casino operations or similarly broad categories that would not have a Material Adverse Effect);

(d)           all sums, charges, fees, costs, expenses, rent, additional rent, common charges, common area maintenance charges and other charges or assessments reserved in or payable under the Operating Agreements, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities, are current (except for any of the same which are being contested in accordance with Section 7.3), and no Lien (other than the Existing Matters of Record) with respect thereto has attached on any Individual Property (or threat thereof been made in writing) for failure to pay any of the foregoing;

(e)           Mortgage Borrower has not delivered or received any notices of default under any of the Operating Agreements and is not in default under any material terms of any of the Operating Agreements, except as to the extent that such default would not reasonably be expected to result in a  Material Adverse Effect;

(f)            To the best of Mezzanine Borrower’s knowledge, no Fee Owner or other party to any Operating Agreement is in default under any of the terms of any of the Operating Agreements and there are no circumstances which, with the passage of time or the giving of notice, or both, would constitute a default under any terms of any of the Operating Agreements by any such Fee Owner or other party that would have a Material Adverse Effect;

(g)           Mezzanine Borrower has caused Mortgage Borrower to deliver to Mezzanine Lender a true, accurate and complete copy of each of the Operating Agreements;

(h)           All construction obligations of Mortgage Borrower under all Operating Agreements have been satisfied in all material respects; and

(i)            To the best of Mezzanine Borrower’s knowledge, all easements granted pursuant to any Operating Agreement which were to have survived the site preparation and completion of construction, remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise, except to the extent it would not be expected to result in a Material Adverse Effect.

13.2         Cure by Mezzanine Lender.  In the event of a default by Mortgage Borrower in the performance of any of its obligations under any Operating Agreement beyond any applicable notice and cure periods therein, including, without limitation, any default in the payment of any sums payable thereunder, then, in each and every such case, Mezzanine Lender may, at its option, cause the default or defaults to be remedied and otherwise exercise any and all rights of Mortgage Borrower thereunder in the name of and on behalf of Mortgage Borrower.  Mezzanine Borrower shall cause Mortgage Borrower, on demand, reimburse Mezzanine Lender for all advances made and reasonable out-of-pocket expenses incurred by Mezzanine Lender in curing any such default (including, without limitation, reasonable attorneys’ fees and disbursements), together with interest thereon computed at the Default Rate from the date that such advance is made to and including the date the same is paid to Mezzanine Lender.

13.3         Option to Renew or Extend the Ground Lease.  Mezzanine Borrower shall cause Mortgage Borrower to give Mezzanine Lender written notice of its intention to exercise each and every option, if any, to renew or extend the term of any of the Ground Leases, at least thirty (30) days prior to the expiration of the time to exercise such option under the terms thereof.  If required by Mezzanine Lender, Mezzanine Borrower shall cause Mortgage Borrower to duly exercise any renewal or extension option with respect to any of the Ground Leases if Mezzanine Lender reasonably determines that the exercise of such option is necessary to protect Mezzanine Lender’s security for the Loan.  If Mezzanine Borrower intends to cause Mortgage Borrower to renew or extend the term of any of the Ground Leases, it shall deliver to cause to be delivered to Mezzanine Lender, with the notice of such decision, a copy of the notice of renewal or extension delivered to the applicable Fee Owner, together with the terms and conditions of such renewal or extension.  If Mezzanine Borrower does not cause Mortgage Borrower to renew or extend the term of a Ground Lease, Mezzanine Lender may, at its option if Mezzanine Lender reasonably determines that the exercise of such option is necessary to protect Mezzanine Lender’s security for the Loan, exercise the option to renew or extend in the name of and on behalf of Mortgage Borrower.  Mezzanine Borrower, on behalf of Mortgage Borrower, hereby irrevocably appoints Mezzanine Lender as its attorney-in-fact, coupled with an interest, to execute and deliver, for and in the name of Mortgage Borrower, all instruments and agreements necessary under the Ground Leases or otherwise to cause any renewal or extension of the Ground Leases in accordance with this Section 13.3.

13.4         Operating Agreement Covenants.

13.4.1      Waiver of Interest In New Ground Lease.  In the event any of the Ground Leases shall be terminated by reason of a default thereunder by Mortgage Borrower and Mezzanine Lender shall require that the related Fee Owner enter into a new ground lease, Mezzanine Borrower, on behalf of Mortgage Borrower, hereby waives any right, title and interest in and to such new ground lease or the leasehold estate created thereby, waiving all rights of redemption now or hereafter operable under any law.

13.4.2      No Election to Terminate.  Mezzanine Borrower shall not permit Mortgage Borrower to elect to treat any of the Operating Agreements as terminated, canceled or surrendered pursuant to the applicable provisions of the Bankruptcy Code (including, without limitation, Section 365(h)(1) thereof) without Mezzanine Lender’s prior written consent in the event a bankruptcy of a Fee Owner or any other party to an Operating Agreement.  In addition, to the extent not prohibited by applicable law, Mezzanine Borrower shall cause Mortgage Borrower, in the event of a bankruptcy of Fee Owner or any other party to an Operating Agreement, to reaffirm and ratify the legality, validity, binding effect and enforceability of such Operating Agreement and shall remain in possession of the Property, the Leasehold Estate and the other rights granted pursuant to the Operating Agreements, notwithstanding any rejection thereof by Fee Owner, any other party to any Operating Agreement, or any trustee, custodian or receiver.

13.4.3      Notice Prior to Rejection.  Mezzanine Borrower shall cause Mortgage Borrower to give Mezzanine Lender not less than thirty (30) days prior written notice of the date on which Mortgage Borrower shall apply to any court or other Governmental Authority for authority and permission to reject an Operating Agreement in the event that there shall be filed by or against Mortgage Borrower any petition, action or proceeding under the Bankruptcy Code or under any other similar federal or state law now or hereafter in effect and if Mortgage Borrower determines to reject an Operating Agreement.  Mezzanine Lender shall have the right, but not the obligation, to serve upon Mezzanine Borrower within such thirty (30) day period a notice stating that Mezzanine Lender demands that Mezzanine Borrower cause Mortgage Borrower to assume such Operating Agreement and assign same to Mortgage Lender subject to and in accordance with the Loan Agreement (Mortgage) and the Bankruptcy Code.  If Mezzanine Lender serves upon Mezzanine Borrower the notice described above, Mezzanine Borrower shall not permit Mortgage Borrower to seek to reject such Operating Agreement and shall comply with the demand provided for in the preceding sentence within fifteen (15) days after the notice shall have been given by Mezzanine Lender.

13.4.4      Mezzanine Lender Right to Perform.  During the continuance of an Event of Default, Mezzanine Lender shall have the right, but not the obligation, (i) to perform and comply with all obligations of Mortgage Borrower under the Operating Agreements without relying on any grace period provided therein, (ii) to do and take, without any obligation to do so, such actions as Mezzanine Lender deems necessary or desirable to prevent or cure any default by Mortgage Borrower under the Operating Agreements, including, without limitation, any act, deed, matter or thing whatsoever that Mortgage Borrower may do in order to cure a default under the Operating Agreements and (iii) subject to the terms of the Operating Agreements, to enter in and upon the Property or any part thereof to such extent and as often as Mezzanine Lender deems necessary or desirable in order to prevent or cure any default of Mortgage Borrower under the Operating Agreements.  Mezzanine Borrower shall within five (5) Business Days after written request is made therefor by Mezzanine Lender, to execute and deliver to Mezzanine Lender or to any party designated by Mezzanine Lender (including Mortgage Lender), such further instruments, agreements, powers, assignments, conveyances or the like as may be reasonably necessary to complete or perfect the interest, rights or powers of Mezzanine Lender pursuant to this Section or as may otherwise be required by Mezzanine Lender.

13.4.5      Mezzanine Lender Attorney in Fact.  In the event of any arbitration under or pursuant to any Operating Agreement in which Mezzanine Lender elects to participate, Mezzanine Borrower (acting on behalf of Mortgage Borrower) hereby irrevocably appoints

Mezzanine Lender as its true and lawful attorney-in-fact (which appointment shall be deemed coupled with an interest) to exercise, during the continuance of an Event of Default, all right, title and interest of Mezzanine Borrower in connection with such arbitration, including, without limitation, the right to appoint arbitrators and to conduct arbitration proceedings on behalf of Mezzanine Borrower and Mezzanine Lender.  All reasonable out-of-pocket costs and expenses incurred by Mezzanine Lender in connection with such arbitration and the settlement thereof shall be borne solely by Mezzanine Borrower, including, without limitation, reasonable attorneys’ fees and disbursements.  Nothing contained in this Section shall obligate Mezzanine Lender to participate in any such arbitration.

13.4.6      Payment of Sums Due Under Operating Agreements.  Subject to Section 7.3, Mezzanine Borrower shall cause Mortgage Borrower to pay all rent, additional rent, common charges, common area maintenance charges and other charges or assessments reserved in or payable under the Operating Agreements on or prior to the due date thereof.

13.4.7      Performance of Covenants.  Mezzanine Borrower shall cause Mortgage Borrower promptly to perform and observe in all material respects all of the terms, covenants and conditions required to be performed and observed by Mortgage Borrower under the Operating Agreements, the breach of which could permit any party to an Operating Agreement validly to terminate such Operating Agreement (including, without limitation, all payment obligations) except in the case of a Material Sublease where such termination would not have a Material Adverse Effect, shall do all things commercially reasonable to preserve and to keep unimpaired its rights under the Operating Agreements, shall not waive, excuse or discharge any of the material obligations of Fee Owner or any other party to the Operating Agreements without Mezzanine Lender’s prior written consent in each instance, and shall diligently and continuously enforce the material obligations of the Fee Owner and the other parties to the Operating Agreements except in any such case where same would not have a Material Adverse Effect.

13.4.8      [Reserved.]

13.4.9      No Modification or Termination.  (a) Mezzanine Borrower shall not permit Mortgage Borrower, except as permitted hereunder or with the prior written consent of Mezzanine Lender, not to be unreasonably withheld, (i)to  institute any action or proceeding to subdivide or partition any Individual Property other than with respect to Unimproved Parcels in accordance with the terms of this Agreement, or (ii) materially modify or amend or vote for or consent to any material modification of or amendment to any Operating Agreement.

(b)           Mezzanine Borrower shall not permit Mortgage Borrower to vote for, agree to or acquiesce in any cancellation, termination or surrender of any Operating Agreement without the prior written consent of Mezzanine Lender.  Any agreement to which Mortgage Borrower or its Affiliates is a party whereby any of the Operating Agreements is terminated or the Property is withdrawn therefrom in violation of the immediately preceding sentence shall constitute a Transfer prohibited under this Agreement.

13.4.10    Notices of Default.  Mezzanine Borrower shall cause Mortgage Borrower to deliver to Mezzanine Lender copies of any written notice of default by any party under the Operating Agreements, or of any written notice from Fee Owner or any other party to any of the

Operating Agreements of its intention to terminate such Operating Agreement or to re-enter and take possession of any portion of the Property, immediately upon delivery or receipt of such notice, as the case may be.

13.4.11    Delivery of Information.  Mezzanine Borrower shall cause Mortgage Borrower promptly to furnish to Mezzanine Lender copies of such information and evidence as Mezzanine Lender may reasonably request concerning Mortgage Borrower’s due observance, performance and compliance with the terms, covenants and conditions of the Operating Agreements.

13.4.12    No Subordination.  Mezzanine Borrower shall not permit Mortgage Borrower to consent to the subordination of the Operating Agreements to any mortgage or other lease of the fee interest in any portion of the Property, other than the Security Instruments and as permitted hereunder pursuant to Section 8.8.10 of the Loan Agreement (Mortgage).

13.4.13    Further Assurances.  Mezzanine Borrower shall cause Mortgage Borrower, at its sole cost and expense, to execute and deliver to Mezzanine Lender, within five (5) Business Days after request, such documents, instruments or agreements as may be reasonably required to permit Mezzanine Lender to cure any default under the Operating Agreements.

13.4.14    Estoppel Certificates.  In addition to and without limitation of any obligations of Mezzanine Borrower under Section 2.3.9 and under any post-closing side letter delivered on the Closing Date, Mezzanine Borrower shall use commercially reasonable efforts to obtain and deliver to Mezzanine Lender within thirty (30) days after written demand by Mezzanine Lender, an estoppel certificate in the applicable form attached hereto from each Fee Owner and other parties to the Operating Agreements designated by Mezzanine Lender setting forth, among other things, (i) the name of the parties thereunder, (ii) that the Operating Agreement is in full force and effect and has not been modified or, if it has been modified, the date of each modification (together with copies of each such modification), (iii) the date to which all rent, additional rent, common charges, common area maintenance charges and other charges or assessments reserved in or payable under the Operating Agreements have been paid thereunder, (iv) whether there are any alleged defaults of the lessee under the Operating Agreements and, if there are, setting forth the nature thereof in reasonable detail, (v) if any party under the Operating Agreements shall be in default, the default, and (vi) such other matters as Mezzanine Lender shall reasonably request.

13.4.15    Common Area/Common Elements Insurance.  Mezzanine Borrower shall cause Mortgage Borrower to use commercially reasonable efforts to cause the parties to the Operating Agreements to maintain the insurance required to be maintained by such parties thereunder and to deliver any insurance proceeds payable to Mortgage Borrower under such Operating Agreements to be delivered to Mezzanine Lender.  Without limitation of Mezzanine Borrower’s obligations under Section 6.1, in the event any party to any Operating Agreement fails to maintain any insurance coverage required in any Operating Agreement and the failure would reasonably be expected to have a Material Adverse Effect, Mezzanine Borrower shall obtain or cause Mortgage Borrower to obtain such insurance coverage to satisfy such requirement.

13.5         Mezzanine Lender Right to Participate.  Mezzanine Lender shall have the right, but not the obligation, to proceed in respect of any claim, suit, action or proceeding relating to the rejection of the Operating Agreements by Fee Owner or any other party to any Operating

Agreement as a result of a bankruptcy of Fee Owner or any other party to any Operating Agreement, including, without limitation, the right to file and prosecute any and all proofs of claims, complaints, notices and other documents in any case in respect of Fee Owner or any other party to any Operating Agreement under and pursuant to the Bankruptcy Code.

13.6         No Liability.  Mezzanine Lender shall have no liability or obligation under the Operating Agreements by reason of its acceptance of the Pledge, this Agreement and the other Mezzanine Loan Documents.

XIV.                    RESERVED

XV.                        ASSIGNMENTS AND PARTICIPATIONS

15.1         Assignment and Acceptance.  Each Mezzanine Lender may assign to one or more Persons, other than any Proscribed Assignee, all or a portion of its rights and obligations under this Agreement and the other Mezzanine Loan Documents (including, without limitation, all or a portion of one or more of the Mezzanine Notes); provided that the parties to each such assignment shall execute and deliver to Mezzanine Lender, for its acceptance and recording in the Register (as hereinafter defined), an Assignment and Acceptance and deliver to Mezzanine Borrower a copy of same.  In addition, each Mezzanine Lender may participate to one or more Persons, other than any Proscribed Assignee, all or any portion of its rights and obligations under this Agreement and the other Mezzanine Loan Documents (including without limitation, all or a portion of one or more of the Mezzanine Notes) utilizing such documentation to evidence such participation and the parties’ respective rights thereunder as such Mezzanine Lender, in its sole discretion, shall elect.

15.2         Effect of Assignment and Acceptance.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Mezzanine Lender, as the case may be, hereunder and such assignee shall be deemed to have assumed such rights and obligations, and (ii) Mezzanine Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Mezzanine Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a Mezzanine Lender’s rights and obligations under this Agreement and the other Mezzanine Loan Documents, such Mezzanine Lender shall cease to be a party hereto) accruing from and after the effective date of the Assignment and Acceptance, except with respect to (A) any payments made by Mezzanine Borrower to such Mezzanine Lender pursuant to the terms of the Mezzanine Loan Documents after the effective date of the Assignment and Acceptance and (B) any letter of credit, cash deposit or other deposits or security (other than the Lien of this Agreement, the Pledge, and the other Mezzanine Loan Documents) delivered to or for the benefit of or deposited with GACC or JPMC, on behalf of the holders of the Mezzanine Notes, as Mezzanine Lender, for which GACC or JPMC, as applicable, on behalf of the holders of the Mezzanine Notes, shall remain responsible for the proper disposition thereof until such items are delivered to a party who is qualified as an Approved Bank and agrees to hold the same in accordance with the terms and provisions of the agreement pursuant to which such items were deposited.

15.3         Content.  By executing and delivering an Assignment and Acceptance, Mezzanine Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, Mezzanine Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Mezzanine Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Mezzanine Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) Mezzanine Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Mezzanine Borrower or the performance or observance by Mezzanine Borrower of any of its obligations under any Mezzanine Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Mezzanine Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Mezzanine Loan Documents; (v) such assignee appoints and authorizes Mezzanine Lender to take such action as agent on its behalf and to exercise such powers and discretion under the Mezzanine Loan Documents as are delegated to Mezzanine Lender by the terms hereof together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform, in accordance with their terms, all of the obligations which by the terms of this Agreement and the other Mezzanine Loan Documents are required to be performed by Mezzanine Lender.

15.4         Register.  Each Mezzanine Lender (solely for this purpose, as agent for Mezzanine Borrower) shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Mezzanine Lender and each assignee pursuant to this Article XV and the principal amount of the Loan owing to each such assignee from time to time (the “Register”) in a manner and with the intent that the Loan will be considered to be in registered form within the meaning of Section 163(f) of the Code, and this Section 15.4 shall be interpreted consistently with such intent.  The entries in the Register shall, with respect to such assignees, be conclusive and binding for all purposes, absent manifest error.  A copy of each change to the Register shall be delivered by Mezzanine Lender to Mezzanine Borrower promptly after such change is made, and the Register shall be available for inspection by Mezzanine Borrower or any assignee pursuant to this Article XV at any reasonable time and from time to time upon reasonable prior written notice.

15.5         Substitute Mezzanine Notes.  Upon its receipt of an Assignment and Acceptance executed by an assignee, together with any Mezzanine Note or Mezzanine Notes subject to such assignment, Mezzanine Lender shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit M hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to Mezzanine Borrower.  Within five (5) Business Days after its receipt of such notice, Mezzanine Borrower, at Mezzanine Lender’s expense, shall execute and deliver to Mezzanine Lender in exchange and substitution for the surrendered Mezzanine Note or Mezzanine Notes a new Mezzanine Note to the order of such assignee in an amount equal to the portion of the Loan assigned to it and a new Mezzanine Note to the order of Mezzanine Lender in an amount equal to the portion of the Loan retained by it hereunder.  Such new Mezzanine Note or Mezzanine Notes shall be in an aggregate principal amount equal to the aggregate then outstanding principal amount of such surrendered Mezzanine Note or Mezzanine Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Mezzanine Notes (modified, however, to the extent necessary so as not to impose duplicative or increased obligations on Mezzanine Borrower and to delete obligations previously satisfied by Mezzanine Borrower).  Notwithstanding the provisions of this Article XV, Mezzanine Borrower shall not be responsible or liable for any additional taxes, reserves, adjustments or other costs and expenses that are related to, or arise as a result of, any transfer of the Loan or any interest or participation therein that arise solely and exclusively from the transfer of the Loan or any interest or participation therein or from the execution of the new Mezzanine Note contemplated by this Section 15.5, including, without limitation, any mortgage tax.  Mezzanine Lender and/or the assignees, as the case may be, shall from time to time designate one agent through which Mezzanine Borrower shall request all approvals and consents required or contemplated by this Agreement and the other Mezzanine Loan Documents and on whose statements Mezzanine Borrower may rely.  Mezzanine Lender hereby initially designates Mezzanine Noteholder I as such agent.

15.6         Participations.  Each assignee pursuant to this Article XV may sell participations to one or more Persons (other than Mezzanine Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement and the other Mezzanine Loan Documents (including, without limitation, all or a portion of the Mezzanine Note held by it); provided, however, that (i) such assignee’s obligations under this Agreement and the other Mezzanine Loan Documents shall remain unchanged, (ii) such assignee shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such assignee shall remain the holder of any such Mezzanine Note for all purposes of this Agreement and the other Mezzanine Loan Documents, and (iv) Mezzanine Borrower, Mezzanine Lender and the assignees pursuant to this Article XV shall continue to deal solely and directly with such assignee in connection with such assignee’s rights and obligations under this Agreement and the other Mezzanine Loan Documents.  In the event that more than one (1) party comprises Mezzanine Lender, Mezzanine Lender shall designate one party to act on the behalf of all parties comprising Mezzanine Lender in providing approvals and all other necessary consents under the Mezzanine Loan Documents and on whose statements Mezzanine Borrower may rely.

15.7         Disclosure of Information.  Any assignee pursuant to this Article XV may, in connection with any subsequent assignment or participation or subsequent proposed assignment or participation pursuant to this Article XV, disclose to the subsequent assignee or participant or subsequent proposed assignee or participant, any information relating to Mezzanine Borrower or Senior Mezzanine Borrowers furnished to such assignee by or on behalf of Mezzanine Borrower or Senior Mezzanine Borrowers; provided, however, that, with respect to any Asset Specific Proprietary Information, the terms of Section 11.2.9 shall be complied with.

15.8         Security Interest in Favor of Federal Reserve Bank.  Notwithstanding any other provision set forth in this Agreement or any other Mezzanine Loan Document, any assignee pursuant to this Article XV may at any time create a security interest in all or any portion of its rights under this Agreement or the other Mezzanine Loan Documents (including, without limitation, the amounts owing to it and the Mezzanine Note or Mezzanine Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

XVI.                        RESERVED

XVII.                    DEFAULTS

17.1         Event of Default.

(a)           Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)            if (A) the Indebtedness is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest due under the Mezzanine Notes is not paid in full on the applicable Payment Date, (C) any prepayment of principal due under this Agreement or the Mezzanine Notes is not paid when due, (D) the Prepayment Fee is not paid when due, (E) any deposit to the Mezzanine Account is not made on the required deposit date therefor; or (F) except as to any amount included in (A), (B), (C), (D), and/or (E) of this clause (i) or in clause (ii), any other amount payable pursuant to this Agreement, the Mezzanine Notes or any other Mezzanine Loan Document is not paid in full when due and payable in accordance with the provisions of the applicable Mezzanine Loan Document, with the failure under this clause (F) continuing for ten (10) Business Days after Mezzanine Lender delivers written notice thereof to Mezzanine Borrower;

(ii)           subject to Section 7.3 and Mortgage Borrower’s right to contest as set forth in Section 7.3 of the Loan Agreement (Mortgage), if any of the Impositions or Other Charges are not paid prior to the imposition of any interest, penalty, charge or expense for the non-payment thereof, provided, that Mezzanine Borrower shall not be deemed to be in default hereunder in the event (x) funds sufficient for a required payment of such Imposition or Other Charge under Section 3.1.7(i) of the Loan Agreement (Mortgage) are held in the Tax Reserve Account, (y) Mortgage Lender or Cash Management Bank (Mortgage) fails to timely make payment from such Sub-Account as contemplated by the Loan Agreement (Mortgage) unless due to the negligence or willful misconduct of Mezzanine Borrower and (z) Mezzanine Borrower causes Mortgage Borrower to use best efforts to cause Mortgage Lender and Cash Management Bank (Mortgage) to make such payment from such Sub-Account;

(iii)          if (A) the insurance policies required by Section 6.1 are not kept in full force and effect at all times required under such Section, or (B) Mezzanine Borrower fails to deliver to Mezzanine Lender evidence of the insurance required by Section 6.1 at the times required in such Section with such failure continuing for five (5) Business Days after the Mezzanine Lender delivers written notice thereof to Mezzanine Borrower, provided, that Mezzanine Borrower shall not be deemed to be in default hereunder in the event (x) funds sufficient for a required payment under Section 3.1.7(ii) of the Loan Agreement (Mortgage) of the premiums required to keep the insurance policies in full force and effect are held in the Insurance Reserve Account, (y) Mortgage Lender or Cash Management Bank fails to timely make payment from such Sub-Account as contemplated by the Loan Agreement (Mortgage) unless due to the negligence or willful misconduct of Mezzanine Borrower and (z) Mezzanine Borrower causes Mortgage Borrower to use best efforts to cause Mortgage Lender and Cash Management Bank (Mortgage) to make such payment from such Sub-Account;

(iv)          if, except as expressly permitted pursuant to Article VIII or the other provisions hereof, any of the following shall occur: (a) any Transfer of any direct or indirect legal, beneficial or equitable interest in all or any portion of the Property, (b) any Transfer of any direct or indirect interest in Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower, any Junior Mezzanine Borrower, Master Lessee, or any Guarantor, (c) any Lien or encumbrance is granted against all or any portion of the Property or the Collateral, (d) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interests in Borrower, Mortgage Borrower, any Senior Mezzanine Borrower, Junior Mezzanine Borrower, Master Lessee, or any Guarantor or (e) Mortgage Borrower’s filing of a declaration of condominium with respect to any portion of the Property;

(v)           if (i) any representation or warranty made by Mezzanine Borrower in Section 4.1.24 shall have been false or misleading in any material respect as of the date the representation or warranty was made which incorrect, false or misleading statement is not cured within thirty (30) days after receipt by Mezzanine Borrower of notice from Mezzanine Lender in writing of such breach or a longer period of time not to exceed thirty (30) additional days if Mezzanine Borrower has commenced to cure but cannot cure within the initial thirty (30) day period or (ii) if any other representation or warranty made by Mezzanine Borrower herein or by Mezzanine Borrower or any Affiliate of Mezzanine Borrower in any other Mezzanine Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Mezzanine Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if such representation or warranty which was false or misleading in any material respect is, by its nature, curable and is not reasonably likely to have a Material Adverse Effect, and such representation or warranty was not, to the best of Mezzanine Borrower’s knowledge, false or misleading in any material respect when made, then same shall not constitute an Event of Default unless Mezzanine Borrower has not cured same within thirty (30) days after receipt by Mezzanine Borrower of notice from Mezzanine Lender in writing of such breach;

(vi)          if Mortgage Borrower, Senior Mezzanine Borrower, Mezzanine Borrower, any Master Lessee Party, or any Guarantor shall make an assignment for the benefit of creditors;

(vii)         if a receiver, liquidator or trustee shall be appointed for Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower, any Master Lessee Party, or any Guarantor or Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower, any Master Lessee Party, or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower, any Master Lessee

Party, or any Guarantor, or if any proceeding for the dissolution or liquidation of Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower, any Master Lessee Party, or any Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower, any Master Lessee Party, or any Guarantor upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)        if Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower, Master Lessee, or any Guarantor, as applicable, attempts to assign its rights under this Agreement or any of the other Mezzanine Loan Documents, the Mortgage Loan Documents, the Senior Mezzanine Loan Documents, or any interest herein or therein in contravention of the Mezzanine Loan Documents, the Mortgage Loan Documents or the Senior Mezzanine Loan Documents, as applicable;

(ix)           if any of the assumptions contained in the True Sale Opinion is untrue in any material respect;

(x)            if any of the assumptions contained in the Non-Consolidation Opinion, in any Additional Non-Consolidation Opinion or in any other non-consolidation opinion delivered to Mezzanine Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is untrue in any material respect;

(xi)           if any of the assumptions contained in the True Lease Opinion is untrue in any material respect;

(xii)          if Mezzanine Borrower, having notified Mezzanine Lender of its election to extend the Maturity Date as set forth in Section 5 of the Mezzanine Notes, fails to deliver the Replacement Interest Rate Cap Agreement (Third Mezzanine) to Mezzanine Lender not later than one (1) Business Day prior to the first day of the extended term of the Loan and Mezzanine Borrower has not prepaid the Loan pursuant to the terms of the Mezzanine Notes prior to such first day of the extended term;

(xiii)         if Mezzanine Borrower shall fail to comply in any material respect with any covenants set forth in Section 5.1.4, Section 5.2.9 and 5.2.19;

(xiv)        except as provided clause (xiii) above, if Mezzanine Borrower shall fail to comply with any covenants set forth in Article V or Article XI with such failure continuing for ten (10) Business Days after Mezzanine Lender delivers written notice thereof to Mezzanine Borrower;

(xv)         Mezzanine Borrower shall fail to deposit any sums required to be deposited in the Mezzanine Account when due;

(xvi)        if this Agreement or any other Mezzanine Loan Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of Mezzanine Borrower or any Guarantor, or any Lien securing the Indebtedness shall, in whole or in part, cease to be a perfected first priority Lien, subject to the Permitted Encumbrances (Third Mezzanine) (except in any of the foregoing cases in accordance with the terms hereof or under any other Mezzanine Loan Document or by reason of any affirmative act of Mezzanine Lender);

(xvii)       except as expressly permitted pursuant to the Mortgage Loan Documents, if Mortgage Borrower grants any easement, covenant or restriction (other than the Permitted Encumbrances) over the Property;

(xviii)      the occurrence of a Mortgage Event of Default;

(xix)         if there shall occur any default by Mortgage Borrower, as lessee under any Ground Lease, in the observance or performance of any term, covenant or condition of such Ground Lease on the part of Mortgage Borrower to be observed or performed, and said default is not cured prior to the expiration of any applicable grace or cure period therein provided, or if any one or more of the events referred to in a Ground Lease shall occur which would cause such Ground Lease to terminate without notice or action by the related Fee Owner under such Ground Lease or if any Leasehold Estate shall be surrendered or any Ground Lease shall be lawfully terminated or cancelled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of any Ground Lease shall in any manner be modified, changed, supplemented, altered or amended in contradiction of the provisions of Article XIII without the prior written consent of Mortgage Lender, which consent shall not be unreasonably withheld, conditioned or delayed, or if Mortgage Borrower or Master Lessee shall fail to exercise any option to renew the Ground Lease or shall fail to or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to the terms of the Ground Lease, provided, that if a default by Mortgage Borrower under a Ground Lease is a Ground Rent payment default, the occurrence or failure to cure such default shall not be deemed to be in default hereunder in the event (x) funds sufficient for a required transfer under Section 3.1.7(iii) of the Loan Agreement (Mortgage) are held in the Ground Rent Reserve Account, (y) Mortgage Lender or Cash Management Bank (Mortgage) fails to timely make any transfer from such Sub-Account as contemplated by this Agreement unless due to the negligence or willful misconduct of Mortgage Borrower and (z) Mezzanine Borrower causes Mortgage Borrower to use best efforts to cause Mortgage Lender and Cash Management Bank (Mortgage) to make such payment from such subaccount;

(xx)          the occurrence of a Senior Mezzanine Event of Default;

(xxi)         Reserved;

(xxii)        Reserved;

(xxiii)       if, without the prior written consent of Mortgage Lender, any of the material terms or provisions of any Operating Agreement are modified or amended (in a manner prohibited by Article XIII;

(xxiv)       Reserved;

(xxv)        if the Master Lease shall be materially modified without the prior written consent of Mezzanine Lender, except as expressly permitted hereunder or any other Mezzanine Loan Document;

(xxvi)       if Mortgage Borrower shall be in default in any material obligation on the part of Mortgage Borrower beyond any applicable notice periods and cure periods pursuant to the terms of the Master Lease;

(xxvii)      if an Individual Property shall Go Dark and Mortgage Borrower shall not have caused such Individual Property to reopen for business to the public, obtained a release of such Individual Property or provided a substitute therefor in accordance with Section 2.3.6 of the Loan Agreement (Mortgage) within the time period specified for each of the foregoing in such Section; or if an Individual Property shall Go Dark during any period when any other Individual Property shall have “Gone Dark”;

(xxviii)     if Mezzanine Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or of any Mezzanine Loan Document not specified in subsections (i) to (xxvii) above(including, without limitation, in Default under Section 8.8.2 or 13.4.9) for thirty (30) days after notice from Mezzanine Lender; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Mezzanine Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Mezzanine Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

(b)           Unless waived in writing by Mezzanine Lender, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in subsections (a)(vi), (vii) or (viii) above in respect of Mezzanine Borrower) Mezzanine Lender may, without notice or demand, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Mezzanine Loan Documents or at law or in equity, take such action that Mezzanine Lender deems advisable to protect and enforce its rights against Mezzanine Borrower and in the Collateral, including, without limitation, (i) declaring immediately due and payable the entire Principal Amount together with interest thereon and all other sums due by Mezzanine Borrower under the Mezzanine Loan Documents, (ii) collecting interest on the Principal Amount at the Default Rate whether or not Mezzanine Lender elects to accelerate the Mezzanine Notes and (iii) enforcing or availing itself of any or all rights or remedies set forth in the Mezzanine Loan Documents against Mezzanine Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in subsections (a)(vi), (a)(vii) or (a)(viii) above in respect of Mezzanine Borrower, the Indebtedness and all other obligations of Mezzanine Borrower hereunder and under the other Mezzanine Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Mezzanine Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Mezzanine Loan Document to the contrary notwithstanding.  The foregoing provisions shall not be construed as a waiver by Mezzanine Lender of its right to pursue any other remedies available to it under this Agreement, the Pledge, or any other Mezzanine Loan Document.  Any payment hereunder may be enforced and recovered in whole or in part at such time by one or more of the remedies provided to Mezzanine Lender in the Mezzanine Loan Documents.

(c)           Upon the occurrence of a Mortgage Default or a Mortgage Event of Default, Mezzanine Borrower shall cause Mortgage Borrower to deliver to Mezzanine Lender within five (5) Business Days after the first to occur of (a) receipt by Mortgage Borrower of notice of such Mortgage Default or Mortgage Event of Default from Mortgage Lender or (b) the date Mortgage Borrower obtains actual knowledge of the occurrence of such Mortgage Default or Mortgage Event of Default, a detailed description of the actions to be taken by Mortgage Borrower to cure such Mortgage Default or Mortgage Event of Default and the dates by which each such action shall occur.  Such schedule shall be subject to the approval of Mezzanine Lender.  Mezzanine Borrower shall cause Mortgage Borrower to take all such actions as are necessary to cure such Mortgage Default or Mortgage Event of Default by the date approved by Mezzanine Lender and shall deliver to Mezzanine Lender not less frequently than weekly thereafter written updates concerning the status of Mortgage Borrower’s efforts to cure such Mortgage Default or Mortgage Event of Default.  Mezzanine Lender shall have the right, but not the obligation, to pay any sums or to take any action which Mezzanine Lender deems necessary or advisable to cure any default or alleged default under the Loan Documents (Mortgage) (whether or not Mortgage Borrower is undertaking efforts to cure such default), and such payment or such action is hereby authorized by Mezzanine Borrower, and any sum so paid and any expense incurred by Mezzanine Lender in taking any such action shall be evidenced by this Agreement and secured by this Agreement and the Pledge, and shall be immediately due and payable by Mezzanine Borrower to Mezzanine Lender with interest at the Default Rate until paid. Mezzanine Borrower shall cause Mortgage Borrower to permit Mezzanine Lender to enter upon the Property for the purpose of curing any default or alleged default under the Loan Documents (Mortgage) or hereunder.  Mezzanine Borrower hereby transfers and assigns any excess proceeds arising from any foreclosure or sale under power pursuant to the Loan Documents (Mortgage) or any instrument evidencing the indebtedness secured thereby, and Mezzanine Borrower hereby authorizes and directs the holder or holders of the Loan Documents (Mortgage) to pay such excess proceeds directly to Mezzanine Lender up to the amount of the Obligations (Third Mezzanine).

(d)           Upon the occurrence of a Senior Mezzanine Default or a Senior Mezzanine Event of Default, Mezzanine Borrower shall cause the applicable Senior Mezzanine Borrower to deliver to Mezzanine Lender within five (5) Business Days after the first to occur of (a) receipt by such Senior Mezzanine Borrower of notice of such Senior Mezzanine Default or Senior Mezzanine Event of Default from the applicable Senior Mezzanine Lender or (b) the date the applicable Senior Mezzanine Borrower obtains actual knowledge of the occurrence of such Senior Mezzanine Default or Senior Mezzanine Event of Default, a detailed description of the actions to be taken by the applicable Senior Mezzanine Borrower to cure such Senior Mezzanine Default or Senior Mezzanine Event of Default and the dates by which each such action shall occur.  Such schedule shall be subject to the approval of Mezzanine Lender.  Mezzanine Borrower shall cause the applicable Senior Mezzanine Borrower to take all such actions as are necessary to cure such Senior Mezzanine Default or Senior Mezzanine Event of Default by the date approved by Mezzanine Lender and shall deliver to Mezzanine Lender not less frequently than weekly thereafter written updates concerning the status of the applicable Senior Mezzanine Borrower’s efforts to cure such Senior Mezzanine Default of Senior Mezzanine Event of Default.  Mezzanine Lender shall have the right, but not the obligation, to pay any sums or to take any action which Mezzanine Lender deems necessary or advisable to cure any default or alleged default under the Senior Mezzanine Loan Documents (whether or not the applicable Senior

Mezzanine Borrower is undertaking efforts to cure such default), and such payment or such action is hereby authorized by Mezzanine Borrower, and any sum so paid and any expense incurred by Mezzanine Lender in taking any such action shall be evidenced by this Agreement and secured by this Agreement, and the Pledge and shall be immediately due and payable by Mezzanine Borrower to Mezzanine Lender with interest at the Default Rate until paid.  Mezzanine Borrower hereby transfers and assigns any excess proceeds arising from any foreclosure or sale under power pursuant to the Senior Mezzanine Loan Documents or any instrument evidencing the indebtedness secured thereby, and Mezzanine Borrower hereby authorizes and directs the holder or holders of the Senior Mezzanine Loan Documents to pay such excess proceeds directly to Mezzanine Lender up to the amount of the Obligations (Third Mezzanine).

17.2         Remedies.

(a)                   Unless waived in writing by Mezzanine Lender, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Mezzanine Lender against Mezzanine Borrower under this Agreement or any of the other Mezzanine Loan Documents executed and delivered by, or applicable to, Mezzanine Borrower or at law or in equity may be exercised by Mezzanine Lender at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Mezzanine Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Mezzanine Loan Documents with respect to the Collateral.  Any such actions taken by Mezzanine Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Mezzanine Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Mezzanine Lender permitted by law, equity or contract or as set forth herein or in the other Mezzanine Loan Documents.  Without limiting the generality of the foregoing, Mezzanine Borrower agrees that if an Event of Default is continuing (i) Mezzanine Lender shall not be subject to any one action or election of remedies law or rule and (ii) all liens and other rights, remedies or privileges provided to Mezzanine Lender shall remain in full force and effect until Mezzanine Lender has exhausted all of its remedies against the Collateral and this Agreement and the Pledge have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Indebtedness or the Indebtedness has been paid in full.

(b)                   Upon the occurrence of any Event of Default, Mezzanine Lender may, but without any obligation to do so and without notice to or demand on Mezzanine Borrower and without releasing Mezzanine Borrower from any obligation hereunder, take any action to cure such Event of Default.  Mezzanine Lender may appear in, defend, or bring any action or proceeding to protect its interests in the Collateral or to foreclose its security interest under this Agreement, the Pledge, or under any of the other Mezzanine Loan Documents or collect the Indebtedness.

(c)                   Upon the occurrence and during the continuance of an Event of Default, with respect to the Account Collateral (Third Mezzanine), the Mezzanine Lender may:

(i)            without notice to Mezzanine Borrower, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral (Third Mezzanine), against the Obligations (Third Mezzanine), operating expenses and/or capital expenditures for the Property or any part thereof;

(ii)           in Mezzanine Lender’s sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;

(iii)          demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (Third Mezzanine), (or any portion thereof) as Mezzanine Lender may determine in its sole discretion; and

(iv)          take all other actions provided in, or contemplated by, this Agreement.

(d)               With respect to Mezzanine Borrower, the Account Collateral (Third Mezzanine), the Rate Cap Collateral (Third Mezzanine) and the Collateral, nothing contained herein or in any other Mezzanine Loan Document shall be construed as requiring Mezzanine Lender to resort to the Collateral for the satisfaction of any of the Indebtedness, and Mezzanine Lender may seek satisfaction out of the Collateral or any part thereof, or exercise its rights under this Agreement, the Pledge, or the other Mezzanine Loan Documents, in its absolute discretion in respect of the Indebtedness.  In addition, Mezzanine Lender shall have the right from time to time to partially foreclose or exercise remedies under this Agreement, the Pledge, and the other Mezzanine Loan Documents, in any manner and for any amounts secured by this Agreement, the Pledge, or the other applicable Mezzanine Loan Documents then due and payable as determined by Mezzanine Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Mezzanine Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal or interest, Mezzanine Lender may foreclose under this Agreement, the Pledge, and the applicable Mezzanine Loan Documents to recover such delinquent payments, or (ii) in the event Mezzanine Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Mezzanine Lender may foreclose under this Agreement, the Pledge, and the other applicable Mezzanine Loan Documents to recover so much of the principal balance of the Loan as Mezzanine Lender may accelerate and such other sums secured by this Agreement, the Pledge, and the other applicable Mezzanine Loan Documents as Mezzanine Lender may elect.  Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to this Agreement, the Pledge, and the applicable Mezzanine Loan Documents to secure payment of sums secured by this Agreement, the Pledge, and the applicable Mezzanine Loan Documents and not previously recovered.

17.3         Remedies Cumulative; Waivers.  The rights, powers and remedies of Mezzanine Lender under this Agreement, the Pledge shall be cumulative and not exclusive of any other right, power or remedy which Mezzanine Lender may have against Mezzanine Borrower pursuant to this Agreement or the other Mezzanine Loan Documents, or existing at law or in equity or otherwise.  Mezzanine Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Mezzanine Lender may determine in Mezzanine Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon a Default or an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Mezzanine Borrower or any Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Mezzanine Borrower or any Guarantor or to impair any remedy, right or power consequent thereon.

17.4         Costs of Collection.  In the event that after an Event of Default:  (i) the Mezzanine Notes or any of the Mezzanine Loan Documents is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (ii) an attorney is retained to represent Mezzanine Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Agreement the Mezzanine Notes or any of the Mezzanine Loan Documents; or (iii) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, Pledge or any of the Mezzanine Loan Documents; then Mezzanine Borrower shall pay to Mezzanine Lender all reasonable attorney’s fees, costs and expenses actually incurred in connection therewith, including costs of appeal, together with interest on any judgment obtained by Mezzanine Lender at the Default Rate (collectively, “Enforcement Costs”).

XVIII.     SPECIAL PROVISIONS

18.1         Exculpation.

18.1.1      Exculpated Parties.  Except as set forth in this Section 18.1 and the Recourse Guaranty, no personal liability shall be asserted, sought or obtained by Mezzanine Lender or enforceable against (i) Mezzanine Borrower, (ii) any Affiliate of Mezzanine Borrower, (iii) any Person owning, directly or indirectly, any legal or beneficial interest in Mezzanine Borrower or any Affiliate of Mezzanine Borrower or (iv) any direct or indirect partner, member, principal, officer, Controlling Person, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (i) through (iii) above (collectively, the “Exculpated Parties”) and none of the Exculpated Parties shall have any personal liability (whether by suit deficiency judgment or otherwise) in respect of the Obligations (Third Mezzanine), this Agreement, the Pledge, the Mezzanine Notes, the Collateral or any other Mezzanine Loan Document, or the making, issuance or transfer thereof, all such liability, if any, being expressly waived by Mezzanine Lender.  The foregoing limitation shall not in any way limit or affect Mezzanine Lender’s right to any of the following and Mezzanine Lender shall not be deemed to have waived any of the following:

(a)               Foreclosure of the lien of this Agreement and the Pledge, in accordance with the terms and provisions set forth herein, and in the Pledge;

(b)               Action against any other security at any time given to secure the payment of the Mezzanine Notes and the other Obligations (Third Mezzanine);

(c)               Exercise of any other remedy set forth in this Agreement or in any other Mezzanine Loan Document which is not inconsistent with the terms of this Section 18.1;

(d)               Any right which Mezzanine Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the

Indebtedness secured by this Agreement, the Pledge or to require that all collateral shall continue to secure all of the Indebtedness owing to Mezzanine Lender in accordance with the Mezzanine Loan Documents; or

(e)               The liability of any given Exculpated Party with respect to any separate written guaranty or agreement given by any such Exculpated Party in connection with the Loan (including, without limitation, the Recourse Guaranty).

18.1.2      Carveouts From Non-Recourse Limitations.  Notwithstanding the foregoing or anything in this Agreement or any of the Mezzanine Loan Documents to the contrary, there shall at no time be any limitation on Mezzanine Borrower’s or any Guarantor’s liability for the payment, in accordance with the terms of this Agreement, the Mezzanine Notes, the Pledge, and the other Mezzanine Loan Documents, to Mezzanine Lender of:

(a)               any loss, damage, cost or expense incurred by or on behalf of Mezzanine Lender by reason of the fraudulent acts of Mezzanine Borrower, any Senior Mezzanine Borrower, Mortgage Borrower or any Affiliate of Mezzanine Borrower, any Senior Mezzanine Borrower, or Mortgage Borrower;

(b)               Proceeds which Mezzanine Borrower, any Senior Mezzanine Borrower, Mortgage Borrower or any Affiliate of Mezzanine Borrower, any Senior Mezzanine Borrower or Mortgage Borrower has received and to which Mezzanine Lender, any Senior Mezzanine Lender, or Mortgage Lender (as applicable) is entitled pursuant to the terms of this Agreement, the Loan Agreement (Mortgage), the Senior Mezzanine Loan Agreements or any of the Mezzanine Loan Documents, Senior Mezzanine Loan Documents or Loan Documents (Mortgage) to the extent the same have not been (i) applied toward payment of the Indebtedness or the Mortgage Loan or Senior Mezzanine Loans (as applicable), or (ii) used for the repair or replacement of the Property, all in accordance with the provisions of this Agreement;

(c)               all loss, damage, cost or expense as incurred by Mezzanine Lender and arising from any intentional misrepresentation of Mezzanine Borrower, any Senior Mezzanine Borrower, Mortgage Borrower or any Affiliate of Mezzanine Borrower, any Senior Mezzanine Borrower or Mortgage Borrower;

(d)               any misappropriation of Rents or security deposits or other funds relating to the Properties or Receipts relating to Ownership Interests, or Senior Mezzanine Ownership Interests by Master Lessee, Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower or any of their respective Affiliates;

(e)               any loss, damage, cost or expense incurred by or on behalf of Mezzanine Lender by reason of all or any part of the Property, the Account Collateral (Third Mezzanine), the Rate Cap Collateral (Third Mezzanine), the Collateral or the Senior Mezzanine Collateral being encumbered by a Lien or Transferred by reason of the acts of Mezzanine Borrower, Mortgage Borrower, any Senior Mezzanine Borrower, or any Affiliate of Mezzanine Borrower, any Senior Mezzanine Borrower, or Mortgage Borrower from and after the date hereof (other than as provided in this Agreement and the Pledge, and any other Mezzanine Document) in violation of the Mezzanine Loan Documents;

(f)                after the occurrence and during the continuance of an Event of Default, any Rents, issues, profits and/or income from the Property collected by Mezzanine Borrower, any Senior Mezzanine Borrower, Mortgage Borrower or any Affiliate of Mezzanine Borrower, any Senior Mezzanine Borrower, or Mortgage Borrower (other than Rent sent to the Holding Account pursuant to the Loan Agreement (Mortgage) and not paid directly to Mortgage Lender pursuant to any notice of direction delivered to tenants of the Property) and not applied to payment of the Obligations (Mortgage), Obligations (Senior Mezzanine) or Obligations (Third Mezzanine), as applicable, or used to pay normal and verifiable operating expenses of the Property or otherwise are not applied in a manner permitted under the Mezzanine Loan Documents;

(g)               any loss, damage, cost or expense incurred by or on behalf of Mezzanine Lender by reason of any physical damage to the Property from intentional waste or other willful destruction (other than in connection with a permitted alteration) committed by Mortgage Borrower, any Senior Mezzanine Borrower, Mezzanine Borrower or any of their respective Affiliates;

(h)               any loss, damage, cost or expense incurred by or on behalf of Mezzanine Lender by reason of the failure of Mezzanine Borrower to comply with any of the provisions of Article XII;

(i)                any loss, damage, cost or expense incurred by or on behalf of Mezzanine Lender by reason of any breach of a representation set forth in Section 4.1.30 or any covenant set forth in Section 5.1.4 or Section 5.2.19;

(j)                any loss, damage, cost or expense incurred by or on behalf of Mezzanine Lender by reason of the failure of Mezzanine Borrower to deliver to Mezzanine Lender the net sales proceeds of a Transfer of an Individual Property described in Section 2.3.4 together with any shortfall necessary to pay in full the Combined Release Price for such Individual Property, in accordance with the provisions of Section 2.3.4;

(k)               all of the Indebtedness and the Obligations (Third Mezzanine) in the event of: (i) any Borrower Party or any Master Lessee Party filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (ii) any Borrower Party or any Master Lessee Party, filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited, or colluding with (or any of such Borrower Party’s, or such Master Lessee Party’s Affiliates colluding with) petitioning creditors to file any such involuntary petition from any Person; (iii) any Borrower Party or Master Lessee Party consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for any Borrower Party or Master Lessee Party, or any portion of the Property; (iv) any Borrower Party or Master Lessee Party making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, that it is insolvent;

(l)                any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims,

demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against Mezzanine Lender, in the event (and arising out of such circumstances) that Mezzanine Borrower should raise any defense, counterclaim and/or allegation in any foreclosure action by Mezzanine Lender relative to the Collateral, the Account Collateral (Third Mezzanine) or the Rate Cap Collateral (Third Mezzanine) or any part thereof which is found by a court to have been raised by Mezzanine Borrower in bad faith or to be without basis in fact or law;

(m)              reasonable attorney’s fees and expenses actually incurred by Mezzanine Lender in connection with any successful suit filed on account of any of the foregoing clauses (a) through (l) or clause (n) below; or

(n)               after the occurrence and during the continuance of an Event of Default, any Receipts from the Ownership Interests collected by Mezzanine Borrower or any Affiliate of Mezzanine Borrower (other than Receipts sent to the Mezzanine Account and not paid directly to Mezzanine Lender) and not paid to Mezzanine Lender or applied to the payment of the Obligations (Third Mezzanine).

18.2         Pro Rata Share.  The obligations of each Mezzanine Lender hereunder and under any of the other Mezzanine Loan Documents are several (but not joint).  Subject to the terms hereof, each Mezzanine Lender shall be obligated to fund on a pari passu basis only its respective Pro Rata Share of the Loan.  Each Mezzanine Lender hereby agrees that if either of them shall, whether by voluntary payment (other than a voluntary prepayment of the Loan made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Mezzanine Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or other applicable insolvency law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Mezzanine Lender hereunder or under the other Mezzanine Loan Documents which is greater than its Pro Rata Share, then such Mezzanine Lender receiving such proportionately greater payment shall (i) notify the other Mezzanine Lender of the receipt of such payment, and (ii) appropriate payments or other adjustments shall be made by each Mezzanine Lender to ensure each Mezzanine Lender receives its respective Pro Rata Share of such aggregate amount due.

XIX.        MISCELLANEOUS

19.1         Survival.  This Agreement and all covenants, indemnifications, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Mezzanine Lender of the Loan and the execution and delivery to Mezzanine Lender of the Mezzanine Notes, and shall continue in full force and effect so long as all or any of the Indebtedness is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Mezzanine Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Mezzanine Borrower, shall inure to the benefit of the successors and assigns of Mezzanine Lender.  If Mezzanine Borrower consists of more than one person, the obligations and liabilities of each such person hereunder and under the other Mezzanine Loan Documents shall be joint and several.

19.2         Mezzanine Lender’s Discretion.  Whenever pursuant to this Agreement, Mezzanine Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Mezzanine Lender, the decision of Mezzanine Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Mezzanine Lender and shall be final and conclusive.

19.3         Governing Law.

(A)          THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY MEZZANINE LENDER AND ACCEPTED BY MEZZANINE BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.  TO THE FULLEST EXTENT PERMITTED BY LAW, MEZZANINE BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE MEZZANINE NOTES AND THE OTHER MEZZANINE LOAN DOCUMENTS AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST MEZZANINE LENDER OR MEZZANINE BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT MEZZANINE LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND MEZZANINE BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND MEZZANINE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  MEZZANINE BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

80 STATE STREET

ALBANY, NEW YORK  12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO MEZZANINE BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON MEZZANINE BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  MEZZANINE BORROWER (I) SHALL GIVE PROMPT NOTICE TO MEZZANINE LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

19.4         Modification; Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Mezzanine Notes, or of any other Mezzanine Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to or demand on Mezzanine Borrower shall entitle Mezzanine Borrower to any other or future notice or demand in the same, similar or other circumstances.

19.5         Delay Not a Waiver.  Neither any failure nor any delay on the part of Mezzanine Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Mezzanine Notes or under any other Mezzanine Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Mezzanine Notes or any other Mezzanine Loan Document, Mezzanine Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Mezzanine Notes or the other Mezzanine Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

19.6         Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Mezzanine Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery or (c) telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Mezzanine Lender:	German American Capital Corporation, on behalf of the holders of the Mezzanine Notes
60 Wall Street, 10th floor
New York, NY 10005
Attention: Robert Pettinato and General Counsel
Telecopy No.: (212) 797-4489

and to JPMorgan Chase Bank, N.A., on behalf of the holders of the Mezzanine Notes 270 Park Avenue New York, New York 10017 Attention: Michael Mesard Telecopy No.: (212) 834-6592

With a copy to:	Centerline Servicing Inc.
5221 N. O’Connor Boulevard, Suite 600
Irving, Texas 75039
Attention: Wesley Wolf, SVP, Asset Management
Telecopy No.: (972) 868-5493

With a copy to:	Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, California 90071
Attention: Donald I. Berger, Esq.
Telecopy No.: (213) 891-8763

If to Mezzanine Borrower:	FCP MEZZCO BORROWER II, LLC 1505 South Pavilion Center Drive Las Vegas, Nevada 89135 Attention: General Counsel Telecopy No.: (702) 495-4260

With a copy to:	Milbank, Tweed, Hadley & McCloy LLP 601 S. Figueroa Street, 30th Floor Los Angeles, California 90017 Attention: Kenneth J. Baronsky Telecopy No.: (213) 892-4733

With a copy to:	Colony Capital Acquisitions, LLC 1999 Avenue of the Stars, Suite 1200 Los Angeles, California 90067 Attention: Jonathan H. Grunzweig Telecopy No.: (310) 407-7407

With a copy to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attention: Thomas Cerabino Telecopy No.: (212) 728-9208

All notices, elections, requests and demands under this Agreement shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above, or (iii) on the day sent if sent by facsimile with confirmation on or before 5:00 p.m. New York time on any Business Day or on the next Business Day if so delivered after 5:00 p.m. New York time or on any day other than a Business Day.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent.

19.7         Trial By Jury.  MEZZANINE BORROWER AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, THE PLEDGE, THE MEZZANINE NOTES OR ANY OTHER MEZZANINE LOAN DOCUMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE PLEDGE, THE MEZZANINE NOTES OR ANY OTHER MEZZANINE LOAN DOCUMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND MEZZANINE BORROWER HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY.  MEZZANINE BORROWER ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN.  THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.

19.8         Headings.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

19.9         Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19.10       Preferences.  To the extent Mezzanine Borrower makes a payment or payments to Mezzanine Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Mezzanine Lender.

19.11       Waiver of Notice.  Mezzanine Borrower shall not be entitled to any notices of any nature whatsoever from Mezzanine Lender except with respect to matters for which this Agreement or the other Mezzanine Loan Documents specifically and expressly provide for the giving of notice by Mezzanine Lender to Mezzanine Borrower and except with respect to matters for which Mezzanine Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Mezzanine Borrower hereby expressly waives the right to receive any notice from Mezzanine Lender with respect to any matter for which this Agreement or the other Mezzanine Loan Documents do not specifically and expressly provide for the giving of notice by Mezzanine Lender to Mezzanine Borrower.

19.12       Expenses; Indemnity

(a)               Mezzanine Borrower covenants and agrees to pay or, if Mezzanine Borrower fails to pay, to reimburse, Mezzanine Lender upon receipt of written notice from Mezzanine Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements), except as may be otherwise expressly provided elsewhere in this Agreement or the Mezzanine Loan Documents, incurred by Mezzanine Lender in connection with (i) the preparation, negotiation, execution and delivery of the Mezzanine Loan Documents (other than this Agreement and the documents executed in connection with the resizing of the Combined Loans concurrently herewith) and the consummation of the transactions contemplated hereby and thereby (other than such resizing) and all the costs of furnishing all opinions by counsel for Mezzanine Borrower (excluding any opinions requested by Mezzanine Lender pursuant to this Agreement in conjunction with such resizing); (ii) Mezzanine Lender’s ongoing performance of and compliance with all agreements and conditions contained in this Agreement and the other Mezzanine Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Mezzanine Loan Documents and any other documents or matters as required herein or under the other Mezzanine Loan Documents; (iv) securing Mezzanine Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Mezzanine Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Mezzanine Lender pursuant to this Agreement and the other Mezzanine Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Mezzanine Borrower, this Agreement, the other Mezzanine Loan Documents, the Collateral, the Senior Mezzanine Collateral or the Property, or any other security given for the Loan; (vii) enforcing any obligations of or collecting any payments due from Mezzanine Borrower under this Agreement, the other Mezzanine Loan Documents or with respect to the Collateral, the Senior Mezzanine Collateral or the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a work-out or of any insolvency or bankruptcy proceedings and (viii) procuring insurance policies pursuant to Section 6.1; provided, however, that Mezzanine Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Mezzanine Lender. Any cost and expenses due and payable to Mezzanine Lender may be paid from any amounts in the Mezzanine Account.

(b)               Subject to the non-recourse provisions of Section 18.1, Mezzanine Borrower shall protect, indemnify and save harmless Mezzanine Lender, and all officers, directors, stockholders, members, partners, employees, managers, agents, successors and assigns thereof (collectively, the “Indemnified Parties”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including all reasonable attorneys’ fees and expenses actually incurred) imposed upon or incurred by or asserted against the Indemnified Parties, the Collateral, the Senior Mezzanine Collateral or the Property or any part of its interest therein, by reason of the occurrence or existence of any of the following (to the extent Proceeds payable on account of the following shall be inadequate; it being understood that in no event will the Indemnified Parties be required to actually pay or incur any costs or expenses as a condition to the effectiveness of the foregoing indemnity) prior to (i) the acceptance by Mezzanine Lender or its designee of a transfer-in-lieu of foreclosure with respect to the Collateral, or (ii) an Indemnified Party or its designee or a receiver taking possession or control of the Collateral or (iii) the foreclosure of the Pledge, except to the extent caused by the actual willful misconduct or gross negligence of the Indemnified Parties (other than such willful misconduct or gross negligence imputed to the Indemnified Parties because of their interest in the Collateral):  (1) ownership of Mezzanine Borrower’s interest in Second Mezzanine Borrower or, Second Mezzanine Borrower’s ownership of its interest in First Mezzanine Borrower or First Mezzanine Borrower’s ownership of its interest in the Mortgage Borrower, or any interest therein, or receipt of any Receipts or other sum therefrom, (2) any accident, injury to or death of any persons or loss of or damage to property occurring on or about the Property or any Appurtenances thereto, (3) any design, construction, operation, repair, maintenance, use, non-use or condition of the Property or Appurtenances thereto, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Mezzanine Lender and any claim the insurance as to which is inadequate, (4) any Default under this Agreement or any of the other Mezzanine Loan Documents or any Mortgage Default or Senior Mezzanine Default or any failure on the part of Mezzanine Borrower to cause the Mortgage Borrower or any Senior Mezzanine Borrower to perform or comply with any of the terms of any Operating Agreement within the applicable notice or grace periods, (5) any performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, (6) any negligence or tortious act or omission on the part of Mezzanine Borrower or Mortgage Borrower or any of their agents, contractors, servants, employees, sublessees, licensees or invitees, (7) any contest referred to in Section 7.3 hereof, or (8) any obligation or undertaking relating to the performance or discharge of any of the terms, covenants and conditions of the landlord contained in the Subleases or the Master Lease.  Any amounts the Indemnified Parties are legally entitled to receive under this Section which are not paid within fifteen (15) Business Days after written demand therefor by the Indemnified Parties or Mezzanine Lender, setting forth in reasonable detail the amount of such demand and the basis therefor, shall bear interest from the date of demand at the Default Rate, and shall, together with such interest, be part of the Indebtedness and secured by this Agreement, and the Pledge.  In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, Mezzanine Borrower shall at Mezzanine Borrower’s expense resist and defend such action, suit or proceeding or will cause the same to be resisted and defended by counsel at Mezzanine Borrower’s reasonable expense for the insurer of the liability or by counsel designated by Mezzanine Borrower (unless reasonably disapproved by Mezzanine Lender promptly after Mezzanine Lender has been notified of such counsel); provided, however, that nothing herein shall compromise the right of Mezzanine Lender (or any Indemnified Party) to appoint its own counsel at Mezzanine Borrower’s expense for its defense with respect to any action which in its reasonable opinion presents a conflict or potential conflict between Mezzanine Lender or such Indemnified Party and Mezzanine Borrower that would make such separate representation advisable; provided further that if Mezzanine Lender or such Indemnified Party shall have appointed separate counsel pursuant to the foregoing, Mezzanine Borrower shall not be responsible for the expense of additional separate counsel of any Indemnified Party or Mezzanine Lender unless in the reasonable opinion of Mezzanine Lender a conflict or potential conflict exists between such Indemnified Party and Mezzanine Lender.  So long as Mezzanine Borrower is resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, Mezzanine Lender and the Indemnified Parties shall not be entitled to settle such action, suit or proceeding without Mezzanine Borrower’s consent which shall not be unreasonably withheld or delayed, and claim the benefit of this Section 19.12 with respect to such action, suit or proceeding and Mezzanine Lender agrees that it will not settle any such action, suit or proceeding without the consent of Mezzanine Borrower; provided, however, that if Mezzanine Borrower is not diligently defending such action, suit or proceeding in a prudent and commercially reasonable manner as provided above, and Mezzanine Lender has provided Mezzanine Borrower with thirty (30) days’ prior written notice, or shorter period if mandated by the requirements of applicable law, and opportunity to correct such determination, Mezzanine Lender may settle such action, suit or proceeding and claim the benefit of this Section 19.12 with respect to settlement of such action, suit or proceeding.  Any Indemnified Party will give Mezzanine Borrower prompt notice after such Indemnified Party obtains actual knowledge of any potential claim by such Indemnified Party for indemnification hereunder.  The Indemnified Parties shall not settle or compromise any action, proceeding or claim as to which it is indemnified under this Section 19.12 without prior notice to and reasonable consent of Mezzanine Borrower.

19.13       Exhibits and Schedules Incorporated.  The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

19.14       Offsets, Counterclaims and Defenses.  Any assignee of Mezzanine Lender’s interest in and to this Agreement, the Mezzanine Notes and the other Mezzanine Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Mezzanine Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Mezzanine Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Mezzanine Borrower.

19.15       Liability of Assignees of Mezzanine Lender.  No assignee of Mezzanine Lender shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other Mezzanine Loan Document or any amendment or amendments hereto made at any time or times, heretofore or hereafter, any different than the liability of Mezzanine Lender hereunder.  In addition, no assignee shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to the Property or to which the Property is now or hereafter subject any different than the liability of Mezzanine Lender hereunder.  The limitation of liability provided in this Section 19.15 is (i) in addition to, and not in limitation of, any limitation of liability applicable to the assignee provided by law or by any other contract, agreement or instrument, and (ii) shall not apply to any assignee’s gross negligence or willful misconduct.

19.16       No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)               Mezzanine Borrower and Mezzanine Lender intend that the relationships created hereunder and under the other Mezzanine Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Mezzanine Borrower and Mezzanine Lender nor to grant Mezzanine Lender any interest in the Collateral other than that of secured party, beneficiary or lender.

(b)               This Agreement and the other Mezzanine Loan Documents are solely for the benefit of Mezzanine Lender and Mezzanine Borrower and nothing contained in this Agreement or the other Mezzanine Loan Documents shall be deemed to confer upon anyone other than Mezzanine Lender and Mezzanine Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Mezzanine Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Mezzanine Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Mezzanine Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Mezzanine Lender if, in Mezzanine Lender’s sole discretion, Mezzanine Lender deems it advisable or desirable to do so.

19.17       Publicity.  Each party shall endeavor to permit the other to review the initial press release relating to the Loan in order to provide the other with a reasonable opportunity to comment thereon.

19.18       Waiver of Marshalling of Assets.  To the fullest extent permitted by law, Mezzanine Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Mezzanine Borrower, Mezzanine Borrower’s members and others with interests in Mezzanine Borrower and of the Collateral, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Mezzanine Lender under the Mezzanine Loan Documents to a sale of the Collateral for the collection of the Indebtedness without any prior or different resort for collection or of the right of Mezzanine Lender to the payment of the Indebtedness out of the net proceeds of the Collateral in preference to every other claimant whatsoever.

19.19       Waiver of Counterclaim and other Actions.  Mezzanine Borrower hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Mezzanine Lender on this Agreement, the Mezzanine Notes, the Pledge, or any Mezzanine Loan Document, any and every right it may have to (i) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by

Mezzanine Lender on this Agreement, the Mezzanine Notes, the Pledge, or any Mezzanine Loan Document and cannot be maintained in a separate action) and (ii) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.

19.20       Conflict; Construction of Documents; Reliance.

(a)               In the event of any conflict between the provisions of this Agreement and any of the other Mezzanine Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Mezzanine Loan Documents and that such Mezzanine Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Mezzanine Borrower acknowledges that, with respect to the Loan, Mezzanine Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Mezzanine Lender or any parent, subsidiary or Affiliate of Mezzanine Lender.  Mezzanine Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Mezzanine Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Mezzanine Lender of any equity interest any of them may acquire in Mezzanine Borrower, and Mezzanine Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Mezzanine Lender’s exercise of any such rights or remedies.  Mezzanine Borrower acknowledges that Mezzanine Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Mezzanine Borrower or its Affiliates.

(b)               Notwithstanding anything to the contrary set forth in this Agreement, any right of Mezzanine Lender or obligation of Mezzanine Borrower with respect to the Operating Agreements shall be subject to the rights of Mortgage Lender and obligations of Mortgage Borrower under the Loan Documents (Mortgage).

19.21       Prior Agreements.  This Agreement and the other Mezzanine Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Mezzanine Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.

19.22       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

19.23       Direction of Mortgage Borrower with Respect to the Property.  Mezzanine Borrower and Mezzanine Lender acknowledge and agree that, as to any clauses or provisions contained in this Agreement or any of the other Mezzanine Loan Documents to the effect that (i) Mezzanine Borrower shall cause Mortgage Borrower to act or to refrain from acting in any manner, or (ii) Mezzanine Borrower shall cause to occur or not to occur, or otherwise be obligated in any manner with respect to, any matters pertaining to Mortgage Borrower or the Property, or (iii) other similar effect, such clause or provisions, in each case, is intended to mean, and shall be construed as meaning, that Mezzanine Borrower has undertaken to act and is obligated to act in Mezzanine Borrower’s capacity as the indirect sole member of Mortgage Borrower (which Mortgage Borrower, in turn, is the fee owner of the Property) but not directly with respect to Mortgage Borrower or the Property or in any other manner which would violate any of the covenants contained in Section 5.1.4 hereof or other similar covenants contained in Mezzanine Borrower’s Organizational Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

MEZZANINE BORROWER:

FCP MEZZCO BORROWER III, LLC, a Delaware limited liability company

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Authorized Signatory

[Mezzanine Lender’s signature appears on following page]

Mezzanine Borrower’s Execution Page

MEZZANINE LENDER:

GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, on behalf of the holders of the Mezzanine Notes

By:	/s/ John Beacham
Name: John Beacham
Title: Vice President

By:	/s/ Jeffrey E. Paige
Name: Jeffrey E. Paige
Title: Vice President

JPMORGAN CHASE BANK, N.A., a national banking association, on behalf of the holders of the Mezzanine Notes

By:	/s/ Michael Mesard
Name: Michael Mesard
Title: Executive Director